AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON  JUNE  25,  1999
                                                    REGISTRATION  NO.  333-78129

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                               AMENDMENT NO. 2 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                                  NETTAXI, INC.
             (Exact Name of Registrant as Specified in Its Charter)

NEVADA                        7370                        82-0486102
(State or Other Jurisdiction  (Primary Standard           (I.R.S. Employer
of Incorporation or)          Industrial Classification   Identification Number)
Organization                  Code)

                                1696 DELL AVENUE
                           CAMPBELL, CALIFORNIA 95008
                                 (408) 879-9880
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                             ROBERT A. ROSITANO, JR.
                                  DEAN ROSITANO
                                  NETTAXI, INC.
                                1696 DELL AVENUE
                           CAMPBELL, CALIFORNIA 95008
                                 (408) 879-9880
            (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Co-Agents for Service)
                             -----------------------
                                    COPY TO:
                             JAMES C. CHAPMAN, ESQ.
                             ALAN S. GUTTERMAN, ESQ.
                             ROMIN P. THOMSON, ESQ.
                            SILICON VALLEY LAW GROUP
                     50 WEST SAN FERNANDO STREET, SUITE 950
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 286-6100

APPROXIMATE  DATE  OF  COMMENCEMENT  OF  PROPOSED  SALE  TO  PUBLIC:  As soon as practicable  after  this  registration  statement  becomes  effective.
                              --------------------

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                       Subject to Completion, June _, 1999






                      [GRAPHIC  OMITED  -  NETTAXI, INCORPORATED]





                                  INCORPORATED

                                2,116,448 SHARES

                                  COMMON STOCK
                               __________________

     We have prepared this prospectus to allow RGC International Investors LDC and Wall Street Trading Group, or their pledgees, donees, transferees or other successors in interest, to use a "shelf" registration process to sell up to 2,116,448 shares of our common stock which they may acquire upon conversion of convertible debentures and exercise of investment options and warrants previously acquired in private placements. We will receive no proceeds from the sale of these shares, with the exception of the proceeds from the exercise of the investment options and warrants.

     Our common stock is listed on the NASD O-T-C Market Bulletin Board under the symbol "NTXY." On June 21, 1999, the closing price of our common stock was $14.562 per share.

                               __________________

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF MATERIAL ISSUES TO CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

                               __________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is _____________, 1999.

                                TABLE OF CONTENTS

Prospectus Summary . . . . . . . . . . . . . . . . .    4
Risk Factors.. . . . . . . . . . . . . . . . . . . .    8
Cautionary Note Regarding Forward-Looking Statements   21
Use of Proceeds. . . . . . . . . . . . . . . . . . .   21
Price Range of Common Stock and Dividend Policy. . .   22
Capitalization . . . . . . . . . . . . . . . . . . .   23
Selected Financial Data. . . . . . . . . . . . . . .   24
Management's Discussion and Analysis of Financial
  Condition and Results of Operations. . . . . . . .   25
Business . . . . . . . . . . . . . . . . . . . . . .   37
Management . . . . . . . . . . . . . . . . . . . . .   67
Certain Transactions . . . . . . . . . . . . . . . .   80
Selling Stockholders . . . . . . . . . . . . . . . .   83
Principal Stockholders . . . . . . . . . . . . . . .   85
Description of Capital Stock . . . . . . . . . . . .   87
Shares Eligible for Future Sale. . . . . . . . . . .   96
Plan of Distribution . . . . . . . . . . . . . . . .   98
Legal Matters. . . . . . . . . . . . . . . . . . . .  101
Experts. . . . . . . . . . . . . . . . . . . . . . .  101
Where You Can Find Additional Information. . . . . .  101
Index to Financial Statements. . . . . . . . . . . .  F-1


     "Nettaxi," "Netro News," "URL," and "Internet the City" are trademarks and service marks of Nettaxi. All other trademarks, service marks or tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and our financial statements and the related notes, before deciding to invest in our common stock.

                                     NETTAXI

     We were organized in 1997 to capitalize on a significant opportunity that exists today through the convergence of the media and entertainment industries with the vast communications power of the Internet. We are defining a new type of Internet company -- an e-commerce-based online community and portal to the Internet -- that is dedicated to providing content-rich communities and an entry point on the Internet for both consumers and businesses. Our site is designed to seamlessly integrate content with e-commerce services for consumers and businesses. Nettaxi.com provides comprehensive information about news, sports, entertainment, health, politics, finances, lifestyle, and areas of interest to the growing number of Internet users. Our mission is to establish our site as an entry point or 'portal' to the Internet by continuing to develop premium online communities which are both content-rich to our subscribers, the "citizens" of our communities, and provide easy-to-use e-commerce services to businesses of all sizes which reside in these communities.

While we have incurred significant losses since our site was launched, traffic to our online community has increased consistently, and growth of our monthly subscriber base has begun to accelerate. Our site has become one of the Internet's busiest sites, growing quickly to over 100 million page views per month and 182 million ad impressions per month by May 1999. Based on unique visitors to our site, PC Data Online ranked Nettaxi.com as the 139th most visited site in the world in May 1999. Web21, a online service directory which compiles an objective listing of top Web sites called "100hot", ranked our site as the 15th "most popular" site on the Web during this same month. Along the way, we have created or acquired a number of powerful assets, including:

-    a growing database of user profiles;

-    a  meta-search   engine  that  enables  users  to  search   multiple  sites
     simultaneously and return the results, including comparative product pricing and availability, to one-page; and

- an expansive range of relationships with dynamic e-commerce, technology, and content partners.

     We are now poised to build on our early success by implementing a growth strategy that, if successful, should make us a major ready-to-use e-commerce storefront host, and allow us to meet our goal of becoming one of most frequented community-based portals on the Internet. Our strategic growth plan includes:

-    expansion of our content, products and services;

-    continued development of an expandable infrastructure;

- widespread distribution of our award-winning Internet training tool to educate computer users about the Internet and introduce them to our site;

-    continued development of strategic partnerships; and

-    an aggressive acquisition program.

     Our principal executive offices are located at 1696 Dell Avenue, Campbell, California 95008. Our telephone number at this address is (408) 879-9880.

                                  THE OFFERING


Common  stock  offered  by selling               2,116,448  shares(1)
stockholders

Common  stock  to  be  outstanding               23,226,448  shares(1)(2)
after  this  Offering

Use  of proceeds    Other than the proceeds from the exercise of the  investment rights and the warrants, none of the proceeds from the sale of the common stock offered by this prospectus will be received by us. Any proceeds received by us will be utilized for working capital and general corporate purposes. See "Use of Proceeds."


O-T-C  Market  Bulletin  Board  Symbol:     NTXY  (3)
__________

(1) Includes all shares issuable, as of May 4, 1999, upon conversion of the convertible debentures and exercise of the investment rights and the warrants. See "Selling Stockholders."

(2) Does not include 1,015,000 shares reserved for issuance upon exercise of outstanding stock options and warrants, other than the warrants which can be exercised for the common stock offered by this prospectus.

(3) We have filed an application to have our common stock listed on the Nasdaq National Market. If our application is approved, the common stock will be traded on the Nasdaq National Market under the symbol "NTXI".

SUMMARY  AND  SELECTED  FINANCIAL  DATA


     Set forth below are summary statements of operations data for the period from October 23, 1997 (date of incorporation) to December 31, 1997, the year ended December 31, 1998 and for the three months ended March 31, 1999, and summary balance sheet data as of December 31, 1997 and 1998 and as of March 31, 1999. This information should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            For the Period from October 23, 1997 (date of incorporation)
               to December 31,1997, the Year ended December 31, 1998,
             and for the Three Months ended March 31, 1999 (Unaudited)

                                               1997          1998          1999
                                            -----------  ------------  ------------
                                                                       (Unaudited)
STATEMENT OF OPERATIONS DATA:
------------------------------------------  -----------  ------------  ------------
Net revenues                                $  144,900   $   258,000   $   280,200
------------------------------------------  -----------  ------------  ------------
Gross profit (loss)                         $   57,500   $    18,200   $    (2,900)
------------------------------------------  -----------  ------------  ------------
Loss from operations                        $ (142,100)  $(3,082,300)  $  (703,800)
------------------------------------------  -----------  ------------  ------------
Net loss                                    $ (159,700)  $(3,113.600)  $  (701,700)
------------------------------------------  -----------  ------------  ------------
Net loss available to common shareholders   $ (327,200)  $(3,127,900)  $  (701,700)
------------------------------------------  -----------  ------------  ------------
Basic loss per share                        $    (0.06)  $     (0.37)  $     (0.05)
------------------------------------------  -----------  ------------  ------------
Diluted loss pershare                       $    (0.06)  $     (0.37)  $     (0.05)
------------------------------------------  -----------  ------------  ------------
WEIGHTED-AVERAGE COMMON SHARES:
------------------------------------------  -----------  ------------  ------------
Basic outstanding shares                     5,483,500     8,499,781    14,110,000
------------------------------------------  -----------  ------------  ------------
Diluted outstanding shares                   5,483,500     8,499,781    14,110,000
------------------------------------------  -----------  ------------  ------------
BALANCE SHEET DATA:
------------------------------------------  -----------  ------------  ------------
Working capital                             $ (222,900)  $   300,400   $  (519,600)
------------------------------------------  -----------  ------------  ------------
Total assets                                $2,082,300   $ 1,652,700   $ 1,584,200
------------------------------------------  -----------  ------------  ------------
Long-term liabilities                       $  773,500   $     5,400   $     3,600
------------------------------------------  -----------  ------------  ------------
Total stockholders' equity                  $  973,400   $ 1,332,100   $   630,400
------------------------------------------  -----------  ------------  ------------

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks.

WE HAVE A LIMITED OPERATING HISTORY, HAVE INCURRED LOSSES SINCE INCEPTION, AND EXPECT LOSSES FOR THE FORESEEABLE FUTURE

     We were incorporated in October 1997. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. Since our inception, we have incurred net losses, resulting primarily from costs related to developing our Web site, attracting users to our Web site and establishing the Nettaxi brand. At March 31, 1999, we had an accumulated deficit of $4,160,000. Losses have continued to grow faster than our revenues during our limited operating history over the last year and a half. This trend is reflective of our continued investments in technology and sales and marketing efforts to grow the business. Because of our plans to continue to invest heavily in marketing and promotion, to hire additional employees, and to enhance our Web site and operating infrastructure, we expect to incur significant net losses for the foreseeable future. We believe these expenditures are necessary to strengthen our brand recognition, attract more users to our Web site and generate greater online revenues. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve profitability.

OUR  REVENUE  GROWTH  IN  PRIOR  PERIODS  IS  NOT  INDICATIVE  OF  FUTURE GROWTH

     We had revenues of approximately $280,000 and $258,000 for the first three months of calendar year 1999 and for the year ended December 31, 1998, respectively. Our growth in revenues is not indicative of future trends. Accurate predictions for future revenue growth are difficult and should be considered in light with our limited operating history and rapid changes in the ever evolving Internet market.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

     Our revenues for the foreseeable future will remain primarily dependent on the number of customers that we are able to attract to our Web site, and secondarily on sponsorship and advertising revenues. We cannot forecast with any degree of certainty the number of visitors to our Web site, the number of visitors that will become customers, or the amount of sponsorship and advertising revenues. We also expect that our operating results will fluctuate significantly from quarter to quarter due to seasonal and cyclical patterns which may emerge in internet sponsorship and advertising spending.

     Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

FUTURE CONVERSION OF THE DEBENTURES AND EXERCISE OF THE WARRANTS AND INVESTMENT OPTIONS MAY SIGNIFICANTLY DILUTE YOUR HOLDINGS

     As of May 4, 1999 an aggregate of $5,000,000 principal amount of debentures were outstanding, which debentures were convertible into shares of our common stock. Such debentures entitle the holder to exercise investment options to purchase additional shares of our common stock upon conversion of the debentures. If fully converted and exercised on May 4, 1999, the debentures and investment option would be convertible into an aggregate of 995,724 shares of our common stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock due to required adjustments in the conversion price. Purchasers of our common stock could therefore experience substantial dilution of their investment upon conversion of the debentures and exercise of the investment options. In addition, as of May 4, 1999, warrants to purchase 150,000 shares of common stock issued to the purchasers of debentures and exercisable over the next five years at a price of $12.375, as may be adjusted from time to time pursuant to antidilution provisions contained in the warrant agreement, were outstanding. The shares of common stock into which the debentures may be converted and the investment options and the warrants may be exercised are being registered pursuant to this registration statement. See "Description of Capital Stock-Warrants amd Debentures"

OUR NEED TO RAISE ADDITIONAL CAPITAL MAY CAUSE OUR STOCKHOLDERS TO EXPERIENCE SIGNIFICANT DILUTION IN THE FUTURE

     It is likely that we will need to raise additional funds in the future in order to pursue our business objectives. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. This may make an investment in our common stock less attractive to other investors, thereby weakening the trading market for our common stock.

OUR PLANNED ONLINE AND TRADITIONAL MARKETING CAMPAIGNS MAY NOT ATTRACT SUFFICIENT ADDITIONAL VISITORS TO OUR WEB SITE

      We plan to pursue aggressive marketing campaigns online and in traditional media to promote the Nettaxi brand and attract an increasing number of visitors to our Web site. We believe that maintaining and strengthening the Nettaxi brand will be critical to the success of our business. This investment in increased marketing carries with it significant risks, including the following:

     - Our advertisements may not properly convey the Nettaxi brand image, or may even detract from our image. Unlike advertising on our Web site, which gives us immediate feedback and allows us promptly to adjust our messages, advertising in print and broadcast media is less flexible. These advertisements typically take longer and cost more to produce and consequently have longer run times. If we fail to convey the optimal message in these advertising campaigns, the impact may be more lasting and more costly to correct.

     - Even if we succeed in creating the right messages for our promotional campaigns, these advertisements may fail to attract new visitors to our Web site at levels commensurate with their costs. We may fail to choose the optimal mix of television, radio, print and other media to cost effectively deliver our message. Moreover, if these efforts are unsuccessful, we will face difficult and costly choices in deciding whether and how to redirect our marketing dollars.

WE MAY FAIL TO ESTABLISH AN EFFECTIVE INTERNAL SALES ORGANIZATION TO ATTRACT SPONSORSHIP AND ADVERTISING REVENUES

     To date, we have relied principally on outside advertising agencies to develop sponsorship and advertising opportunities. We believe that the growth of sponsorship and advertising revenues will depend on our ability to establish an aggressive and effective internal sales organization. Our internal sales team currently has nine members. We will need to substantially increase this sales force in the coming year in order to execute our business plan. Our ability to increase our sales force involves a number of risks and uncertainties, including competition and the length of time for new sales employees to become productive. If we do not develop an effective internal sales force, our business will be materially and adversely affected.

WE RELY HEAVILY ON THIRD PARTIES FOR DEVELOPMENT OF SOFTWARE AND CONTENT AND FOR ESSENTIAL BUSINESS OPERATIONS AND MAY BE ADVERSELY AFFECTED BY OUR FAILURE TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH SUCH PARTIES

     We depend on third parties for important aspects of our business, including:

     -    Internet access;

     -    development of software for new Web site features;

     -    content; and

     -    telecommunications.

We have limited control over these third parties, and we are not their only client. We may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Further, we cannot be sure that the quality of products and services that they provide may remain at the levels needed to enable us to conduct our business effectively. Many of our agreements with technology and content providers are on very favorable terms that do not include license fees, but instead provide for revenue sharing. We may not be able to renew these agreements on similar terms.

WE ARE HEAVILY RELIANT ON THIRD PARTIES TO HOUSE AND SERVICE OUR WEB SITE AND ARE VULNERABLE TO POSSIBLE DAMAGE TO OUR OPERATING SYSTEMS

     We maintain substantially all of our computer systems at our Campbell, California site and the Santa Clara, California site of Exodus Communications. We are heavily reliant on the ability of Exodus to house and service our Web site. This system's continuing and uninterrupted performance is critical to our success. Growth in the number of users accessing our Web site may strain its capacity, and we rely on Exodus to upgrade our system's capacity in the face of this growth. Exodus also provides our connection to the Internet. Sustained or repeated system failures or interruptions of our Web site connection services would reduce the attractiveness of our Web site to customers and advertisers, and could therefore have a material and adverse effect on our business.

     In addition, our operations are dependent in part on our ability to protect our operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins or other similar events. Furthermore, despite our implementation of network security measures, our servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. The occurrence of any of these events could result in interruptions, delays or cessations in service to our users which could have a material adverse effect on our business, results of operations and financial condition.

WE  ARE  GROWING  RAPIDLY,  AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT

     We are currently experiencing a period of significant expansion. In order to execute our business plan, we must continue to grow significantly. This growth will strain our personnel, management systems and resources. To manage our growth, we must implement operational and financial systems and controls and recruit, train and manage new employees. Some key members of our management have only recently been hired, including our chief financial officer, controller and senior director of sales. These individuals have had little experience working with our management team. We cannot be sure that we will be able to integrate new executives and other employees into our organization effectively. In addition, there will be significant administrative burdens placed on our management team as a result of our status as a public company. If we do not manage growth effectively, our business, results of operations and financial condition will be materially and adversely affected.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS

     Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees, particularly Robert A. Rositano, Jr., our Chief Executive Officer, and Dean Rositano, our Chief Operating Officer. The loss of the services of any of our executive officers could materially and adversely affect our business. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful. Competition for employees that possess knowledge of both the Internet industry and our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

INTENSE COMPETITION FROM INTERNET-BASED BUSINESS MAY REDUCE OUR MARGINS AND MARKET SHARE AND CAUSE OUR STOCK PRICE TO DECLINE

     The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially-available software. Competition could result in price reductions for our products and services, reduced margins or loss of market share. Consolidation within the online commerce industry may also increase competition.

     We currently or potentially compete with a number of other companies, including a number of large online communities and services that have expertise in developing online commerce, and a number of other small services, including those that serve specialty markets. Many of our potential competitors have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than us. If we fail to compete effectively, our business will be materially and adversely affected. See "Business-Competition".

WE  MAY  NOT BE ABLE TO OBTAIN FURTHER CAPITAL TO PURSUE OUR BUSINESS OBJECTIVES

     Given our limited resources and our history of losses from operations, it is likely that we will need to raise additional funds in order to fund expansion of our business, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There can be no assurance that additional financing will be available on terms favorable to us or at all. Our inability to raise additional capital could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Operations-Liquidity and Capital Resources."

WE MAY FAIL TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH OTHER WEB SITES TO INCREASE NUMBERS OF WEB SITE USERS AND INCREASE OUR REVENUES

     We intend to establish numerous strategic relationships with popular Web sites to increase the number of visitors to our Web site. There is intense competition for placements on these sites, and we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into relationships with other Web sites, they themselves may not attract significant numbers of users. Therefore, our site may not receive additional users from these relationships. Moreover, we may have to pay significant fees to establish these relationships. Our inability to enter into new distribution relationships and expand our existing ones could have a material and adverse effect on our business.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE

     To be successful, we must adapt to rapidly changing Internet technologies and continually enhance the features and services provided on our Web site. We could incur substantial, unanticipated costs if we need to modify our Web site, software and infrastructure to incorporate new technologies demanded by our audience. We may use new technologies ineffectively or we may fail to adapt our Web site, transaction-processing systems and network infrastructure to user requirements or emerging industry standards. If we fail to keep pace with the technological demands of our Web-savvy audience for new services, products and enhancements, our users may not use our Web site and instead use those of our competitors.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR TRADEMARKS, WEB ADDRESSES AND PROPRIETARY RIGHTS

     Our Nettaxi brand and our Web address, www.nettaxi.com, are critical to our success. We have filed a trademark application for "Nettaxi", among other trademark applications. We cannot guarantee that any of these trademark applications will be granted. In addition, we may not be able to prevent third parties from acquiring Web addresses that are confusingly similar to our addresses, which could harm our business. See "Business - Intellectual Property."

WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000-COMPLIANT

     We have not devised a Year 2000 contingency plan. The failure of our internal systems, or any material third-party systems, to be Year 2000-compliant could have a material and adverse effect on our business, results of operations and financial condition.

      To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our costs have related to, and are expected to continue to relate to, the upgrades or replacements, when necessary, of software or hardware, as well as costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. These expenses are included in our operating and capital expenditures budget and are not expected to exceed $100,000. However, if these costs are significantly higher than expected, they could have a material and adverse effect on our business, results of operations and financial condition.

     We may fail to discover Year 2000 compliance problems in our systems that will require substantial revisions or replacements. In the event that the operational facilities that support our business, or our Web-hosting facilities, are not Year 2000 compliant, portions of our Web site may become unavailable and we would be unable to deliver services to our users. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material and adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

      In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our users, decrease the use of the Internet or prevent users from accessing our services, any of which would have a material and adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Statements and Results of Operations-Impact of the Year 2000."

ACQUISITIONS  MAY  DISRUPT  OR  OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS

     We may acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. Growth through acquisitions has been a successful strategy used by other Internet companies. We do not have any present understanding, nor are we having any discussions relating to any such acquisition or investment. If we buy a company, then we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we acquire another company, it could distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing shareholders.

WE ARE VULNERABLE TO ADDITIONAL TAX OBLIGATIONS THAT COULD BE IMPOSED ON ONLINE COMMERCE TRANSACTIONS

     We do not expect to collect sales or other similar taxes in respect of transactions engaged in by customers on our Web site. However, various states or foreign countries may seek to impose sales tax obligations on us and other e-commerce and direct marketing companies. A number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce and cause purchasing through our Web site to be less attractive to customers as compared to traditional retail purchasing. The United States Congress has passed legislation limiting for three years the ability of the states to impose taxes on Internet-based transactions. Failure to renew this legislation could result in the imposition by various states of taxes on e-commerce. Further, states have attempted to impose sales taxes on catalog sales from businesses such as ours. A successful assertion by one or more states that we should have collected or be collecting sales taxes on the sale of products could have a material and adverse effect on our business.

WE MAY NOT BE ABLE TO TAKE FULL ADVANTAGE OF POTENTIAL TAX BENEFITS FROM OUR NET OPERATING LOSS CARRYFORWARDS

     At December 31, 1998 we had net operating loss carryforwards available to reduce future taxable income that aggregated approximately $1,227,000 for Federal income tax purposes. These benefits expire through 2018. Pursuant to a "change in ownership" as defined by the provisions of the Tax Reform Act of 1986, utilization of our net operating loss carryforwards may be limited, if a cumulative change of ownership of more than 50% occurs over a three-year period. We have not determined if an ownership change has occurred. If it has, we may not be able to take full advantage of potential tax benefits from our net operating loss carry forwards.

WE  ARE  DEPENDENT  ON  THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE

     Our industry is new and rapidly evolving. Our business is highly dependant on the growth of the internet industry and would be adversely affected if Web usage and e-commerce does not continue to grow. Web usage may be inhibited for a number of reasons, including:

     -    inadequate Internet infrastructure;

     -    security concerns;

     -    inconsistent quality of service;

     -    unavailability of cost-effective, high-speed service;

     -    imposition of transactional taxes; or

     - limitation of third-party service provider's ability and willingness to invest in new or updated equipment to handle traffic volume.

     If Web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. We are highly dependant on third-party service providers. Any interruption experienced by these service providers may have a material impact on our business. In addition, Web sites, including ours, have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Web usage, including usage of our Web site, could grow slowly or decline. This may have a material impact on future revenues.

     In 1999 and 1998, we experienced several interruptions and degradation of service as a result of our third-party service provider's inability to deliver the contractual bandwidth required to handle our traffic volume. These interruptions result in decreased Web usage volume and therefore impact our ability to serve advertising impressions for our customers. These interruptions can materially impact our revenues. We estimate that during the first three months ended March 31, 1999 the impact of these lost revenues to be approximately $35,000. We are in the process of obtaining reimbursement for these interruptions from the third-party service provider.

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE E-COMMERCE MARKET, WHICH IS UNCERTAIN

     Our future revenues and profits substantially depend upon the widespread acceptance and use of the Web as an effective medium of commerce by consumers. Rapid growth in the use of the Web and commercial online services is a recent phenomenon. Demand for recently introduced services and products over the Web and online services is subject to a high level of uncertainty. The development of the Web and online services as a viable commercial marketplace is subject to a number of factors, including the following:

     - e-commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

     - insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

     - adverse publicity and consumer concerns about the security of commerce transactions on the Internet could discourage its acceptance and growth.

ADOPTION  OF  THE  INTERNET  AS  AN  ADVERTISING  MEDIUM  IS  UNCERTAIN

     The growth of Internet sponsorships and advertising requires validation of the Internet as an effective advertising medium. This validation has yet to fully occur. In order for us to generate sponsorship and advertising revenues, marketers must direct a significant portion of their budgets to the Internet and, specifically, to our Web site. To date, sales of Internet sponsorships and advertising represent only a small percentage of total advertising sales. Also, technological developments could slow the growth of sponsorships and advertising on the Internet. For example, widespread use of filter software programs that limit access to advertising on our Web site from the Internet user's browser could reduce advertising on the Internet. Our business, financial condition and operating results would be adversely affected if the market for Internet advertising fails to further develop.

BREACHES OF SECURITY ON THE INTERNET MAY SLOW THE GROWTH OF E-COMMERCE AND WEB ADVERTISING AND SUBJECT US TO LIABILITY

     The need to securely transmit confidential information, such as credit card and other personal information, over the Internet has been a significant barrier to e-commerce and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Furthermore, decreased traffic and e-commerce sales as a result of general security concerns could cause advertisers to reduce their amount of online spending. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. We may need to spend a great deal of money and use other resources to protect against the threat of security breaches or to alleviate problems caused by security breaches.

WE COULD FACE LIABILITY FOR INFORMATION DISPLAYED ON AND COMMUNICATIONS THROUGH OUR WEB SITE

     We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish on our Web site. These types of claims have been brought, sometimes successfully, against Internet companies as well as print publications in the past. Based on links we provide to other Web sites, we could also be subjected to claims based upon online content we do not control that is accessible from our Web site. Claims may also be based on statements made and actions taken as a result of participation in our chat rooms or as a result of materials posted by members on bulletin boards at our Web site. We also offer e-mail services, which may subject us to potential risks, such as:

-    liabilities or claims resulting from unsolicited e-mail;

-    lost or misdirected messages;

-    illegal or fraudulent use of e-mail; or

-    interruptions or delays in e-mail service.

- These claims could result in substantial costs and a diversion of our management's attention and resources.

EFFORTS TO REGULATE OR ELIMINATE THE USE OF MECHANISMS WHICH AUTOMATICALLY COLLECT INFORMATION ON USERS OF OUR WEB SITE MAY INTERFERE WITH OUR ABILITY TO TARGET OUR MARKETING EFFORTS AND TAILOR OUR WEB SITE OFFERINGS TO THE TASTES OF OUR USERS

     Web sites typically place a tracking program on a user's hard drive without the user's knowledge or consent. These programs automatically collect data on anyone visiting a Web site. Web site operators use these mechanisms for a variety of purposes, including the collection of data derived from users' Internet activity. Most currently available Web browsers allow users to elect to remove these mechanisms at any time or to prevent such information from being stored on their hard drive. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of these tracking mechanisms. Any reduction or limitation in the use of this software could limit the effectiveness of our sales and marketing efforts.

WE COULD FACE ADDITIONAL BURDENS ASSOCIATED WITH GOVERNMENT REGULATION OF AND LEGAL UNCERTAINTIES SURROUNDING THE INTERNET

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise have a material and adverse effect on our business, results of operations and financial condition. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. We also may be subject to future regulation not specifically related to the Internet, including laws affecting direct marketers. See "Business - Government Regulation."

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE

     To date, we have had a very limited trading volume in our common stock. As of May 4, 1999, 1,910,000 shares of our common stock were immediately eligible for sale in the public market without restriction or further restriction under the Securities Act, unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144. However, in addition to the shares that will be eligible for sale under this prospectus, 11,950,337 shares of our common stock will become eligible for sale under Rule 144 on October 1, 1999. We may also shortly file a registration statement to register all shares of common stock under our stock option plan. After that registration statement is effective, shares issued upon exercise of stock options, including options for 78,332 shares that were exercisable as of May 4, 1999, will be eligible for resale in the public market without restriction. If our stockholders sell substantial amounts of our common stock under Rule 144 or pursuant to the aforementioned registration statement, the market price of our common stock could be adversely affected and our ability to raise additional capital at that time through the sale of our securities could be impaired. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT

     We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders. Our articles of incorporation provide that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. All of the foregoing could adversely affect prevailing market prices for our common stock.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AS IS TYPICAL OF INTERNET COMPANIES

     The market price of our common stock has been, and is likely to continue to be, highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

     Factors  that  could cause such volatility may include, among other things:

     -    actual or anticipated fluctuations in our quarterly operating results;

     -    announcements of technological innovations;

     -    changes in financial estimates by securities analysts;

     -    conditions or trends in the Internet industry; and

     -    changes in the market valuations of other Internet companies.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

     These forward-looking statements include, without limitation, statements about:

-    our market opportunity;

-    our strategies;

-    competition;

-    expected activities and expenditures as we pursue our business plan, and

-    the adequacy of our available cash resources.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

     The accompanying information contained in this prospectus, including, without limitation, the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" identify important factors that could adversely affect actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

     Other than the proceeds from the exercise of the investment rights and the warrants, none of the proceeds from the sale of the common stock offered by this prospectus will be received by us. The holders of the investment rights and warrants are not obligated to exercise their rights and warrants, and there can be no assurance that we will receive any additional proceeds. If, however, all the investment rights and warrants are exercised, the gross proceeds to us would be approximately $7,879,861. We currently intend to use the proceeds as follows:

- to expand out marketing and promotion campaigns in traditional and online media;

-    to continue to improve out Internet and systems infrastructure and support;

-    to further develop our online sales force;

-    the balance for working capital and general corporate  purposes,  including
     possible  acquisitions  of  or  investment  in  complementary   businesses,
     products or technologies.

     Pending these uses, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock has been traded on the NASD O-T-C Market Bulletin Board under the trading symbol "NTXY" since October 1, 1998. Prior to that date, our common stock was not actively traded in the public market. The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

PERIOD                                  LOW CLOSE   HIGH CLOSE
--------------------------------------  ----------  -----------
Fiscal Year Ended December 31, 1998:
Fourth Quarter (from October 1, 1998-
December 31, 1998)                      $     4.50  $      8.75
Fiscal Year Ended December 31, 1999:
First Quarter (January 1, 1999 -
March 31, 1999)                         $    6.625  $    17.625
Second Quarter (through June 21, 1999)  $    11.50  $     29.50

     On June 21 , 1999, the closing price for our common stock on the Bulletin Board was $14.562 per share.

      To date, no dividends have been declared or paid on any of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1999, the capitalization of Nettaxi. This information should be read in conjunction with our Financial Statements and the related Notes appearing elsewhere in this prospectus.

     The following table set forth (A) the capitalization of the Company as of March 31, 1999, (B) the pro forma capitalization of the Company after giving effect to the conversion of $5,000,000 of convertible debentures (C) the pro forma capitalization of the Company after giving effect to the exercise of warrants, which vest immediately, to purchase 150,000 shares of the Common Stock at $12.375, issued in connection with the convertible debentures and 125,000 warrants at $8.00 for additional financing.

                                                                             As of March 31, 1999
                                                             --------------------------------------------------------
                                                                 (A)           (B)           (C)          ProForma
                                                             (Unaudited)   (Unaudited)   (Unaudited)     as adjusted
                                                                Actual      Pro Forma     Pro Forma      (Unaudited)
                                                             ------------  ------------  ------------  --------------
Cash and Cash Equivalents                                    $    77,500   $ 5,000,000   $  1,856,300  $   6,933,800
                                                             ------------  ------------  ------------  --------------

Long-term obligations:
    Capital lease obligations (including current portion)         10,900     5,000,000                        10,900
    5% Convertible note payable                                        -    (5,000,000)                            -
                                                             ------------  ------------                --------------
    Total long-term obligations (including current portion)       10,900             -                        10,900

Stockholders' equity (net capital deficiency):
    Preferred stock, $0.001 par value, 1,000,000                       -
        shares authorized;
    no shares issued or outstanding

    Common stock subscribed                                      (95,000)                                    (95,000)

    Common stock, $0.001 par value                                10,800           400            200         11,400

    Additional paid-in capital                                 4,872,100     4,999,600      1,856,100     11,727,800

    Accumulated deficit                                       (4,157,500)            -              -     (4,157,500)

    Total stockholders' equity                                   630,400     5,000,000      1,856,300      7,486,700

    Total capitalization                                     $   641,300                               $   7,497,600

                             SELECTED FINANCIAL DATA

SUMMARY  AND  SELECTED  FINANCIAL  DATA

     Set forth below are summary statements of operations data for the period from October 23, 1997 (date of incorporation) to December 31, 1997, the year ended December 31, 1998 and for the three months ended March 31, 1999, and summary balance sheet data as of December 31, 1997 and 1998 and as of March 31, 1999. This information should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            For the Period from October 23, 1997 (date of incorporation)
               to December 31,1997, the Year ended December 31, 1998,
             and for the Three Months ended March 31, 1999 (Unaudited)

                                               1997          1998          1999
                                            -----------  ------------  ------------
                                                                       (Unaudited)
STATEMENT OF OPERATIONS DATA:
------------------------------------------  -----------  ------------  ------------
Net revenues                                $  144,900   $   258,000   $   280,200
------------------------------------------  -----------  ------------  ------------
Gross profit (loss)                         $   57,500   $    18,200   $    (2,900)
------------------------------------------  -----------  ------------  ------------
Loss from operations                        $ (142,100)  $(3,082,300)  $  (703,800)
------------------------------------------  -----------  ------------  ------------
Net loss                                    $ (159,700)  $(3,113,600)  $  (701,700)
------------------------------------------  -----------  ------------  ------------
Net loss available to common shareholders   $ (327,200)  $(3,127,900)  $  (701,700)
------------------------------------------  -----------  ------------  ------------
Basic loss per share                        $    (0.06)  $     (0.37)  $     (0.05)
------------------------------------------  -----------  ------------  ------------
Diluted loss pershare                       $    (0.06)  $     (0.37)  $     (0.05)
------------------------------------------  -----------  ------------  ------------
WEIGHTED-AVERAGE COMMON SHARES:
------------------------------------------
Basic outstanding shares                     5,483,500     8,499,781    14,110,000
------------------------------------------  -----------  ------------  ------------
Diluted outstanding shares                   5,483,500     8,499,781    14,110,000
------------------------------------------  -----------  ------------  ------------
BALANCE SHEET DATA:
------------------------------------------
Working capital                             $ (222,900)  $   300,400   $  (519,600)
------------------------------------------  -----------  ------------  ------------
Total assets                                $2,082,300   $ 1,652,700   $ 1,584,200
------------------------------------------  -----------  ------------  ------------
Long-term liabilities                       $  773,500   $     5,400   $     3,600
------------------------------------------  -----------  ------------  ------------
Total stockholders' equity                  $  973,400   $ 1,332,100   $   630,400
------------------------------------------  -----------  ------------  ------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of Nettaxi should be read in conjunction with the Consolidated Financial Statements and the Related Notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus. See "Cautionary Note Regarding Forward-Looking Statements."

OVERVIEW

     Nettaxi was incorporated in October, 1997 to capitalize on a significant opportunity that exists today through the convergence of the media and entertainment industries with the vast communications power of the Internet.
Our website, nettaxi.com, is an online community designed to seamlessly integrate content with e-commerce services for businesses, providing comprehensive information about news, sports, entertainment, health, politics, finances, lifestyle, and areas of interest to the growing number of Internet users.

     Our mission is to establish Nettaxi.com as an entry point or 'portal' to the Internet by continuing to develop premium online communities which are both content-rich to our users, and provide easy-to-use e-commerce services to businesses which reside in these online communities. By successfully achieving this, we expect to continue to generate substantial revenues through advertising fees and, once our e-commerce capabilities are launched in the third quarter of 1999, e-commerce revenues and transaction fees through the sales of products on-line.

     We launched our Web site in July, 1998. For the period from inception through October, 1998 we had minimal sales and our operating activities related primarily to the development of the necessary computer infrastructure and initial planning and development of Nettaxi. In addition, we began to assemble the technical assets required to drive new users to our website, including Internet the City , the sophisticated interactive Internet training CD-ROM that connects users to our Website. We implemented numerous modifications to the award-winning training tool, including principally integrating our "taxicab" search engine in the main user interface, and creating the mechanism whereby the user could launch into our website directly from the CD-ROM environment.

     During 1998, we continued Website development activities and focused on recruiting personnel, raising capital and developing programs to attract and retain subscribers. In 1998, we improved and upgraded our services, and began active promotion of our brand to increase market awareness. We also began placing greater emphasis on building advertising revenues and memberships by expanding our sales force. Since our website was launched, we have become one of the world's most frequented online communities. Traffic to our online communities has increased consistently, and growth of the monthly subscriber base has begun to accelerate. The Nettaxi.com website had over 100 million page views per month and 182 million ad impressions per month by May 1999 Based on our current advertising practices, we currently host an average of approximately
1.82 ad impressions per page. Based on unique visitors to our website, PC Data Online ranked Nettaxi as the 139th most visited website in the world in May 1999.

     To date, our revenues have been derived principally from the sale of advertisements and, to a lesser extent, from CD ROM distribution royalties and premium account subscription revenues. E-commerce revenues have not been significant to date, but are expected to increase as we increase the number of contractual relationships with parties offering e-commerce related products and services which can be made available to our subscribers and parties looking to make online sales to our subscribers and other visitors to our site. Advertising revenues constituted 69% of total revenues for the year ended December 31,1998. We sell a variety of advertising packages to clients, including banner advertisements, event sponsorship, and targeted and direct response advertisements. Currently, our advertising revenues are derived principally from short-term advertising arrangements, averaging one to two months, in which we guarantee a minimum number of impressions for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that we have no significant remaining obligations and that collection of the resulting receivable is probable. Payments received from advertisers prior to displaying their advertisements on the site are recorded as deferred revenues and are recognized as revenue ratably when the advertisement is displayed. To the extent minimum guaranteed impression levels are not met, we defer recognition of the corresponding revenues until guaranteed levels are achieved.

     In addition to advertising revenues, we derive other revenues primarily from royalties from the distribution of our CD-ROM tutorial product and our premium account membership subscriptions. Royalty revenues result from relationships with computer manufactures that bundle and distribute our CD-ROM product with their product(s). Our membership programs offer premium services for a monthly fee, providing additional services such as incremental storage space and the ability to host limited commercial activity. Although we expect non-advertising revenues to continue, we expect to continue to derive the majority of our revenue from the sale of advertising space on our Web site for the foreseeable future.

     Our recent arrangements with our e-commerce partners generally provide us with a share of any sales resulting from direct links from our site. Revenues from these programs will be recognized in the month that the service is provided. Revenues from our share of the proceeds from its e-commerce partners' sales will be recognized by us upon notification from our partners of sales attributable to our site. To date, revenues from e-commerce arrangements have not been material. However, we expect e-commerce derived revenues to become a more significant portion of our total revenues.

     We believe that the popularity of our website continues to validate our strategy and proven the viability of the technology that we have acquired and developed since we launched our business in 1997. We are now poised to build on our early success by implementing a growth strategy that, if successful, should make us a major ready-to-use e-commerce storefront host, and allow us to meet our goal of becoming one of the top community-based portals on the Internet. Our strategic growth plan includes expansion of our products and services, continued development of an expandable infrastructure, widespread distribution of our award-winning Internet training tool to educate computer users about the Internet and introduce them to our website, and continued development of strategic partnerships. See "Business- Our Strategy."

     We incurred net losses of $327,200, $3,127,900 and $701,700 for the periods from October 23, 1997 the date of incorporation to December 31, 1997, the year ended December 31, 1998, and the first quarter of fiscal 1999, respectively. At March 31, 1999, we had an accumulated deficit of $4,157,500 . The net losses and accumulated deficit resulted from our lack of substantial revenues and the significant operational, infrastructure and other costs incurred in the development and marketing of our services. As a result of our expansion plans and our expectation that our operating expenses, especially in the areas of sales and marketing, will continue to increase significantly, we expect to incur additional losses from operations for the foreseeable future. To the extent that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition would be materially and adversely affected. There can be no assurance that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. See "Risk Factors--We have a history of losses, and we expect losses for the foreseeable future."

     To date, we have entered into business and technology license arrangements in order to build our website community, provide community-specific content, generate additional traffic, and provide our subscribers with additional products and services, including e-commerce tools. In May 1999, we completed the merger with Plus Net, Inc., which operates a portal website with a web based email program and a robust search engine that brings back the top ten results of the most popular Internet search engines. We believe this acquisition also enhances our electronic commerce and advertising opportunities. See "Business--Recent Acquisition." We intend to continue to investigate potential acquisitions and to seek additional strategic alliances with content and distribution partners. that fall within the scope of our business strategy, and will serve to increase our subscriber base and overall site traffic. Acquisitions carry numerous risks and uncertainties and we cannot guarantee that we will be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future. See "Risk Factors--Acquisitions may disrupt or otherwise have a negative impact on our business."

     We believe that we may experience seasonality in our business, with use of the Internet in general and our Nettaxi.com website traffic being somewhat lower during periods of the year. In particular, we believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year due to the summer vacation period and post-Winter holiday season slowdown. If similar seasonal patterns emerge in Internet advertising, our advertising revenues and operating results also may vary significantly based upon these same patterns. In addition, as traditional retail sales are generally higher in the fourth calendar quarter of each year during the winter holiday season, and subsequently lower in the first calendar quarter of each year, we anticipate that e-commerce revenues may follow a similar seasonal pattern and that our e-commerce revenues and operating results also may vary significantly based upon these patterns. See "Risk Factors--Our future revenues are unpredictable and our quarterly operating results may fluctuate significantly."

RESULTS  OF  OPERATIONS

     The following table sets forth the statement of operations data for the periods indicated by each item reflected in our statement of operations. Given our limited operating history, we believe that an analysis of our cost and expense categories as a percentage of revenues is not meaningful.

                                               October 23,          January 1,        January 1,    January 1,
                                                   To                   To                To            To
                                            December 31, 1997    December 31, 1998    March 31,     March 31,
                                                                                         1998          1999
                                           -------------------  -------------------  ------------  ------------
                                                                                     (Unaudited)   (Unaudited)
-----------------------------------------  -------------------  -------------------  ------------  ------------
Net revenues                               $          144,900   $          258,000   $    36,300   $   280,200
-----------------------------------------  -------------------  -------------------  ------------  ------------
Cost of revenues                           $           87,400   $          239,800   $    20,600   $   283,100
-----------------------------------------  -------------------  -------------------  ------------  ------------
Gross profit                               $           57,500   $           18,200   $    15,700   $    (2,900)
-----------------------------------------  -------------------  -------------------  ------------  ------------
Operating expenses:
-----------------------------------------  -------------------  -------------------  ------------  ------------
Sales and marketing                        $            3,100   $          745,600   $    90,600   $   135,700
-----------------------------------------  -------------------  -------------------  ------------  ------------
Research and development                   $           36,500   $          634,700   $   161,700   $   217,800
-----------------------------------------  -------------------  -------------------  ------------  ------------
General and administrative                 $          160,000   $        1,053,200   $   146,600   $   347,400
-----------------------------------------  -------------------  -------------------  ------------  ------------
Asset impairment                           $                -   $          667,000   $         -   $         -
-----------------------------------------  -------------------  -------------------  ------------  ------------
Total operating expenses                   $          199,600   $        3,100,500   $   398,900   $  (700,900)
-----------------------------------------  -------------------  -------------------  ------------  ------------
Loss from operations                       $         (142,100)  $       (3,082,300)  $  (383,200)  $  (703,800)
-----------------------------------------  -------------------  -------------------  ------------  ------------
Other income (expense):
-----------------------------------------  -------------------  -------------------  ------------  ------------
Interest income                            $                -   $            9,800   $         -   $     2,600
-----------------------------------------  -------------------  -------------------  ------------  ------------
Interest expense                           $          (17,000)  $          (68,800)  $   (25,500)  $      (500)
-----------------------------------------  -------------------  -------------------  ------------  ------------
Other income                               $                -   $           28,500   $         -   $         -
-----------------------------------------  -------------------  -------------------  ------------  ------------
Loss before income taxes                   $         (159,100)  $       (3,112,800)  $  (408,700)  $  (701,700)
-----------------------------------------  -------------------  -------------------  ------------  ------------
Income taxes                               $             (600)  $             (800)  $         -   $         -
-----------------------------------------  -------------------  -------------------  ------------  ------------
Net loss                                   $         (159,700)  $       (3,113,600)  $  (408,700)  $  (701,700)
-----------------------------------------  -------------------  -------------------  ------------  ------------
Preferred stock dividend                   $         (167,500)  $          (14,300)  $   (14,300)  $         -
-----------------------------------------  -------------------  -------------------  ------------  ------------
Net loss available to common shareholders  $         (327,200)  $       (3,127,900)  $  (423,000)  $  (701,700)
-----------------------------------------  -------------------  -------------------  ------------  ------------

FOR THE PERIOD FROM OCTOBER 23, 1997, THE DATE OF INCORPORATION, TO DECEMBER 31, 1997 AND FOR THE YEAR ENDED DECEMBER 31, 1998.

      REVENUES. Revenues were $144,900 and $ 258,000 for the period from October 23, 1997 the date of incorporation to December 31, 1997 and for the year ended December 31, 1998 respectively. The period to period growth resulted from an increase in the number of advertisers and the average contract duration and value, an increase in our Web site traffic and to a lesser extent, increases in our subscription memberships.

      ADVERTISING REVENUES. Advertising revenues were $0.00 or 0% of total revenues, and $177,200 or 69% of total revenues for the period from October 23, 1997 the date of incorporation to December 31, 1997 and for the year ended December 31, 1998, respectively. We had deferred revenues of $0 and $47,000, respectively, attributable to prepaid advertising.

     SUBSCRIPTION REVENUES. Our subscription membership revenues were $0.00 or 0% of total revenues, and $6,100 or 2% of total revenues for the period from October 23, 1997, the date of incorporation, to December 31, 1997 and for the year ended December 31, 1998, respectively.

     CD ROM DISTRIBUTION ROYALTIES. Our CD ROM distribution revenues were $124,600 or 86% of total revenues, and $61,700 or 24% of total revenues for the period from October 23, 1997, the date of incorporation, to December 31 1997 and for the year ended December 31, 1998, respectively.

      COST OF REVENUES. Cost of revenues were $87,400 or 60% of total revenues, and $239,800 or 93% of total revenues for the period from October 23, 1997, the date of incorporation, to December 31, 1997, and for the year ended December 31, 1998, respectively. Gross margins were 40% and 7% in 1997 and 1998, respectively. The general decline in gross margins as a percentage of total revenues was attributable to the growth of the networking infrastructure resulting in an increase in Internet connection, support and maintenance charges, equipment costs as well as operations personnel costs.

      SALES AND MARKETING EXPENSES. Sales and marketing expenses consisted primarily of salaries of our sales and marketing personnel, marketing, promotion, advertising and related costs. Sales and marketing expenses were $3,100 or 2% of total revenues, and $745,600 or 289% of total revenues for the period from October 23, 1997, the date of incorporation, to December 31, 1997, and for the year ended December 31, 1998, respectively. In the first year of operation, we did not dedicate meaningful funds to sales and marketing activities. The period to period increase in sales and marketing expenses from 1997 to 1998 was primarily attributable to expansion of our online and print advertising, public relations and other promotional expenditures as well as increased sales and marketing personnel and related expenses required to implement our marketing strategy.

     We expect selling and marketing expenses to increase significantly in future periods. These increases will be principally related to hiring additional sales and marketing personnel and increased spending on advertising in a variety of media to increase brand awareness and attract additional visitors to our Web site. There can be no assurance that these increased expenditures will result in increased visitors to our Web site or additional revenues. See "Business-Marketing and Promotion."

      RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $36,500 or 25% of total revenues, and $634,700 or 246% of total revenues for the period from October 23, 1997, the date of incorporation, to December 31, 1997, and for the year ended December 31, 1998, respectively. The increases in absolute dollars in product development expenses were primarily attributable to ongoing updating of the infrastructure and technological development of the website.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consisted primarily of salaries and related costs for our executive, administrative, and finance, as well as legal, accounting and other professional service fees. General and administrative expenses were $160,000 or 110% of total revenues, and $1,053,200 or 408% of total revenues for the period from October 23, 1997, the date of incorporation, to December 31, 1997, and for the year ended December 31, 1998, respectively. The period to period increase in general and administrative expenses was primarily due to increases in the number of general and administrative personnel and professional services. The increased salaries reflect the highly competitive nature of hiring in the internet software marketplace. We expect general and administrative expenses to grow as we hire additional personnel and incur additional expenses related to the growth of our business and our operations as a public company.

     ASSET IMPAIRMENT. In November, 1997, we purchased rights to a software application valued at $1,740,000. In 1998 we experienced several functional problems with portions of the purchased technology due to those components incompatibility with subsequent releases of upgraded versions of its operating system. Following attempts to make it compatible, we decided in December, 1998 not to spend additional monies on these components but to replace them. We determined that 50% of the purchased technology was incompatible with its operating system and therefore was not technologically viable. In December, 1998 we recorded an impairment charge of purchased technology with a net book value of $667,000. See Note 4 to Consolidated Financial Statements.

     OTHER INCOME. In 1998 we realized a gain of $28,500 from the disposal of capital equipment.

     INTEREST EXPENSE. Interest expense, net was $17,000, and $59,000, for the period from October 23, 1997, the date of incorporation, to December 31, 1997, and for the year ended December 31, 1998, respectively. The increase in interest expense for the year ended December 31, 1998 was primarily due to the convertible promissory note which accrued interest over nine months in 1998 versus two months in 1997. See Note 6 to Consolidated Financial Statements

     INCOME TAXES. At December 31, 1998 we had net operating loss carryforwards available to reduce future taxable income that aggregate approximately $1,227,000 for Federal income tax purposes. These benefits expire through 2018. Pursuant to a "change in ownership" as defined by the provisions of the Tax reform Act of 1986, utilization of of our net operating loss carryforwards may be limited, if a cumulative change of ownership of more than 50% occurs over a three-year period. We have not determined if an ownership change has occurred.

FOR  THE  QUARTERS  ENDED  MARCH  31,  1998  AND  MARCH  31,  1999.

     REVENUES. Revenues were $36,300 and $ 280,200 for the three months ended March 31, 1998 and 1999, respectively. The period to period growth resulted from an increase in our Web site traffic and corresponding available ad impressions, the number of advertisers and, to a lesser extent, increased royalty and sales revenues from our CD-ROM product.

      ADVERTISING REVENUES. Advertising revenues were $0 or 0% of total revenues and $199,300 or 71% of total revenues for the three months ended March 31, 1998 and 1999, respectively. We had deferred advertising revenues of $0 and $42,000 for the three months ended March 31, 1998 and 1999, respectively, attributable to prepaid advertising.

     ROYALTY AND SALES REVENUES. Our royalty and sales revenues from the bundling and distribution of our CD-ROM product were $32,000 or 88% of total revenues and $66,600 or 24% of total revenues for the three months ended March 31, 1998 and 1999, respectively. This increase resulted from larger volumes of both the bundled distribution of our CD-ROM product and the stand-alone sales of this product.

     COST OF REVENUES. Cost of revenues were $20,600, or 57% of revenues, and $283,100, or 101% of revenues, for the three months ended March 31, 1998 and 1999, respectively. Our year over year percentage increase in cost of revenue in comparison to net revenues was higher as a result of our investment in equipment and technology to support future growth of the internet traffic volume to our website and communities. Gross margins were 43% and 0% in 1998 and 1999, respectively. The general decline in gross margins as a percentage of total revenues was attributable to the growth of the networking infrastructure resulting in an increase in Internet connection, support and maintenance charges, and new equipment costs.

      SALES AND MARKETING EXPENSES. Sales and marketing expenses consisted primarily of salaries of our sales and marketing personnel, marketing, promotion, advertising and related costs. Sales and marketing expenses were $90,600 or 250% of total revenues, and $135,700 or 48% of total revenues for the three months ended March 31, 1998 and 1999, respectively. The quarter over quarter increase in sales and marketing expenses from 1998 to 1999 was primarily attributable to increased sales and marketing personnel, expansion of our online and print advertising, and an increase in public relations and other promotional expenditures and related expenses required to implement our marketing strategy.

      RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses include product development personnel salaries, consulting fees, expenses related to the development, testing and upgrades to our web site and expenses related to the editorial content and community management and support to our web site. Product development expenses were $161,700 or 446% of total revenues, and $217,800 or 78% of total revenues for the three months ended March 31, 1998 and 1999, respectively. The increases in absolute dollars in product development expenses were primarily attributable to increased staffing to support ongoing updating of the infrastructure and technological development of the website features and content.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consisted primarily of salaries and related costs for our executive, administrative, and finance personnel, facilities cost, as well as legal, accounting and other professional service fees. General and administrative expenses were $146,600 or 404% of total revenues, and $347,400 or 124% of total revenues for the three months ended March 31, 1998 and 1999, respectively. The period over period increased general and administrative expenses were primarily due to increased professional services and insurance, and increased general and administrative personnel to support the growth of our operations. The increased salaries reflect the highly competitive nature of hiring in the internet software marketplace. Costs for professional services and insurance are related to us operating as a public company such as directors' and officers' liability insurance, investor relations programs and professional service fees. We expect general and administrative expenses to grow as we hire additional personnel and incur additional expenses related to the growth of our business and our operations as a public company.

      INTEREST EXPENSE. Interest expense was $25,500, and $500, for the three months ended March 31, 1998 and 1999, respectively. The interest expense for the three months ended March 31, 1998 was primarily due to the convertible promissory note that was converted into common stock in September 1998. See
Note  6  to  Consolidated  Financial  Statements

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
LIQUIDITY  AND  CAPITAL  RESOURCES

     Since inception, we have primarily financed our operations through the private placement of our common and preferred stock, through which we raised $100,500 and $1,208,700 in 1997 and 1998, respectively. As of December 31,
1998,  we  had  approximately  $465,800  in  cash  and  cash  equivalents.

     Net cash used in operating activities was $51,000 and $665,800 for the period from October 23, 1997, the date of incorporation, to December 31, 1997, and for the year ended December 31, 1998, respectively. We had significant negative cash flows from operating activities in each fiscal and quarterly period to date. Net cash used in operating activities resulted primarily from our net operating losses, adjusted for non-cash items, and a higher level of accounts receivable due to the time lag between revenue recognition and the receipt of payments from advertisers, which were partially offset by increases in accounts payable, accrued expenses, and deferred revenues.

     Net cash used in investing activities was $0.00 and $124,600 for the period from October 23, 1997, the date of incorporation, to December 31, 1997 and for the year ended December 31, 1998, respectively. Net cash used in investing activities was primarily related to the purchase of property and equipment in connection with the build out of our infrastructure.

     Net cash provided by financing activities was $100,500 and $1,206,700 for the period from October 23 1997, the date of incorporation, to December 31, 1997, and for the year ended December 31, 1998, respectively. Net cash provided by financing activities in 1998 consisted primarily of net proceeds from the issuance of our common and preferred stock.

     As of December 31, 1998, our principal commitments consisted of obligations outstanding under capital and operating leases. In 1998, we acquired $14,700 of equipment under a capital lease, and $159,200 of computers and equipment for cash.

     Our capital requirements depend on numerous factors, including market acceptance of our services, the amount of resources we devote to investments in our Web site, the resources we devote to marketing and selling our services and our brand promotions and other factors. We have experienced a substantial increase in our capital expenditures and operating lease arrangements since inception consistent with the growth in our operations and staffing, and we anticipate that this will continue for the foreseeable future. Additionally, we will continue to evaluate possible investments in businesses, products and technologies, and plans to expand our sales and marketing programs and conduct more aggressive brand promotions.

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
     We believe that we will be able to meet our near term cash requirements through lease lines of credit, bank financing, and from the proceeds received in a $5,000,000 convertible debt financing that was successfully completed in April 1999. Our long-term liquidity needs will also be met through the above financing strategies coupled with additional debt and equity financing currently in negotiation. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all, and our failure to secure adequate financing may prevent us from pursuing our business objectives. See "Risk Factors--We may not be able to obtain further capital to pursue our business objectives."

IMPACT  OF  THE  YEAR  2000

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may therefore recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

      STATE OF READINESS. The third-party vendor upon which we materially rely is Exodus Communications, which houses and services our Web equipment and provides our connection to the Internet. We have sought confirmation from Exodus that its system is Year 2000 compliant and Exodus has informed us that its system is Year 2000 compliant.

     In addition, we plan to seek verification from other key vendors, distributors and suppliers that they are Year 2000 compliant or, if they are not presently compliant, to provide a description of their plans to become so. To the extent that vendors fail to provide certification that they are Year 2000 compliant by September 1999, we will seek to terminate and replace these relationships with those who are Year 2000 compliant. Until our vendors, distributors and suppliers have provided verification of their compliance, we will not be able to completely evaluate whether our systems will need to be revised or replaced.

     We are conducting an internal assessment of all material information technology and non-information technology systems at our headquarters for Year 2000 compliance. Until we complete the assessment, we will not know whether these systems are or will be Year 2000 compliant by September 1999.

     To date, we have not yet incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our costs have related to, and are expected to continue to relate to, the upgrades or replacements, when necessary, of software or hardware, as well as costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. These expenses are included in our operating and capital expenditures budget and are not expected to exceed $100,000. However, if these costs are significantly higher than expected, they could have a material and adverse effect on our business, results of operations and financial condition.

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
      RISKS. There can be no assurance that we will not discover Year 2000 compliance problems in our systems that will require substantial revisions or replacements. In the event that the operational facilities that support our business, or our Web-hosting facilities, are not Year 2000 compliant, we may be unable to deliver goods or services to our customers and portions of our Website may become unavailable. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material and adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies and others outside our control will be Year 2000-compliant. The failure by these entities to be Year 2000-compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our users, decrease the use of the Internet or prevent users from accessing our services, any of which would have a material and adverse effect on our business, results of operations and financial condition.

     CONTINGENCY PLAN. As discussed above, we are engaged in an ongoing Year 2000 assessment and do not currently have a contingency plan to deal with the worst case scenario that might occur if technologies on which we depend are not Year 2000-compliant and fail to operate effectively after the Year 2000. The results of our Year 2000 compliance evaluation and the responses received from distributors, suppliers and other third parties with which we conduct business will be taken into account in determining the need for and nature and extent of any contingency plans.

If our present efforts to address the Year 2000 compliance issues discussed above are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our users could seek alternate suppliers of our products and services. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy and could divert our management's time and attention, either of which could have a material and adverse effect on our business, operating results and financial condition. See "Risk Factors--We would lose revenues and incur significant costs if our systems or material third-party systems are not Year 2000-compliant."

     This is a Year 2000 readiness disclosure statement within the meaning of the Year 2000 Information and Readiness Disclosure Act (P.L. 105-271); however, the disclosures made herein do not affect our liabilities under the federal securities laws.

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
EFFECTS  OF  INFLATION

     Due to relatively low levels of inflation in 1997 and 1998, inflation has not had a significant effect on our results of operations since inception.

RECENT  ACCOUNTING  PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No.131 requires that public companies report information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report information about their products and services, the geographic areas in which they operate and their major customers. Reportable operating segments are determined based on the management approach, as defined by SFAS No. 131. The management approach is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making operating decisions and assessing performance. We have determined that we do not have any separately reportable business segments.

     In February 1998, the FASB issued SFAS No. 132, Employer's Disclosure about Pension and Other Post retirement Benefits, which standardized the disclosure requirements for pension and other post retirement benefits. The adoption of SFAS No. 132 had no impact on the Company's current disclosures.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No.133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Historically, we have not used derivatives and therefore this new pronouncement is not applicable.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 13, 1998. We do not expect that the adoption of SOP 98-1 will have a material impact on its consolidated financial statements.

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
                                    BUSINESS

OUR  BUSINESS

     We were organized in 1997 to capitalize on a significant opportunity that exists today through the convergence of the media and entertainment industries with the vast communications power of the Internet. We are defining a new type of Internet company -- an e-commerce-based online community and portal to the Internet -- that is dedicated to providing content-rich communities and an entry point on the Internet for both consumers and businesses. Our site is designed to seamlessly integrate content with e-commerce services for businesses. Nettaxi.com provides comprehensive information about news, sports, entertainment, health, politics, finances, lifestyle, and areas of interest to the growing number of Internet users. Our mission is to establish our site as an entry point or 'portal' to the Internet by continuing to develop premium online communities which are both content-rich to our subscribers, the "citizens" of our communities, and provide easy-to-use e-commerce services to businesses of all sizes which reside in these communities.

     While we have incurred significant losses since our site was launched, traffic to our online community has increased consistently, and growth of our monthly subscriber base has begun to accelerate. Our site has become one of the Internet's busiest sites, growing quickly to over 100 million page views per month and 182 million ad impressions per month by May 1999. A visit by a user to a page on our Web site represents one page view and each advertisement that appears on that page to which a visitor is exposed is called an ad impression. Our estimate of the total number of ad impressions per month is based on the fact that under our current ad practices we host an average of 1.82 ad impressions per page. Based on unique visitors to our site, PC Data Online ranked Nettaxi.com as the 139th most visited site in the world in May 1999. Web21, a online service directory which compiles an objective listing of top Web sites called "100hot", ranked our site as the 15th "most popular" site on the Web during this same month. Along the way, we have created or acquired a number of powerful assets, including:

-    a growing database of user profiles;

-    a  meta-search   engine  that  enables  users  to  search   multiple  sites
     simultaneously and return the results, including comparative product pricing and availability, to one-page; and

- an expansive range of relationships with dynamic e-commerce, technology, and content partners.

     We are now poised to build on our early success by implementing a growth strategy that, if successful, should make us a major ready-to-use e-commerce storefront host, and allow us to meet our goal of becoming one of most frequented community-based portals on the Internet.

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
INDUSTRY  BACKGROUND

THE  INTERNET

     GROWTH OF THE INTERNET AND E-COMMERCE. The Internet has rapidly become significant global medium for communications, entertainment, news, information and commerce. Commercialization of the Internet began in the mid-1980s, with e-mail providing the primary means of communication. However, it was the Internet's World Wide Web, which provided a means to link text and pictures, that led to the blossoming of e-commerce and sparked the explosive growth of the Internet in the 1990s. Today, at least 100 million people in 135 countries send and receive information, and purchase products and services, through the Internet. According to International Data Corporation, a provider of market and strategic information for the information technology industry, the domestic Internet subscriber base will grow to 174.5 million by 2001, up from 50.2 million in 1997.

     GROWTH OF ONLINE ADVERTISING AND DIRECT MARKETING. The Web has become an attractive medium for advertisers, offering a level of targetability, flexibility, interactivity and measurability not available in traditional media. The Web enables advertisers to demographically target their messages to specific groups of consumers as well as to change their advertisements frequently in response to market factors, current events and consumer feedback. Moreover, advertisers can track more accurately the effectiveness of their advertising messages by receiving reports of the number of advertising "impressions" delivered to consumers and the resulting "click-through" rate to their Web sites. Jupiter Communications, Inc., a media research firm focusing on the Internet industry, estimates that the amount of Internet advertising in the U.S. will grow from approximately $1.8 billion in 1998 to $7.7 billion by 2002, a compound annual growth rate of 42%.

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
     THE INTERNET AS A MARKETING TOOL. Over 50 million companies and households around the world use the Internet as a communications link through e-mail, interactive advertisement, bulletin boards, research and online discussion groups. At its most basic level, the Internet serves as a seemingly endless catalog of marketing messages and advertising platforms presented in an interactive fashion. Companies like IBM, Apple, AT&T, Microsoft and Lotus are investing millions of dollars to develop new state-of-the-art tools and services aimed at helping companies expand electronic business through the Internet.

     Business is rapidly adopting the Internet as the means through which it can efficiently and economically conduct marketing, research and customer support. With the number of users growing monthly at an estimated rate of 10%, or one million users, the Internet is the fastest growing global telecommunications network in the world. Large and small companies are embracing the Internet as a fundamental communication tool used to conduct daily business. By the year 2000, a projected 60% of large companies and 30% of midsize companies around the world will use the Internet or its equivalent for marketing and business purposes.

     ADVANTAGES OF THE INTERNET FOR CONTENT COMPANIES. The Internet offers content providers significant and attractive economic mechanisms that combine cost advantages with practices that are conducive to revenue generation or premiums. Significantly, the Internet provides information dissemination at a materially lower cost than do other forms of media, notably, both printed paper and private networks. The Internet also offers the potential for easier access to content, which can expand market coverage. We believe that by using the unique capabilities of the Internet to enrich the convenience, utility, time, or entertainment value of content, Internet content providers can garner significant and even premium revenues.

     The Internet also enables providers to change and enhance the form and mass delivery of content so that information is dynamic, interactive, real-time, and personalized, as opposed to static, passive and bland as traditional media is trending. The ability to personalize content on a mass scale promises to offer compelling utility to subscribers as well as a mechanism for providers to sustain those same subscribers. Otherwise static information can be made to come alive by using the multiple forms of media, such as hyper-text, audio, and graphics, that are all made possible through the Internet.

THE  NEED  FOR  ONLINE  COMMUNITIES

     As the Internet continues to grow, users seek from the Web the same opportunity for expression, interaction, sharing, support and recognition they seek in the everyday world. To date, a typical Internet user's experience surfing the Web has been essentially one-way-searching and viewing Web sites containing professionally created content on topics of general interest such as current events, sports, finance, politics and weather. However, the Web in general does not provide a context for users to publish, promote, search and view personal Web pages. As a result, users publishing personal Web sites have had limited means of attracting visitors to their sites or interacting with or receiving recognition from visitors. Internet search and navigational sites serve a valuable function for users seeking to navigate the Internet for aggregated Web content; however, these sites are not primarily focused on providing a platform for publishing and aggregating the rapidly increasing volume of personalized content created by users or enabling such users to interact with each other--unique characteristics that distinguish the Internet from traditional print, radio and television media.

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
     Similarly, Web users engaged in passive browsing are increasingly seeking ways of interacting and communicating with other individuals with similar interests and accessing unique, personalized content. While users are generally able to obtain relevant professionally created content through traditional navigational sites such as Web directories and search engines, the source of such content is usually the media and not fellow Web users. Often, the most relevant content for a user is generated by other users who share an interest in what is published; however, most Web sites are not dedicated to providing a platform for aggregating and accessing user-created content.

     An important response to the perceived needs of Internet users, and the weaknesses of traditional Web navigational or content sites, has been the emergence of community Web sites. Community sites provide a single online destination where like-minded users can interact and quickly find pertinent information, products and services related to their particular interests or needs. Community sites generally offer free services including access to e-mail accounts, chat rooms, message boards, news and entertainment. Through these features, online communities seek to establish a close relationship with their audience and evolve over time according to the interests of their members. As a result, we believe that users tend to be loyal to and spend more time online at community sites.

     Online communities also provide advertisers and businesses an attractive means of promoting and selling their products and services. According to Jupiter Communications, the amount of advertising dollars spent on the Web is expected to increase 67% annually over the next three years, reaching approximately $4.3 billion by 2000. According to International Data Corporation, worldwide commerce revenue on the Internet is expected to increase from approximately $32 billion in 1998 to approximately $130 billion in 2000. To date, advertisers and businesses have typically used traditional navigational sites and professionally created content sites to promote their products and services online. However, online communities allow advertisers and businesses to reach highly targeted audiences within a more personalized context, thus providing the opportunity to increase advertising efficiency and improve the likelihood of a successful sale.

USER  DEMOGRAPHICS

     The demographics of the Internet population clearly suggest that the Internet has grown from a novelty exploited by computer technologists to an accepted and growing communications, marketing, and commerce platform. IDC Research summarizes the rapid growth of online users as follows:

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
- By December 2001, 39% of online users will buy goods and services over the Internet as compared to 25% in December 1996.

- The amount of commerce conducted over the World Wide Web is expected to grow from $2.6 billion in 1996 to more than $220 billion in 2001.

     In a recent study, Jupiter Communications found that, in 1997, 45% of Web users were women, a sizable increase from the 5% in 1994. Women using the Web are projected to outnumber men within three years.

OUR  SOLUTION

     Nettaxi was born of the vision of co-founders Robert and Dean Rositano, veterans of the internet service provider industry. Even before founding Nettaxi, they recognized that there was an enormous market for learning tools targeted to beginner-level Internet users, and they were actively involved with the development of the Ques Mega Web Directory. In 1994, they co-founded Simply Interactive, Inc. to develop and market sophisticated, interactive Web learning tools for this vast untapped marketplace. In connection with a substantial early-stage financing of that company, which entailed the merger of Simply Interactive with another early-stage enterprise software development company, the management control and focus of the combined entity shifted away from Web learning tools. As a result of this shift in focus, Robert and Dean left Simply Interactive to continue pursuit of their vision.

     The founders believed that to survive and thrive in the increasingly crowded Internet industry, they needed to develop a website with a completely unique persona. To accomplish this, they set out to create a comprehensive theme-oriented website, targeted to the rapidly-growing "family" and home-based business markets, which would provide up-to-date premium content, ready-to-use e-commerce storefront services, and the ability to purchase an expanding variety of goods and services, all within a single integrated web community. Their goal was to position their new website not only as an entry point to the Internet, but also as an attractive, premium online destination, in contrast to merely acting as a web junction point, for content and e-commerce services, and to generate substantial revenues through monthly subscriptions, banner advertising, and e-commerce transaction fees.

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
     Nettaxi launched its new online community in October 1997. Immediately recognizing the value of developing and acquiring the tools necessary to drive new users to the website, the founders acquired the assets of Simply Interactive in November 1997, including the rights to Internet the City(tm), the sophisticated interactive Internet training CD-ROM that the Rositanos had developed while at Simply Interactive. Upon acquiring these rights, the Company moved quickly to implement numerous modifications to the award-winning training tool, including principally:

-    integrating the Nettaxi "taxicab" in the main user interface;

- developing and integrating promotional information regarding the Nettaxi website community, including its free services, features and benefits; and

- creating the mechanism whereby users could launch into the Nettaxi community website directly from within the CD-ROM environment.

     Since launching our website in October 1997, we have been engaged primarily in continued development and enhancement of our online website community, and building traffic to the website. To these ends, we have been actively pursuing corporate partnering relationships in several areas that are key to the successful implementation of our strategy, including co-marketing, content, and technology. Thus far, we have been successful in securing several co-marketing relationships whereby Nettaxi bundles its CD-ROM product with products of major hardware and software manufacturers, including Apple Computer and Pinex Computers. In addition, the Company has entered into agreements with eCharge, InfoSpace.com, Cybereps, and other companies for important service enhancements to our community website.

     As traffic to our site began to build significantly, we launched our advertising sales campaign in July 1998. Since then, as traffic to our community has continued to grow consistently and prove its stability, growth in advertising revenues, as well as growth of our monthly subscribers base has begun to accelerate. Nettaxi.com has become one of the Internet's busiest sites, growing quickly to over 100 million page views per month and 182 million ad impressions per month by May 1999. Based on unique visitors to our site, PC Data Online ranked Nettaxi.com as the 139th most visited site in the world in May 1999. Web21, a online service directory which compiles an objective listing of top web sites called "100hot", ranked our site as the 15th "most popular" site on the Web during this same month.

     We believe that the success of our site confirms the original vision of the founders that we can deliver a powerful new model with the capability to generate substantial economic returns. By integrating ready-to-use e-commerce capabilities with thematic community-based content and e-commerce websites, we are creating a number of powerful assets:

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     USER  PROFILE DATABASE.  A substantial database of user profiles, according to their interests, which enables us to offer large, highly targeted audiences to our advertisers, and command the higher advertising rates that demographically segmented audience profiles dictate.

     WEBSITE TRAFFIC DRIVER. The ability to drive traffic to Nettaxi subscriber websites, via our search engine, which first searches and lists Nettaxi's premium providers' and subscribers' websites, then scours the World Wide Web for additional search matches. We believe this feature will drive customers to Nettaxi community e-commerce sites, thereby propelling transaction processing fees and drawing new e-commerce business to our community.

     EXPANDED STRATEGIC RELATIONSHIPS. Opportunities to develop an expanded range of strategic relationships, by virtue of being able to match premium content providers with consumer bases. We believe that such a combination not only increases the variety of revenue-generating e-commerce services we offer to subscribers, but also helps keep us at the forefront of new developments in products and services that will attract additional subscribers, retain, current subscribers, and encourage subscription "upgrades."

     POSITIVE PUBLIC PERCEPTION. The goodwill, trust, and loyalty of both parents and children by providing a site on the World Wide Web where parents can feel comfortable about their children's participation, and where children can enjoy their own privacy. We believe that providing parents with filtering technologies that make adult-content sites "invisible" to underage users will attract family subscribers and many of their friends and relatives.

OUR  STRATEGY

OUR  STRATEGIC  GROWTH  PLAN

     We are poised to build on our early success by implementing a growth strategy that, if successful, should make us a major ready-to-use e-commerce storefront host, and one of the top community-based portals on the Internet. Our strategic growth plan includes the following principal components:

     EXPAND OUR PRODUCTS AND SERVICES. We have identified a variety of distinctive -- even unique -- services and products that we intend to develop through in-house research and development, strategic alliances, licensing, or outright acquisition. These products and services have been selected based on our belief that, by helping users gain more value from the Web, we will attract new subscribers, retain current subscribers, and encourage subscribers to "upgrade" to one of our premium, paid subscription accounts. We intend to offer our subscribers an expanded and distinctive range of services that extend beyond the typical portal's e-mail, chat, search engines, shopping, and financial, sports, and general news offerings, such as ready-to-use e-commerce storefront business services, two types of e-mail protocols, and a customizable search engine that not only drives traffic to subscriber web pages, but also offers the capability to make selected websites visible/invisible.

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
     DEVELOP AN EXPANDABLE INFRASTRUCTURE. Integral to implementation of our concept is its development of an Internet-centered database system that allows us to serve information and facilitate e-commerce transactions on behalf of its members' websites. We are currently engaged in developing an infrastructure that will allow us to realize our goal of providing to a vast base of consumers with similar interests, as well as to subscribed small to medium size businesses, the opportunity to meet and share information, products, and services in thematic environments that are tailored to their respective interests.

     The basic components of our technology infrastructure are substantially in place and operational. We are currently developing our ready-to-use e-commerce capabilities in association with Media Lane Group, an e-commerce technology provider, and anticipate launching such services in mid 1999. We are designing the components of our operational infrastructure to be scalable to accommodate the substantial transaction volume that we anticipate as we build our online community of subscribers, or "citizens", vendors and information.

     INCREASE TARGETED DISTRIBUTION OF OUR CONNECTED CD-ROM. A key component of our growth plan, and an integral competitive advantage that we have over other virtual communities and portals, is our proprietary interactive Internet CD-ROM product. The professionally produced CD-ROM features an animated, cyber-cabbie named "URLtm," who takes users wherever they wish to go. During the tour, URL explains and demonstrates how features such as e-mail, chat rooms, search engines, websites, etc., work. The CD-ROM also acts as a "front end" for our website by allowing users to actually connect to it.

     We plan aggressive promotion of our site through targeted distribution of our CD-ROM product to the consumer marketplace. With our targeted approach to distribution, we allow users with specific interests to connect to communities which address their interests. We have established an agreement with Apple Computer whereby Apple bundles the CD-ROM with its K-12 curriculum bundle and as an optional upgrade to its iMac computer. In the future, we plan to offer the CD-ROM to numerous computer software and hardware manufacturers, as well as other types of manufacturers, for bundling with their respective products.

     We are also exploring other promotional strategies based on our CD-ROM product such as the customized version we are developing with eBay to familiarize users with eBay's services. By providing this educational CD-ROM tool to potentially millions of novice and intermediate computer and Internet users, and directly introducing them to our website, we believe that we will generate both awareness of, and loyalty to, our communities.

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
     EXPAND OUR BUSINESS DEVELOPMENT AND TECHNOLOGY RELATIONSHIPS. We have established formal relationships with providers of premium content, including InfoSpace.com, Inc., Lycos and Netopia. These relationships, and the continued development of new relationships, will provide us with:

- Premium content for news, sports, travel, politics, health, lifestyle, and other information categories;

-    Exclusive relationships with providers of proprietary information content;

- Ready-to-use e-commerce sales and fulfillment services through strategic relationships with technology and fulfillment companies; and

- The deployment of a customer service organization keenly focused on satisfying demand and creating customer loyalty.

     In addition, we have retained the services of a marketing communications company with extensive experience in successfully launching Internet-related products and services, to provide public relations and marketing services, including guidance on both strategic communications and tactical implementation issues.

     PURSUE OUR ACQUISITION STRATEGY. An important element of our strategic growth plan is its proposed acquisition program. We will continue to investigate opportunities to acquire niche content-based website operators that lend themselves to integration with a community-oriented site. In this area, we are focusing on companies that have developed a significant and loyal user base, however by themselves, have limited growth and revenues potential.

     We will also seek to identify companies that can significantly extend functions of our operational infrastructure and/or add strategic proprietary technology that management deems critical to maintaining our competitive position. In this regard, we have recently completed the merger with Plus Net, Inc. See "Recent Acquisition."

OUR  GOALS

     We believe that the current structure and future developments of the Nettaxi website offer us a strong variety of sources for garnering significant revenue. These sources include:

-  E-COMMERCE       Direct Nettaxi sales of products,  including products linked to events in subscribers' Remind Me files, and products targeted to users and subscribers on the basis of their interests and patterns of activity when surfing Nettaxi.com;

                    Transaction processing fees from credit card and eCharge processing services;

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
                    Support  Service  Fees,  where  applicable,   for  providing
                    specific business services that support the e-commerce activities of Nettaxi subscribers;

                    Percentage splits with subscribers of the list price of goods sold through their e-commerce storefronts in Nettaxi communities; and

                    Sales commissions  negotiated with vendors for products sold
                    directly   by  Nettaxi  and   through   Nettaxi   subscriber
                    e-commerce storefronts.

-  ADVERTISING      Spot and banner advertising can be sold at premium prices to advertisers, by virtue of offering them large, highly targeted audiences that are demographically segmented, as well as the opportunity to rotate and keep "fresh" the ads presented to a viewer;

-  SUBSCRIPTION
   FEES             Premium  service  account  monthly  subscription fees;

-  CD ROM
   DISTRIBUTION
   ROYALTIES        Co-branding  and  licensing of our CD-ROM  product to select third parties;


     In order to realize its strategic initiatives, we will seek to accomplish the following principal goals:

     DEVELOP INFRASTRUCTURE, BUILD PREMIUM CONTENT, LAUNCH E-COMMERCE. Over the next 12 months, we are looking to further develop our managerial and technical infrastructure, enhance the quality and depth of our content by developing new relationships with premium content providers, develop and customize e-commerce systems to meet our requirements, establish relationships with fulfillment operations to support our e-commerce services, and launch our e-commerce products and services.

     REFINE OFFERING AND EXPAND DEMAND. Once our initial strategic goals have been accomplished, we are looking to refine our offering of products and services and expand demand by enhancing consumer services through call center automation and e-mail service and deploying an aggressive marketing campaign to create real excitement about our site. We also hope to raise additional capital for brand development and expansion of our operations.

     GAIN SIGNIFICANT SHARE AND CONSOLIDATE COMPETITORS. Within two to three years, we hope to gain significant share and consolidate our competitive position by acquiring strategic online community companies and continue an aggressive plan of infrastructure expansion.

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
RECENT  ACQUISITION

     In May, 1999, we completed the merger with Plus Net, Inc. Plus Net was founded in 1998 and has licensed a wide range of Internet related tools to generate revenue opportunities. Plus Net operates a website on the World Wide
Web with a robust search engine that brings back the top ten results of the web's most popular search engines and return results within a specific subject category, while enhancing electronic commerce and advertising opportunities. Plus Net also has recently launched an e-commerce processing engine which is compatible with interfaces enabling the acceptance of online credit card transactions and the processing of these transactions with banking institutions. The Plus Net e-commerce capabilities also support one-click buying opportunities and programs designed to prevent credit card fraud. These features will accelerate our R&D efforts, and will enrich the Internet experience of our subscribers. We intend to implement and integrate the services offered by Plus Net throughout 1999. The Plus Net merger also provides us with access to a large pool of potential subscribers and provides us with an opportunity to substantially increase the citizenship base within our community.

OUR  WEB  SITE  AND  SERVICES

OUR  WEBSITE

     The Nettaxi.com website, at http://www.nettaxi.com, is structured as a virtual "urban" environment, populated by subscribers referred to as "citizens", that is divided into broad "zones," which are further divided into thematic "communities," and from there into "streets" and "homes."

     When users first arrive at Nettaxi.com, they are in the broad "urban" environment, where they find links to the "zones," which include categories such as:

     -     Member  Services,  Registration,  and  Communities;
     -     "community"  information  links  such  as  Message  Boards,  and
     - links to premium content such as Sports Scores, Weather, Stock Quotes, or Travel.

     Clicking on one of the links -- for example, Communities -- takes users to the next level, where they can choose from an extensive list of categories, or "communities." Choosing one community, such as the Arena District theemed to sports events and activities, takes users to a list of subcategories, or "streets," such as the basketball-oriented Hoops Avenue. Once on the "street," users can select to visit any of the various "homes," which are the individual web pages of our subscribers.

     Clicking on a premium content link in the "urban" environment follows a similar pattern, but may differ in the number and types of category and subcategory levels, depending on the content they offer. The premium content links lead to the special web pages of our major content providers and strategic partners, as opposed to subscriber pages.

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
NETTAXI'S  "TAXI"

     A key distinguishing characteristic of our site is that users in a hurry to get somewhere will be able to "step into" a "taxi" -- a specially configured search engine -- which they will find waiting in all areas and levels of our environment. Users simply type in a "destination" such as "sports," and they are immediately whisked first to our main sports areas which include the relevant premium content provider's website, followed by the Top 10 subscriber sports "homes," and then on to other sports sites, including those on the rest of the web. As a result, the search engine has the ability to drive traffic to e-commerce sites in our community, including premium content providers' sites, thereby propelling transaction processing fees and drawing new e-commerce business to the community. In addition, our search engine provide greater value to our users since it presents small, manageable groups of "destination" choices in response to a search, as opposed to an overwhelming volume of listings turned up by most other search engines.

     We are exploring the possibility of eventually serving content to users based on their preferences, which will be determined by tracking their activities, using special software from Net Perceptions, as they surf through our overall website. The result will be content that is automatically and seamlessly customized to a user's interests and tastes so that, for example, two different users with differing interests who take a "taxi" using the same search term might arrive at separate destinations or, if at the same destination, are likely to be offered some differences in content, based on their patterns of activity.

CONTENT

     A key component of our current and future plans is the continued development of partnerships with providers of premium content in a variety of categories. To date, we have established formal relationships with several premium content providers in a variety of categories, including the following:

     - LYCOS. We have recently made an affiliation with Lycos, one of the most popular hubs on the Web, to offer personalized start pages called "MyNettaxi" from our website. Under our agreement with Lycos, it will provide its suite of Web applications including search, comprehensive directories, personal homepages, email, communities and popular shopping functions in the form of a co-branded personal start page. My Nettaxi enables end users to customize their start pages with information such as news, stock prices, weather, sports scores and more from Lycos.com and hotbot.

     - BIG NETWORK.COM. We have entered into a co-marketing agreement with Big Network.com which will provide our subscribers with immediate access to the BigNetwork.com suite of classic board and card games including chess, checkers, backgammon, reversi, spades, morph and more. The agreement will also allow our subscribers to interact in real-time with the 200,000 registered members of BigNetwork.com. This arrangement also allows our subscribers to embed Java-based games into their own Web sites. For those subscribers who have developed and integrated their own personal Web pages into our community, they will be able to create an interactive gaming environment suited to the specific needs of their visitors.

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
     - INFOSPACE.COM, INC., We have a content distribution agreement with Infospace.com, an aggregator of a broad range of content services, including sports scores, late-breaking news, weather, concerts, public record searches, phone/address searches, classified ads, and daily horoscopes, for syndication to Internet portals and destination sites.

     - IWOMAN. We have a co-branding agreement with iWoman, a provider of an online community dedicated to providing information geared primarily to the interests of women. Under our agreement, we co-brand and cross promote our site with theirs in order to increase traffic.

     - PI GRAPHIX. We have a linking agreement with PI Graphix, a provider of an online community with e-commerce capabilities and extensive graphics capabilities under which we have linked and co-branded our site with theirs in order to increase traffic.

     - NETOPIA, INC. We have an agreement with Netopia, a provider of next generation products including web site services and high-speed DSL connectivity, under which Netopia provides us with technology that enhances our ability to provide services to our subscribers.

We are also working to identify and develop a selection of exclusive relationships with provider of proprietary information content, particularly individuals and organizations with archives and databases that could be easily rendered into digital format. We believe that a carefully developed selection of such databases, and the exclusive nature of their availability, would act as a powerful attractant to the type and volume of subscribers that our advertisers find desirable.

     Our subscribers also provide personal or entrepreneurial/commercial content that is available on our website. We offer each of its subscribers - free of charge -- 10 megabytes of server space to use for a home page and e-mail. In addition, subscribers have access to free, easy-to-use website design software to build their "home" web home page, and they can designate the community and street where they would like to have their home located.

E-MAIL  SERVICES

     Nettaxi.com's e-mail services surpass those of other portals and full-featured internet service providers by being available though both Post Office Protocol (POP) and the Web (IMAP). To the best of our knowledge, ours is the only service today to simultaneously offer subscribers both types of e-mail access for free. Nettaxi's e-mail service also allows its Citizens and small businesses to offer a free Web-based email service with a unique domain name, e.g., me@you.com, giving the domain name free promotion with every email sent. There's no software for the user to download and all mail and maintenance are provided by Nettaxi, with no added inconvenience to the webmaster. The look and feel can be customized to look like the Citizens home page.

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
     POP e-mail is the type most commonly used by internet service providers. Its advantages for users are that messages are sent and received quickly and with more privacy, because they do not stay resident on a server for any length of time. Its greatest disadvantage is that e-mail messages, once delivered to a user, are generally no longer available for download again, so that a user who downloads e-mail to a home computer, for example, will generally not be able to download the same mail at a later time to another computer, such as one at work.

     IMAP, or web-based e-mail, most commonly used by portal services, allows users to retrieve e-mail messages from any location -- home, office, airport kiosk, public library -- which offers access to the Internet and a specific website. Sending and receiving messages may be a bit slower than POP services, but messages are stored on a server, can be retrieved multiple times, and remain available until they are either specifically deleted by the user, or a set amount of time has passed.

     Subscribers to all levels of our services will have both POP and IMAP e-mail capabilities, and a distinct @nettaxi.com address or @ their own custom domain name.

"REMIND  ME"  SERVICE

     As a special feature, Nettaxi.com will offer its subscribers Remind Me, a service that functions like an electronic datebook. Subscribers can enter their important dates and appointments, with requests to be reminded of them at specified times, which can be as far ahead as a month or a few hours. Remind Me is structured to allow users to specify the type of event being listed, such as a birthday or anniversary, by simply entering important dates and their corresponding event. Keywords in these fields trigger Remind Me to suggest event-appropriate products and/or services. Some of these will be available at no charge to subscribers, e.g., electronic greeting cards and virtual flowers. Others will be available for purchase or subscription directly through us or through our subscriber "storefronts" and advertiser sites, driving traffic to both, and offering us opportunities for generating revenues through transaction processing and other fees, where appropriate.

E-COMMERCE  SERVICES

     One of the key features that we offer subscribers is the chance to become on-the-spot entrepreneurs. We are currently developing its ready-to-use e-commerce capabilities in association with Media Lane Group, an e-commerce technology provider, and anticipate launching such services in mid 1999. Media Lane Group has extensive experience in technology architecture design, with clients that include E-Trade, Music Blvd., and other sites. Our Premium Service accounts will include access to a wide variety of special business services aimed at providing subscribers who wish to launch an online business with a ready-to-use e-commerce storefront. The services can be available as a bundle customized to meet each Premium Service subscriber's sourcing, order processing, account management, billing, stock balancing, and fulfillment needs, and will be provided either as part of the subscription fee, or on a per transaction basis, at reasonable rates. We will be able to package and provide these services through strategic relationships established with selected vendors with proven experience in their respective commercial and fulfillment service fields.

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
     COMMERCIAL WEBSITE HOSTING. Premium Service account subscribers will be provided with commercial website hosting services, on top-of-the-line servers with redundant capabilities, to maintain an online presence 24 hours a day, 7 days a week. Hosting services will include full commerce capability, including major credit card and eCharge services, for secure online transactions, driving traffic to the site, and a variety of other commerce-related services, such as sourcing and fulfillment. Routine maintenance of the website, including verification of links and other related functions, is included in the subscription fee.

     WHOLESALE SUPPLY OF PRODUCTS. As part of our ready-to-use e-commerce business services, we intend to offer subscribers sourcing services to provide them with the products they are marketing at wholesale prices and on a Just-In-Time (JIT) basis, eliminating the need for warehousing. Through negotiating with vendors and forging strategic alliances, we will be able to provide subscribers with the convenience of access to a group of reputable, quality suppliers identified as appropriate to their business, and the ability to source products at wholesale and discounted price levels normally reserved for large commercial enterprises. These services will be on an optional per transaction, or contract volume basis. We benefit by receiving a pre-negotiated commission/transaction fee from the wholesale vendor for each sale.

     CREDIT CARD AND ECHARGE PROCESSING. We have entered into a merchant services agreement with eCharge, a financial transaction company specializing in Internet billing and collections. Under the agreement, we act as an agent for eCharge in the sale of their innovative billing system to end users. We have developed a modified version of echogram's billing system that can be offered as option functionality for end users who choose to install the product. We will offer our Premium Service subscribers the ability to include major credit card and eCharge billing services on their website, for secure online transactions, and to simplify and concentrate billing transactions for subscribers. Credit card services include verifying the validity of customer card accounts, approving transactions, billing, tracking customer payments, and passing payment amounts back to the subscriber. Customers enrolled in eCharge programs can have their purchases charged to their telephone bills, with the eCharge account servicers taking care of the account verification, approval, billing, payment tracking, and passing payment amounts to the subscriber. We benefit by receiving a pre-negotiated transaction fee from the credit card or eCharge service.

     The merger with Plus Net will also enhance our e-commerce ability. Plus Net has recently launched e-commerce processing operations which is compatible with interfaces enabling the acceptance of online credit card transactions and the processing of these transactions with banking institutions. The Plus Net e-commerce capabilities also support programs designed to prevent credit card fraud. See "Recent Acquisition."

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
INTERNET  THE  CITY  CONNECTED  CD  ROM

     It is a well-recognized truism that technology, and personal computers particularly, are typically not used to their fullest potential. Paradoxically, while vast arrays of information and services are already available to proficient Internet users, prospective or neophyte users typically postpone or limit their usage due to their lack of understanding and experience in navigating the Internet. While it is true that 42.9% of U.S. households owned personal computers in 1998, less than half of those households are active
Internet users. Furthermore, trends indicate that the remaining 57.1% of households still "unwired" are steadily joining the ranks of computer users and potential Internet users.

     The Company's Internet training CD-ROM was born from management's conviction that an enormous untapped opportunity to capture the novice user lies in effectively initiating and tutoring this huge market in a one-on-one, interactive, entertaining way. The CD-ROM, called Internet the City is a comprehensive, interactive training tool that enables new and intermediate users to learn about and begin using the many powerful capabilities and features of the Internet.

     The professionally produced CD-ROM features an animated cyber-cabbie -- URLtm -- who takes users wherever they wish to go. During the tour, URLtm explains and demonstrates how features such as e-mail, chat rooms, search engines, websites, etc., work and can actually connect the user to our website.

     The CD-ROM, with its "front end" connection feature, is a key component of the Company's marketing and promotions plan. ITC serves as vehicle to drive users to our website in a manner that is far more efficient than traditional means of advertising and promotion. The CD-ROM is expected to undergo a major update in 1999, and we intends to explore a variety of options for establishing co-branding and sponsorship partner opportunities for promoting and distributing ITC.

     We currently have an agreement with Media Technology Services to provide CD-ROM duplication and packaging services and deliver the packaged CD-ROMs to our distribution partners, as to us directly for distribution to our Premium Service account subscribers and others. At this time, the two largest distributors are Apple Computers, which bundles the CD-ROM with its K-12 curriculum bundle and as an optional upgrade to its iMac computer, and Fountain Technologies, which bundles the CD-ROM with computer systems from its Quantex Microsystems and Pionex Technologies subsidiaries. With our targeted approach to distribution, we potentially allow users of specific interests to connect to a community which addresses their interests.

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CUSTOMER  ACCOUNT  PLANS

     We adhere to the principle that providing excellent customer service is integral to attracting and, more importantly, retaining subscribers. To that end, we have focused on the development and deployment of a customer service organization keenly focused on satisfying demand and creating customer loyalty.

     To provide subscribers, or "citizens," with choices that suit their individual needs, we offer both free and premium services, on a tiered basis similar to the way that cable systems do. Premium accounts are configured from a large menu of options, to attract subscribers and address the needs and desires of particular segments of online users.

     BASIC FREE CITIZEN ACCOUNT. Like most portals, we offer a free basic service package - the Free Citizen account -- to attract a large number of subscribers. We benefit through providing a broad variety of subscriber webpages and a substantial database of user profiles, which enables us to offer large, highly targeted audiences to its advertisers, and command the higher advertising rates that demographically segmented audience profiles dictate.

     Nettaxi's basic Free Citizen account offers the following package of features and services:

-    A four page Virtual Office;

-    MyNettaxi, personal start page;

-    10 Megs of Disk Space;

-    Web Stats - for analyzing who is coming to their site and when;

- E-mail service for one personal e-mail account with a userID@nettaxi.com address;

-    Remind Me service, an electronic datebook;

- Web hosting services for a free website - for personal or entrepreneurial use -- with a www.nettaxi.com/citizens/userID web address (URL), located in the subscriber's community of choice;

-    FTP space presented as an "outbox";

-    Child Protection Tools;

-    Special discounts on selected Nettaxi merchandise; and

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-    Access to chat sessions,  message boards, and shopping,  as well as premium content such as weather, sports scores, stock quotes, services such as travel arrangements and packages, introductions to people who share common interests, and more.

     Each free, basic account is allotted 10MB for use. Subscribers are provided with free, easy-to-use software for designing and building their web page, tips and techniques for making their websites attractive and exciting to visit, and our search engine to drive traffic to their website.

     PREMIUM ACCOUNTS. Our Premium accounts are especially attractive to entrepreneurs who would like to establish an e-commerce storefront on a ready-to-use basis. Citizens can build Premium accounts from a menu of options, allowing them the ability to pick and choose which items they are interested in. Option can be added for additional fees. In addition to the services which are provided to Free Service account subscribers, Premium account holders are provided with the following options:

- Nettaxi Virtual Office, which allows users to build and maintain their own virtual office, including their own message boards, chat rooms, calendar and task manager, address book, etc. Users can build their virtual office through and easy-to-use Web-based interface;

- E-mail service for unlimited e-mail accounts, each with a distinct @nettaxi.com address or @ your own domain,and customized look and feel;

-    Ready-to-use e-commerce malls loaded with product;

- Commerce capability, including major credit card and eCharge services, for secure online transactions;

-    Access  to   Nettaxi-sponsored   advertising  and  banner  ads,  and  other
     cross-promotion opportunities;

-    Unique Domain name;

-    Disk space for Web page hosting;

-    Child Protection Features such as AVS;

-    Web Statistics for analyzing who is coming to their site and when; and

-    Free Plane Tickets with a 3 month premium subscription.

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     Subscribers are provided with professional website services for the initial website's design and launch, to showcase the products and/or services in an effective manner, as well as free, easy-to-use software for updating the site at any time. In addition, subscribers are provided with special tips and techniques for making their websites attractive and exciting to visit, as well as mechanisms to drive traffic to their website, including our search engine and strategically placed, highly visible links to the site from other desirable web locations. Subscribers wishing to have their own domain are charged a one-time fee to register the domain with InterNIC for a two-year period.

CUSTOMER  ASSISTANCE

     To maintain Nettaxi.com as a portal that truly serves its subscribers and reflects their interests and needs, we invite and encourage subscribers and visitors to send in their comments and suggestions. We track visitor and subscriber activities, and carefully monitor the nature and content of their comments, as part of its strategy for continuing product refinement and development.

     Regardless of the type of account selected, subscribers have access to free online help at any time by simply clicking on our Help icon and by visiting the Message Boards, where they can review information posted by other subscribers, or post a query of their own. Subscribers can also find information on billing matters, special promotions, upcoming events, etc., quickly and easily on the Nettaxi.com home page.

     If they are unable to find what they are looking for, or if the information they find is confusing, subscribers can send in queries, to which we will actively and promptly respond with appropriate information or guidance. We are also currently in the process of establishing and deploying subscriber-to-subscriber support services, which are provided by online volunteers in exchange for free account upgrades or other premiums.

ADVERTISING

ADVERTISING  SALES  AND  DESIGN

     We seek to distinguish ourselves from our competition through the creation of unique advertising and sponsorship opportunities that are designed to build brand loyalty for our corporate sponsors by seamlessly integrating their advertising messages into our content. Through our close relationship with our subscribers, we have the ability to deliver advertising to specific targets within our site's theme content areas, allowing advertisers to single out and effectively deliver their messages to their respective target audiences. For example, an advertiser can target its message solely to women with an interest in recreation and sports. We believe that such sophisticated targeting is a critical element for capturing worldwide advertising budgets for the Internet. Additionally, we intend to expand the amount and type of demographic information our site collects from our members, which will allow us to offer more specific data to our advertising clients.

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
     We intend to build a direct sales organization of professionals dedicated to maintaining close relationships with advertisers and advertising agencies nationwide. We also intend to enter into arrangements with a number of third-party advertising sales representatives pursuant to short-term agreements that in general may be terminated by either party, without notice or penalty. The sales organization would consult regularly with advertisers and agencies on design and placement of their Web-based advertising, provide customers with advertising measurement analysis and focus on providing a high level of customer service and satisfaction.

     Currently, advertisers and advertising agencies enter into short-term agreements, on average one to two months, pursuant to which they receive a guaranteed number of impressions for a fixed fee. Advertising on our site currently consists primarily of banner-style advertisements that are prominently displayed at the top of pages on a rotating basis throughout our online community, including members' personal Web sites. From each banner advertisement, viewers can hyperlink directly to the advertiser's own website, thus providing the advertiser an opportunity to directly interact with an interested customer. Our standard cost per thousand impressions ("CPM") depends upon a number of factors including the location of the advertisement, its size and the extent to which it is targeted for a particular audience. Discounts from standard CPM rates may be provided for higher volume, longer-term advertising contracts.

     We intend to increase our advertising revenues by focusing on a number of key strategies, including expanding our advertising customer base, increasing the CPM charged to advertisers by continuing to improve our ability to target advertisements to demographically distinct groups, increasing page views, increasing the average size and length of our advertising contracts, increasing the number of our direct sales representatives, and continuing to invest in improving advertising serving and advertising targeting technology.

     We also intend to offer special sponsorship and promotional advertising programs, including contests, sampling and couponing opportunities to build brand awareness, generate leads and drive traffic to an advertiser's site. We also intend to sell sponsorships of special interest pages where topically focused content is aggregated on a permanent area within a neighborhood.

ADVERTISING  CUSTOMERS

     Recently we have begun to successfully attract both mass market consumer product companies as well as technology-related businesses advertising on the Internet. Due to our advantages as a community Web site, we believe that we are well positioned to capture a portion of the growing number of consumer product and service companies seeking to advertise online. The following is a representative list of advertising clients in various industries:

          Intel           eBay          Biz  Travel
          Auto  Connect   INS  Web      NextCard
          Prodigy         Free  Shop    Big  Star
          Ynot            Tu  Cows      Bell  South
          Hot100          Garden.com

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     For  the  first  three  months  ended March 31, 1999 and for the year ended
December 31, 1998, advertising revenues represented 71% and 69%, respectively, of our net revenues.

BANNER  ADVERTISING  FOR  SUBSCRIBERS

     To help support and drive traffic to the e-commerce storefronts of our Platinum Service account subscribers, and expand co-branding opportunities, we intend to offer special cross-promotion opportunities, including periodic
Nettaxi-sponsored advertising and banner ads at a variety of locations throughout our website. The banners will be of the same high quality as those sold at premium prices to outside advertisers. Placement of the banner ads will be determined by a variety of factors, including appropriateness of location, opportunities for co-branding, and eventually even the activity patterns of visitors and subscribers to our website.

     We intend to implement special software from Net Perceptions on our website in the immediate future. The software allows us to track a user surfing through the overall website, follow the user's patterns of activity, present ads that are targeted and relevant to the user's interests, and recommend particular products or services, based on the user's activity profile.

     In addition, the software will be able to track the particular banner and other advertising to which the user has been exposed while visiting our site. This will provide us with a record of the number and type of ad views accessed by users over a specified period of time, useful for determining rates for outside advertisers wishing to have a presence on our website. It will also provide us with the opportunity to rotate the particular ads it presents to a user to keep the ads "fresh" and appropriate in context. Eventually, we hopes to expand our activity tracking functions to include serving content to users based on their preferences. The result will be content that is customized for a user, automatically and seamlessly.

     We have also licensed ad management software from Accipiter Technology, and written some custom code to extend the software's capabilities. The software tracks how many ads are served on the website, which areas and which pages to which they were served, and how many people have "clicked" on them. The software allows us to manage its ad selection and placement by providing an accurate ad count on both a real-time and a compiled-over-a-specified-time basis, information crucial to billing an advertiser. The software also provides advertisers with the ability to audit their ad performance on our website on a real-time basis. We provide a user ID and password to the advertiser, who can then come onto the website and track their ads at any time.

MARKETING  AND  PROMOTION

     During its early stages, our direct sales program has been managed by our executive management and implemented at the regional level by independent sales representatives. As we broaden our marketing activities, we plan to expand our sales and marketing organization to accommodate such increased activities. We intend to recruit a Vice President of Marketing to manage our overall sales and marketing efforts, and will also be looking to hire Regional Marketing Managers to assume responsibility for generating the projected banner advertising sales revenue in their respective regional markets. Among other things, Regional Marketing Managers will oversee the activities of independent sales representative organizations, promote our website as a successful advertising medium to media companies and advertising agencies in their respective regions, close and manage key account customers in the region, and management and implement sales and promotional program with corporate marketing partners in the region.

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
     We intend to support our internal sales efforts with a combination of in-house and independent sales representatives. In early 1999, we appointed The Adsmart Network, a majority-owned subsidiary of CMGI, Inc. Under the agreement, Adsmart utilizes Nettaxi's advertising inventory to provide publishers with a full advertising sales solution. In addition, Adsmart Sponsorships complements the site-specific sales divisions by developing unique, customized beyond-the-banner advertising methods that help advertisers build brand awareness and qualified site traffic. We also have entered into a similar agreement with Flycast Communications and intend to continue expanding our advertising reach.

     We have also entered into an agreement with assistance from independent sales representatives. In late 1998, we appointed Cybereps and Unique Media Services, both are ready-to-use advertising sales and marketing organizations, as our independent sales representatives. Both organizations specialize in representing a number of websites and other Internet-related properties and will provide us with assistance in developing and marketing our banner advertising sales program. In addition, Cybereps is providing us with a dedicated sales representative to create customized advertising and marketing campaigns that are designed not only to increase advertising revenues, but to ultimately create a branded image. Our agreement with Cybereps and Unique Media Services enables us to continue our arrangements with other firms that specialize in bundling various web properties based on category, for co-marketing and promotional programs.

     We will continue to seek formal strategic marketing alliances with major national or international companies that already have widespread distribution or coverage within our target markets, which include the consumer marketplace and corporate advertisers.

     Our marketing and promotion strategy will also include aggressive advertising and promotional programs on a targeted, national scale, and will stage these programs as capacity is increased to handle user traffic. Specific components of our ongoing advertising, promotional and public relations activities will include direct mail, trade print media advertising, and trade show participation.

     PROMOTIONAL PROGRAMS. A key component of our growth plan is the aggressive promotion of our site through widespread free distribution of our Internet the City CD-ROM to the consumer marketplace. We have entered into co-marketing relationships whereby we bundle our Internet the City CD-ROM training product with products of major hardware and software manufacturers, including Apple Computer and Pinex Computers, a subsidiary of Fountain Technologies. We also plan to offer the CD-ROM to numerous computer software and hardware products manufacturers for bundling with their respective products.

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
     We have entered into an agreement with eBay, an online trading community, under which we will develop a customized version of our instructional CD-ROM product designed to familiarize end users with the services of eBay. This product is expected to include basic Internet tutorials, a Nettaxi tour and step-by-step interactive instructions on how to register on eBay, how to place a bid and how to list an item for sale on the eBay site. Both companies will finance development of the product and market and distribute it upon completion. We will receive cash payments based on the number of new customers who use the CDROM to join eBay.

      LINKING AGREEMENTS. We are continuously looking for opportunities to connect our website through links with other sites in a way that will increase the number of visitors to, and potential new subscribers for, our community. We have entered into a linking and promotion agreement with PI Graphix, which provides e-commerce systems and related information services on its own website. Under the agreement, our websites are linked and we work with PI Graphix to develop methods of increasing cross traffic between the sites. Our agreement with PI Graphix permits us to allow end users to post three-dimensional descriptions of the products they wish to sell on our website.

     ADVERTISING PROGRAMS. We plan to invest in online advertising to drive traffic to our site by placing advertisements on selected high volume sites, as well as purchasing targeted keywords on several popular search engines such as Yahoo!, Excite, Lycos, Infoseek and others. We also plan to advertise in traditional media such as print, radio and broadcast, on a selective, highly targeted basis, to increase the awareness of our site.

      PUBLIC RELATIONS SUPPORT. By virtue of its broad appeal and "entrepreneurial" focus, we anticipate that a targeted public relations campaign will yield material results in building both national and targeted local and regional awareness for Nettaxi. We recently appointed The Benjamin Group to assist us in crafting our image and positioning in the marketplace, and to develop and execute periodic public relations campaigns in coordination with the introduction of our new products, services, technologies, and partnerships. The Benjamin Group has extensive experience in successfully launching Internet-related products and services, and will assist us not only by providing public relations services, but also by providing guidance on both strategic communications and tactical implementation issues.

      TRADE PUBLICATIONS. An effective and extreme inexpensive method of bolstering awareness of the Nettaxi brand is editorial inclusion in trade publications that target the various industry groups with which we seek to do business. We believe that several factors make us a prime candidate for editorial coverage in trade publications for the Internet industry, as well as the general media. They include:

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
- The uniqueness of our integration of online community with premium content and ready-to-use e-commerce services;
-     The  uniqueness  of  our  "entrepreneurial"  focus;  and
-     The  substantial  growth  of  traffic  to  our  online  community website.

     Through our focused public relations efforts, we will seek out high-impact editors and reporters at publications that serve the Internet industry. We will also seek to place articles and columns written by our staff and management in various publications. This will serve to enhance our credibility and establish and promote our management and staff as experts.

OPERATIONS  AND  INFRASTRUCTURE

ADMINISTRATIVE  OPERATIONS

     To provide its subscribers with the most efficient, flexible, and innovative services possible, our administrative operations combine in-house and outsourced services and functions. Our strategy is to keep our in-house staff small, with a focus on core competencies in technical and R&D areas, and to outsource other functions and projects on an as-needed basis.

     Internal functions currently include account management, traffic management, website service updates, and other network functions that rely on UNIX shell scripts; the continued development and updating of the Internet the City CD-ROM to add to its capabilities and increase co-branding opportunities; and establishing and managing strategic alliances and partnerships with premium content providers, product vendors, and other appropriate parties. We intend to further develop our in-house production facilities to support the development of original content, including interactive content for our site and specialty content for our advertisers and media partners.

     Outsourced functions include providing and maintaining network hardware and Internet connections, providing premium content for our site and providing subscribers with selected e-commerce business services, including credit card and eCharge billing services, and managing an extensive product database and tracking its related customer activities.

INFRASTRUCTURE  &  SYSTEMS

     The development of an infrastructure with an Internet-centered network and database system that allows us to serve information and facilitate e-commerce transactions on behalf of our subscribers' websites is integral to the implementation of our web community and ready-to-use e-commerce storefront concept. to accommodate the substantial transaction volume that we anticipate as we build our online community of subscribers, or "citizens", vendors, and information. At this time, the basic components of our technology infrastructure are substantially in place and operational.

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     Our  UNIX-based  electronic  network for Nettaxi.com operates on a 100 Mbps
Ethernet backbone, with two Cisco Systems Ethernet switches that prevent collisions on the network. Traffic direction for the web servers is handled by Cisco's LocalDirector software, which tracks server load conditions in real time and sends traffic to the most appropriate server to spread around and balance the load. The network is comprised primarily of Sun Microsystems high-capacity servers, and include a mix of Enterprise, Ultra 1, Ultra 5, and SPARC 20 models, all running the newest version of Sun's Solaris operating environment for network systems. These servers collectively provide approximately 90 Gigabytes of hard drive space for subscriber capacities.

     In addition, the network currently includes NT servers to handle registration and selected other database functions, using Microsoft's SQL database software. However, we have embarked on an ambitious program to shift our database functions over to a 3-tier database connectivity architecture that relies heavily on Web Objects technology - database connectivity software licensed from Apple Computer--to provide more robust and easier-to-use capabilities for subscription registration, browsing through our communities, and subscriber personalization of web pages, and to allow us to track and extract user profile and activity data more easily and in more detail.

SERVER  MAINTENANCE

     Our electronic network is located both at our facility and at the Exodus Communications Internet Data Center in Santa Clara, California. Exodus Communications, a provider of server hosting, Internet connectivity, collaborative systems management, and Internet technology services, operates Internet Data Centers in several US locations, as well as in London, and includes several major Internet companies among its clients.

     Through its network co-location agreement with Exodus, we are provided with a secure location for its network servers, multiple high-speed Internet connections, and access to 24-hour-a-day, 7-day-a-week technical support personnel and services. Exodus also provides critically important routing, redundancy, and maintenance services for the network and its Internet connections, as well as a back-up power supply capable of continuing network operations for up to a week in the event of a power failure.

COMPETITION

     The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially-available software. We currently or potentially compete with a number of other companies for users, advertisers and electronic commerce marketers, including a number of large online communities and services that have expertise in developing online commerce, and a number of other small services, including those that serve specialty markets.

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     Other  companies  that  are  primarily  focused on creating Internet online communities include Tripod and AngelFire, subsidiaries of Lycos; GeoCities which has been acquired by Yahoo, theGlobe.com, Xoom.com and Alloy Online and, in the future, Internet communities may be developed or acquired by companies currently operating Web directories, search engines, shareware archives,
content  sites,   Internet Service Providers and other entities, which  may have more  resources  than  ours.

     In addition, we currently and in the future face competition from traditional media companies, a number of which, including Disney, CBS, CNN/Time Warner and NBC, have recently made significant acquisitions or investments in Internet companies.

     Furthermore, we compete for users and advertisers with other content providers and with thousands of Web sites operated by individuals, the government and educational institutions. Such providers and sites include AOL, Angelfire, CNET, CNN/Time Warner, Excite, Hotmail, Infoseek, Lycos, Microsoft, Netscape, Switchboard, Xoom, ESPN.com and ZDNet.com and Yahoo!

      We believe that the following are the principal competitive factors for companies seeking to create online communities on the Internet:

-    community cohesion and interaction;

-    customer service;

-    brand recognition;

-    Web site convenience and accessibility;

-    price;

-    quality of search tools; and

-    system reliability.

     Once our e-commerce functions become fully operational, we will also be competing with companies in the online commerce market. This market is new, rapidly evolving and intensely competitive. Current and new competitors can launch new Web sites at relatively low cost. The products and services that might be offered through our site will compete with other retailers and direct marketers, some of which may specifically target our potential customers. We anticipate that we will compete with various mail-order and Web-based retailers; various traditional retailers, either in their physical or online stores; various online service providers that offers products of interest to our potential customers, including AOL, Microsoft, and other providers mentioned above; and e-commerce Web sites, such as Amazon.com, Etoys and CDnow.

     We believe that the following are the principal competitive factors in the online commerce market:

-    brand recognition;

-    quality of site content;

-    merchandise selection;

-    convenience;

-    price;

-    customer service; and

-    reliability and speed of fulfillment.

     Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than us. In addition, other online services may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Therefore, our competitors with other revenue sources may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us or may try to attract traffic by offering services for free. Increased competition may result in reduced operating margins, loss of market share and diminished value of our brand.

     While we have similarities to the typical portals, we distinguish ourselves by providing host-type services such as premium and even proprietary content, thematic communities for subscribers, Remind Me electronic calendar services, and a customizable search engine that also acts as a mechanism for driving traffic to subscriber and premium content provider sites. A key factor that sets us apart from other portals is our offer to subscribers of ready-to-use e-commerce capabilities, including full hosting of a subscriber's domain, e-commerce storefront building and launching services, sourcing and fulfillment services, and billing services. However, there can be no assurance that we will be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, results of operations and financial condition. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling our competitors to offer a lower-cost service. Certain Web-based applications that direct Internet traffic to certain Web sites may channel users to services that compete with us. Any and all of these events could have a material adverse effect on our business, results of operations and financial condition.

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
INTELLECTUAL  PROPERTY

     We currently have pending applications before the United States Patent and Trademark Office for trademark and service mark protection for "Nettaxi", as a brand name for our website, "Internet the City", the Company's CD-ROM training product, "URL", the Company's animated guide character, and the Nettaxi "taxicab". Once these applications are approved, protection will be available for the periods prescribed by law.

     We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners in order to limit access to and disclosure of our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. While we intend to pursue registration of our trademarks and service marks in the U.S. and internationally, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

     We also rely on technologies that we license from third parties, such as the suppliers of key database technology, the operating system and specific hardware components for our products and services. These licenses extend for various terms and are subject to satisfaction of conditions laid out in the specific licensing agreements. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

     Although we do not believe that we infringe the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current or future technologies. See "Legal Proceedings." We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

GOVERNMENT  REGULATION

     Our company, operations and products and services are all subject to regulations set forth by various federal, state and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time. The Federal Communications Commission sets standards and regulations regarding communications and related equipment.

     There are currently few laws and regulations directly applicable to the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The growth of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes.

     Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our products and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, because our services are accessible worldwide and we facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

LEGAL  PROCEEDINGS

     GeoCities has made a written demand that we cease and desist in our use of the marks WALLSTREET and CAPITOL HILL in connection with our services claiming that our use infringes upon GeoCities' trademark rights. GeoCities has applied for Federal registration of the marks. To resolve this matter, we filed a complaint against GeoCities in April 1999 in the United States District Court for the Northern District of California seeking declaratory relief that our use of the marks does not infringe upon the rights of GeoCities. We believe that we have rights to use the marks and intend to protect our rights to do so. We cannot assure you, however, that the results of the litigation will be favorable to us. An adverse result of the litigation could have a material adverse effect on our business and results of operations.

EMPLOYEES

     As  of  May  31,  1999,  we  had  20  employees,  including:

-    2 in customer support;

-    7 in product development;

-    8 in sales, marketing and business development; and

-    3 in administration.

We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel, and upon the continued service of our senior management and key technical personnel. The competition for qualified personnel in our industry and geographical location is intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future. From time to time, we also engage independent contractors to support our research and development, marketing, sales and support and administrative organizations. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

FACILITIES

     Our headquarters are currently located in a leased facility in Campbell, California, consisting of approximately 8,600 square feet of office space to accommodate management, operations, and research and development functions, which is under a lease that expires in April 2002. We also lease 580 square feet of office space in Las Vegas, Nevada which we use for general administrative purposes. This lease was entered into on May 27, 1999 and has a one year term and we have an option to renew it for an additional two years. We believe that our current facilities are adequate for our present needs.

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
                                   MANAGEMENT

DIRECTORS,  EXECUTIVE  OFFICERS  AND  KEY  EMPLOYEES

     Our directors, executive officers and other key employees, and their ages, as of June 21, 1999 are as follows:

NAME                        AGE                        POSITION
--------------------------  ---  -----------------------------------------------------

Robert A. Rositano, Jr.(1)   30  Chief Executive Officer, Secretary and Director
--------------------------  ---  -----------------------------------------------------
Dean Rositano(1)             27  President and Director
--------------------------  ---  -----------------------------------------------------
Glenn Goelz                  41  Vice President, Chief Financial Officer and Treasurer
--------------------------  ---  -----------------------------------------------------
Melanie McCarthy             44  Vice President of E-Commerce
--------------------------  ---  -----------------------------------------------------
Brian Stroh                  29  Vice President of Information Services
--------------------------  ---  -----------------------------------------------------
Andrew Garroni (2) (3)       44  Director
--------------------------  ---  -----------------------------------------------------
Ron R. Goldie                48  Director
--------------------------  ---  -----------------------------------------------------
Roger Thornton (2) (3)       34  Director
--------------------------  ---  -----------------------------------------------------
Steven S. Antebi             55  Director
--------------------------  ---  -----------------------------------------------------

(1)     Robert  A.  Rositano,  Jr.  and  Dean  Rositano  are  brothers.
(2)     Member  of  Compensation  Committee
(3)     Member  of  Audit  Committee

     Each director holds his office until the next annual meeting on the stockholders and until his successor is elected and qualified. Executive officers are appointed by and serve at the pleasure of our board of directors.

     Robert A. Rositano, Jr. Mr. Rositano Jr. co-founded Nettaxi Online Communities, Inc. a Delaware corporation ("Nettaxi-Delaware"), in October, 1997. He has served as Chief Executive Officer and Secretary of Nettaxi since the reorganization with Swan Valley and prior to that served in the same capacities with Nettaxi-Delaware from its inception. He has over seven years of experience in the internet service provider and Internet industry. In February 1995, he co-founded Simply Interactive, Inc. ("Simply Interactive"), an Internet/intranet software company, and served as Executive Vice President in the areas of Inside Sales, Customer Service and Product Development until he co-founded Nettaxi-Delaware. In January 1994, he co-founded Digital Data Express, a company focused on beginner level Internet users, and served as Chief Executive Officer until February 1995 when Digital Data Express was acquired by Simply Interactive. From 1992 to 1994, Mr. Rositano was hired on as the third employee at Netcom On-line Communications in 1992 and served as a senior sales and account manager until 1993.

     Dean Rositano. Mr. Rositano co-founded Nettaxi-Delaware in October, 1997. He has served as President of Nettaxi since the reorganization with Swan Valley and prior to that served in the same capacities with Nettaxi-Delaware Vice President of Technology until he co-founded Nettaxi-Delaware. While at Simply Interactive, he assembled a digital production studio and produced the Internet the City CD-ROM in a three month time frame on three platforms, Windows 3.1, Windows 95, and Macintosh. In January 1994, he co-founded Digital Data
Express and served as President and Chief Executive Officer until February 1995 when Digital Data Express was acquired by Simply Interactive. At Digital Data Express, Mr. Rositano co-produced and directed the world's first Internet training video "Introduction to the Internet."

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
     Glenn  Goelz.  Mr.  Goelz  was  appointed  Vice  President, Chief Financial
Officer and Treasurer in April, 1999. He has 19 years of broad financial experience across several high technology fields. Prior to joining Nettaxi, he was a principal of his own consulting firm specializing in strategic business and financial consulting to multinational firms and Internet start-up companies. From August 1997 to January, 1999 Mr. Goelz served as the Vice President of Finance and Operations for Pictra, Inc., a photo e-commerce start-up company. From April 1996 to July 1997, he served in various capacities with Simply Interactive, including Vice-President-Controller and Chief Financial Officer. From April of 1995 to April 1996, Mr. Goelz served as the Worldwide Controller at Logitech, Inc., a worldwide provider of computer mice and senseware. Prior to this, Mr. Goelz served as the Corporate Controller at Auspex Systems, Inc. a provider of high performance data servers from 1993 to 1995. Mr. Goelz earned his Bachelor's degree in Business and Economics, with a concentration in accounting, from Lehigh University.

     Melanie McCarthy. Ms. McCarthy was appointed Vice President of E-Commerce in March, 1999. During her 22-year career, she has defined and implemented the e-commerce strategies of several organizations. During its 1997-1998 term Ms. McCarthy served as Chairperson for the Marketing Council of the Association of Interactive Media in Washington, D.C. and sat on the Capital Hill Internet Advisory Board. In 1997 she founded Product Partners, Inc., an online retail company, and served as Chief Executive Officer until January 1999. From 1992 to 1996, Ms. McCarthy served as Vice President of Home Shopping Network's first interactive effort, HSN Interactive, and negotiated the inclusion of HSN Interactive on Compuserve, Prodigy, AOL and MSN. She recently served as chairperson for the Interactive Marketing Council of the Association for Interactive Media in Washington, D.C., and sat on the Capitol Hill Internet Advisory Board. Ms. McCarthy earned her Bachelor's degree in Science from the University of Maryland, and has completed course work toward a graduate degree in Computer Science at the University of Texas.

     Brian Stroh. Mr. Stroh was appointed Vice President of Information Services in October, 1997. He has close to four years of experience in the internet service provider and Internet industry. From December 1995 to June 1996 he was head of Customer Service of a customer service, inside sales department which grew to eight employees. He assisted in the development of a robust call center and customer database. He also served in a managerial role, assisting in the development of the second edition to Ques Mega Web Directory. Mr. Stroh earned his Bachelor's degree from the University of Colorado at Boulder.

     Andrew Garroni. Mr. Garroni has served as a director since completion of our merger with Plus Net in May 1999. Under the terms of our merger agreement with Plus Net, Mr. Garroni was appointed as a member of the board of directors. Mr. Garroni has over 20 years experience in the development and management of start-up entertainment companies. He currently serves as Executive Producer of Showtime's movie series "Naked City," a position he has held since January, 1998. From 1990 to September, 1998 he served as President of Axis Films International, Inc. supplying films to cable television networks such as Home Box Office, Showtime Networks and DBS providers like Direct TV. He began his career in New York as a principal partner in the motion picture Production Company Cinerex Associates, Inc. whose clients included Twentieth Century Fox and Orion Pictures. While in New York, he helped create Magnum Motion Pictures and Magnum Entertainment. Mr. Garroni has a Bachelor's degree in Marketing from Fairleigh Dickinson University.

     Ron R. Goldie. Mr. Goldie has served as a director since completion of our merger with Plus Net in May 1999. Under the terms of our merger agreement with Plus Net, Mr. Goldie was appointed as a member of the board of directors. From March 1990 to December 1995 he was a senior partner at the law firm of Jeffer, Mangels, Butler and Marmaro. From March 1996 to February 1997 he was a senior partner at Coudert Brothers. From February 1997 to March 1998 he was a senior partner at Stroock and Lavan. In March, 1999 he became a senior member of the corporate department of Mitchell Silberberg and Knupp, a ninety year old Los Angeles based law firm. Mr. Goldie specializes in business planning and transactions ranging from local to international matters. The practice includes a range from mergers and acquisitions, securities practice, secured and asset based lending transactions, advising regarding structure and development and general and corporate business matters. Mr. Goldie Received his Bachelor's degree and Law degree from the University of Southern California, and was admitted to the California Bar in 1975.

     Roger Thornton. Mr. Thornton has served as a director since March, 1999. He has ten years of industry experience and has served as the Principal Consultant and Capital Fund Partner for Media Lane Development Group, a Silicon Valley based technology firm focused on the e-commerce marketplace since October, 1996. As one of that firm's founding members, he consults on business strategy, system architecture and engineering management for numerous Internet companies. Mr. Thornton was a Product Manager with Apple Computer from February 1993 to December 1995. He served as Marketing Development Manager for Sun Micro Systems from December 1995 to November 1996. Mr. Thornton has designed and implemented several of the earliest commercially deployed Web-based applications for such companies and institutions as E*TRADE, Music Blvd., Stanford University, InfoWorld Magazine, Bay Networks, Knight Ridder and Intellimatch. Previously he has held engineering and marketing management positions in several technology firms, including CenterLine Software Inc., Taligent Inc., an Apple Computer/IBM joint venture, and JavaSoft, A Sun Microsystems company. Mr. Thornton received his Bachelor's degree in Engineering and Master's degree in Engineering from San Jose State University in 1988 and 1993, respectively.

     Steven S. Antebi. Mr. Antebi has served as a director since May, 1999. Since 1998, Mr. Antebi has been the Manager of Fontenelle LLC, a personal holding company specializing in telecommunications and Internet investments. Since 1994, he has also been the general partner of Maple Partners, a California partnership with investments in equities. Since 1992, he has been the managing partner of JLA Partners, a venture capital partnership specializing in late stage development companies. Mr. Antebi is also President and Chairman of the board of directors of Novante Communications, a Nevada corporation which invests in debt and equity marketable securities. From March 1973 through June 1991, Mr. Antebi was employed by Bear Stearns & Co. Inc., and from 1986 through 1991, served as a Managing Director. From 1991 to 1993, Mr. Antebi was employed by Drake Capital.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     EXECUTIVE EMPLOYMENT AGREEMENTS. On August 1, 1998 Nettaxi-Delaware entered into executive employment agreements with Robert A. Rositano, Jr. and Dean Rositano, and these agreements continued in effect after the reorganization with Swan Valley. Pursuant to the terms of their individual executive employment agreements, Robert A. Rositano, Jr. is to perform the duties Chief Executive Officer and serve as a member of the board of directors, and Dean Rositano is to perform the duties of President and serve as a member of the board of directors. Each executive employment agreement provides for an annual base salary of $125,000 which may be increased by the board of directors, in its discretion. The base salary also is to increase by ten percent per annum, which increase shall be cumulative for each year. Under the executive employment agreements, each executive is also eligible for annual bonus compensation in the minimum amount of $50,000 up to a maximum amount equal to the base salary then payable. The board of directors is to determine the amount of the annual bonus based upon performance targets established by the board of directors. Under the executive employment agreements, Robert A. Rositano, Jr. and Dean Rositano each received warrants to purchase up to 883,952 shares of the common stock of Nettaxi-Delaware. The Warrants were to vest over three years and vesting was accelerated upon the reorganization with Swan Valley. Robert A. Rositano, Jr. and Dean Rositano each exercised their warrants in September, 1998. They have each been granted registration rights with respect to shares of common stock issued upon exercise of the warrants and they have each waived any such rights with respect to this registration statement. Each executive is eligible to receive three weeks paid vacation for the first year of employment and four weeks per year thereafter. They are also eligible to participate in the health, life insurance, medical, retirement and other benefit programs which we may offer from time to time. Each executive receives a car allowance in an amount not to exceed $600 per month plus insurance and costs of repair and may be reimbursed for other reasonable expenses incurred during the course of performing their duties.

     The term of the executive employment agreements is four years and they are automatically renewed for successive periods of one year unless terminated prior to such renewal. We may terminate either executive at any time with or without cause. The term "cause" is defined in the executive employment agreements as:

-    conviction or plea of no contest to a felony;

-    willful gross misconduct materially injurious to Nettaxi;
- willful and material failure to substantially perform duties other than a failure resulting from disability;
-    violation of the agreement's covenant not to compete; or
- disclosure of material confidential information without prior written consent.

If and executive is terminated without cause, he is to receive severance pay equal to:

-    the base salary for the remainder of the term;
-    minimum bonus plus any pro rata bonus in excess of the minimum bonus;
- pre payment of all automobile allowance for the remaining period of the term; and
- continued coverage for life, health and disability insurance for the remainder of the term.

The above amounts shall be due in one lump sum payment three days following the termination of his employment without cause. If there is a "change in control" with respect to Nettaxi, the executives may terminate their executive employment agreements and be entitled to severance in the amount of three years of annual benefits to be realized in accordance with the terms of the executive employment agreements, payable in one lump sum. "Change in control" is defined in the executive employment agreements as:

- any change of equity such that more than 50% of the outstanding shares of our outstanding shares are transferred to a third party;
- debt ownership such that more than 50% of our outstanding shares are transferred to a third party; or
-    a sale of 70% or more of our assets.

The executive employment agreements also contain covenants restricting the disclosure of our confidential information, the solicitation of our employees or agents and the ability of the executives to engage in competing activities with us.

     In the course of the previous year, as a result of our limited human resources both Robert A. Rositano and Dean Rositano have performed other responsibilities not necessarily within the scope of the definition of their positions under the executive employment agreements.

     GLENN GOELZ. As of April 1, 1999 we have entered into an Employment Agreement with Mr. Glenn Goelz. Under the agreement, Mr. Goelz is employed as Chief Financial Officer of the Company and is expected to perform the duties consistent with the position including the management of the financial operations of the Company and the hiring of personnel. Mr. Goelz receives a base salary of $125,000 until August 1, 1999 at which time the base salary will increase to $150,000. He is also eligible for annual bonus compensation in the minimum amount of $50,000 up to a maximum amount equal to the base salary then payable. The board of directors is to determine the amount of the annual bonus based upon performance targets established by the board of directors. He also is to receive options to purchase up to 250,000 shares of our common stock, which vest over three years, under our 1998 Stock Option Plan. He receives three weeks paid vacation for the first year of employment and four weeks per year thereafter. He is also eligible to participate in the health and other benefit programs which we may offer from time to time.

     The term of Mr. Goelz's agreement is three years and automatically renews for successive periods of one year unless terminated prior to such renewal. We may terminate him at any time with or without cause. The term "cause" is defined in the executive employment agreements as:

-    conviction or plea of no contest to a felony;
-    willful gross misconduct materially injurious to Nettaxi;
- willful and material failure to substantially perform duties other than a failure resulting from disability; or
- disclosure of material confidential information without prior written consent.

Mr. Goelz is eligible to receive severance pay if he is terminated without cause or if the Company experiences a change in control and he elects to terminate the agreement. The severance payment would be:

-    the  base  salary  for  the  remainder  of  the  term;
-    minimum bonus plus any pro rata bonus in excess of the minimum bonus; and
- continued coverage for health and other benefits for the remainder of the term.

Additionally, the vesting of all options to purchase common stock of the Company would be accelerated immediately. The severance payment would be due in one lump sum three days following the termination of his employment. "Change in control" is defined in the employment agreement as:

- any change of equity such that more than 50% of the outstanding shares of our outstanding shares are transferred to a third party;
- debt ownership such that more than 50% of our outstanding shares are transferred to a third party; or
-    a sale of substantially all of our assets.

Mr. Goelz's employment agreements also contains covenants regarding the assignment of inventions, restricting the disclosure of our confidential information, the solicitation of our employees or agents and the ability of Mr. Goelz to engage in competing activities.

BOARD  COMMITTEES

     The Compensation Committee of the board of directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our 1998 Stock Option Plan. The current members of the Compensation Committee are Messrs. Thornton and Garroni. Prior to May 3, 1999, we did not have a Compensation Committee or any other committee of the board of directors that performed any similar functions.

     The Audit Committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The current members of the audit committee are Messrs. Thornton and Garroni.

     The  board  of  directors  does  not  have  a  nominating  committee.

DIRECTORS'  COMPENSATION

     Directors who are also employees of Nettaxi receive no compensation for serving on the board of directors. With respect to directors who are not employees, we intend to reimburse such directors for all travel and other expenses incurred in connection with attending meetings of the board of directors and any committees of the board of directors. Non-employee directors are also eligible to receive grants of non-qualified stock options under our 1998 Stock Option Plan, and we intend to establish a non-employee director stock option plan which will provide for initial option grants of a fixed number of shares to non-employee directors and successive annual option grants to such non-employee directors covering an additional fixed number of shares to provide us with an effective way to recruit and retain qualified individuals to serve as members of the board of directors.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

     We did not have a Compensation Committee or other committee of the board of directors performing similar functions during the fiscal years ending December
31, 1997 and 1998. Messrs. Robert A. and Dean Rositano are each officers of Nettaxi and, as members of the board of directors, participated in deliberations of the board of directors relating to the compensation of our executive officers. As indicated above, the board of directors established a Compensation Committee as of May 3, 1999.

EXECUTIVE  COMPENSATION

COMPENSATION  SUMMARY

     The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to our Chief Executive Officer and President (collectively, the "Named Executives") during the year ended December 31, 1998:


                        SUMMARY COMPENSATION TABLE(1)(2)

                           ANNUAL     COMPENSATION   LONG-TERM COMPENSATION
-----------------------  -----------  -------------  ----------------------
NAME AND                 SALARY ($)   BONUS ($) (4)  NUMBER OF SECURITIES
PRINCIPAL POSITION                                   UNDERLYING WARRANTS/
                                                     OPTIONS (#)
-----------------------  -----------  -------------  ----------------------
Robert A. Rositano, Jr.  $95,917 (3)             --              1,012,347
Chief Executive Officer
-----------------------  -----------  -------------  ----------------------
Dean Rositano            $95,917 (3)             --              1,012,347
President
-----------------------  -----------  -------------  ----------------------

(1) Information set forth herein includes services rendered by the Named Executives while employed by Nettaxi-Delaware prior to the reorganization with Swan Valley and by Nettaxi following the reorganization with Swan Valley. No other executive officer or employee received compensation in excess of $100,000 during this period.

(2) The columns for "Other Annual Compensation" "Restricted Stock Awards" "LTP Payouts" and "All other Compensation" have been omitted because there is no compensation required to be reported.

(3) For each Named Executive, includes $93,000 in cash compensation and 16,574 shares of common stock issued to each of the Named Executives in February, 1998 in lieu of salary earned in 1998 having an ascribed value of $2,198 as determined by the board of directors.

(4) Pursuant to their Executive Employment Agreements, each of the Named Executives is eligible for annual bonus compensation in the minimum amount of $50,000 up to a maximum amount equal to the base salary then payable. See "Employment Agreements and Termination of Employment and Change of Control Arrangements." The first bonus payment is not due until August 1999 and the amount of the bonus earned by the Named Executives for the first bonus period, including a portion of 1998, will not be determined until August 1999. Accordingly, no entry has been made in the table for bonus compensation attributable to the year ended December 31, 1998.

WARRANT  AND  OPTION  GRANTS  IN  LAST  YEAR

     The following table sets forth information concerning warrants and options granted to the Named Executives during 1998.

        WARRANT AND OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1998(1)

NAME       Number  of       %  of Total  Exercise     Expiration   Potential Realizable Value at Assumed
           Securities       Warrants/    Price  Per   Date(6)      Annual Rates of Stock Price Appreciation
           Underlying       Options      Share                     for  Option  Term  (7)
           Warrants/        Granted to   ($/SH)
           Options          Employees
           Granted (#) (2)  IN 1998 (5)
                                                                   ---------  ---------  ---------
                                                                          0%         5%        10%
                                                                   ---------  ---------  ---------
Robert A.        88,395(3)         3.3%  $    0.0396         3/08  $ 31,504   $ 55,657   $ 87,299
Rositano,
Jr.
---------
                  883,952         33.0%  $    0.0396         8/08  $315,040   $556,572   $872,991
           ---------------  -----------  -----------  -----------  ---------  ---------  ---------
                 40,000(4)         1.5%  $      0.88        10/08  $  3,200   $ 16,928   $ 47,808
           ---------------  -----------  -----------  -----------  ---------  ---------  ---------
Dean             88,395(3)         3.3%  $    0.0396         3/08  $ 31,504   $ 55,657   $ 87,299
Rositano

                  883,952         33.0%  $    0.0396         8/08  $315,040   $556,572   $872,991
           ---------------  -----------  -----------  -----------  ---------  ---------  ---------
                 40,000(4)         1.5%  $      0.88        10/08  $  3,200   $ 16,928   $ 47,808
           ---------------  -----------  -----------  -----------  ---------  ---------  ---------

(1)     No  SARs  were  granted  to  either  of  the  Named  Executives  during  1998.

(2)     Each  warrant  and  option represents the right to purchase one share of our common stock.

(3)     These  warrants  became  fully  vested  upon  completion of  the  reorganization with Swan
Valley.

(4)     These  options  vest  in twelve equal quarterly installments commencing three months after the  date  of  grant.

(5)     In 1998,  we granted  officers, employees and consultants warrants and options to purchase an  aggregate  of  2,679,298  shares  of  our  Common  Stock.

(6)     Options  may  terminate  before  their  expiration  dates  if  the optionee's status as an employee  or  consultant  is  terminated  or  upon  the  optionee's  death  or  disability.

(7)     Amounts  represent  hypothetical  gains that could be achieved for the respective warrants and  options  if  exercised  at  their  end of their respective terms.  The 0%, 5% and 10% assumed annual  rates  of  compounded stock price appreciation are mandated by rules of the SEC and do not represent  our  estimate  or projection of the future prices of the common stock. Actual gains, if any,  on  any  exercises  of warrants and options are dependent upon the future performance of the
Common  Stock  and  overall  stock  market conditions.  The amounts reflected in the table may not necessarily  be  achieved.

WARRANT  AND  OPTION  EXERCISES  AND  YEAR-END  OPTION  VALUES

     The following table sets forth information with respect to the Named Executives concerning their exercise of warrants during 1998 and exercisable and unexercisable stock options held by them as of December 31, 1998.

  AGGREGATE WARRANT AND OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES (1)

NAME           Shares        Value       Number  of  Unexercised     Value of Unexercised In-the-
               Acquired On   Realized    Options  at  Year  End(#)   Money  Options  at  Year
               EXERCISE(#)   (2)($)                                  End ($)(3)
                                         --------------------------  ----------------------------
                                         Exercisable  Unexercisable  Exercisable   Unexercisable
-------------  ------------  ----------  -----------  -------------  ------------  --------------
Robert A.           972,347  $  346,544        3,333         36,667  $     25,397  $      279,402
Rositano, Jr.
-------------  ------------  ----------  -----------  -------------  ------------  --------------
Dean Rositano       972,347  $  346,544        3,333         36,667  $     25,397  $      279,402
-------------  ------------  ----------  -----------  -------------  ------------  --------------

(1)     No  SARs  were  owned  or  exercised  by  any  of  the  Named  Executives  during  1998.

(2)     There  was  no public trading market for our common stock at the time these warrants were exercised. The amounts shown as the value realized by the Named Executives on the exercise of the warrants  is  based  on  a  value  of  $0.396  per  share,  the  fair market value on the date of exercise  as  determined  by  our  board  of  directors,  less the exercise price of $0.0396.  As authorized  by our board of directors, each of the Named Executives exercised  their warrants  by delivery  of  promissory notes in favor of the Company which bear interest at the rate of 8%  per annum  and  are  secured  by  the  shares.

(3)     Based on a per share fair market value of our common stock equal to $8.50 at December 31,
1998,  the Closing  Price  for our common stock on that date as reported by various market makers for  our  common  stock  on  the  Over-The-Counter  Market  Bulletin  Board.

EMPLOYEE  BENEFIT  PLANS

     1998 STOCK OPTION PLAN. Our 1998 Stock Option Plan was adopted by the board of directors, and ratified and approved by our stockholders, as of September 29, 1998. The following description of our 1998 Stock Option Plan is a summary and qualified in its entirety by the text of the plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

     The purpose of the 1998 Stock Option Plan is to enhance our profitability and stockholder value by enabling us to offer stock based incentives to employees, directors and consultants. The 1998 Stock Option Plan authorizes the grant of options to purchase shares of Common Stock to employees, directors and consultants of Nettaxi and its affiliates. Under the 1998 Stock Option Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted our employees.

     The number of shares available for options under the 1998 Stock Option Plan is 3,000,000. The 1998 Stock Option Plan is administered by the Compensation Committee of the board. Subject to the provisions of the 1998 Stock Option Plan, the Compensation Committee has authority to determine the employees, directors and consultants of Nettaxi who are to be awarded options and the terms of such awards, including the number of shares subject to such option, the fair market value of the common stock subject to options, the exercise price per share and other terms.

     Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and generally cannot have a duration of more than 10 years. If the grant is to a stockholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between Nettaxi and the respective option holders. Awards under the 1998 Stock Option Plan may not be made after the tenth anniversary of the date of its adoption but awards granted before that date may extend beyond that date.

     If the employment with Nettaxi of the holder of an incentive stock option is terminated for any reason other than as a result of the holder's death or disability or for "cause" as defined in the 1998 Stock Option Plan, the holder may exercise the option, to the extent exercisable on the date of termination of employment, until the earlier of the option's specified expiration date and 90 days after the date of termination. If an option holder dies or becomes disabled, both incentive and non-qualified stock options may generally be exercised, to the extent exercisable on the date of death or disability, by the option holder or the option holder's survivors until the earlier of the option's specified termination date and one year after the date of death or disability.

     As of June 21, 1999, no shares had been issued as the result of the exercise of options previously granted under the 1998 Stock Option Plan, 1,015,000 shares were subject to outstanding options and 1,985,000 shares were available for future grants. The exercise prices of the outstanding options ranged from $0.80 to approximately $15.00. The options under the 1998 Stock
Option Plan vest over varying lengths of time pursuant to various option agreements that we have entered into with the grantees of such options.

     We have not registered the 1998 Stock Option Plan, or the shares subject to issuance thereunder, pursuant to the Securities Act of 1933 (the "Securities Act"). Absent registration, such shares, when issued upon exercise of options, would be "restricted securities" as that term is defined in Rule 144 under the Securities Act. See "Shares Eligible for Future Sale."

     Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. Options issued to employees under the 1998 Stock Option Plan shall expire no later than ten years after the date of grant. An option becomes exercisable at such time and for such amounts as determined at the discretion of the board of directors or the Compensation Committee at the time of the grant of the option. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the board of directors or the Compensation Committee on the date the option is granted. The purchase price is payable in full in cash, by promissory note, by net exercise or by delivery of shares of our Common Stock when the option is exercised. The 1998 Stock Option Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefor to give effect to any stock dividend, stock split, stock combination or other reorganization of or by Nettaxi.

     PRE-REORGANIZATION WARRANTS. Prior to the reorganization with Swan Valley, Nettaxi-Delaware granted warrants to purchase an aggregate of 2,399,298 shares of Nettaxi-Delaware's common stock for the same purposes, and on substantially the same terms and conditions, as options to be granted under the 1998 Stock Option Plan. See "Certain Transactions--Stock Transactions by Nettaxi Online Communities, Inc." As of the reorganization with Swan Valley, all such warrants had been exercised by the holders thereof and are no longer outstanding.

     401(K) PLAN. Effective June 1, 1999 we instituted the Nettaxi 401(k) Savings Plan (the "401(k) Plan"). Eligible employees may begin making deferrals under the 401(k) Plan. The 401(k) Plan is intended to be a qualified plan under Internal Revenue Code Section 401(a), with a cash or deferred option governed by
Section 401(k) of the Internal Revenue Code. Employees may elect to defer their eligible current compensation up to the statutorily and 401(k) Plan prescribed limits and have the amount of such deferral contributed to the 401(k) Plan. Contributions to the 401(k) Plan are invested in the investment funds described in the 401(k) Plan. The 401(k) Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

KEY  MAN  INSURANCE

     We do not currently have any key man insurance. We do intend to purchase key man insurance on the lives of the Named Executives in the near future.

INDEMNIFICATION  AGREEMENTS

     We intend to enter into indemnification agreements with our directors and officers. These agreements will provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers. Currently, directors and officers are entitled to the benefits of the limitation of liability provided under our charter documents and the laws of the State of Nevada. See "Description of Capital Stock--Limitation of Liability and Indemnification."

                              CERTAIN TRANSACTIONS

STOCK  TRANSACTIONS  BY  NETTAXI  ONLINE  COMMUNITIES,  INC.

ISSUANCES TO FOUNDERS. Nettaxi-Delaware was formed in October 1997 Robert A. Rositano, Jr. and Dean Rositano. At the time of formation, each of them was issued 1,288,044 shares of Nettaxi-Delaware common stock in consideration of their efforts in establishing Nettaxi-Delaware and developing its initial business strategy.

     On February 12, 1998, Robert A. and Dean Rositano were each issued an additional 66,297 shares of Nettaxi-Delaware common stock in lieu of salary compensation earned by them between October 1997 and January 1998 in the amount of $11,667.

     In March 1998, Robert A. and Dean Rositano were each issued warrants to purchase 88,395 shares of Nettaxi-Delaware common stock. On August 1, 1998, they were each issued warrants to purchase 883,952 shares of Nettaxi-Delaware common stock pursuant to the executive employment agreements. See "Management--Employment Agreements and Termination of Employment and Change of Control Arrangements." All the warrants issued to Robert A. and Dean Rositano were exercised in September 1998. See "Management--Executive Compensation."

     During 1998, Robert A. and Dean Rositano transferred 129,435 and 137,012 shares, respectively, of Nettaxi-Delaware common stock by gift to individuals.

     All the shares of Nettaxi-Delaware Common Stock held by Robert A. and Dean Rositano and their donees were converted into shares of Nettaxi common stock in the reorganization with Swan Valley described below.

     SSN PROPERTIES, LLC. In October 1997, Nettaxi-Delaware purchased the assets of Simply Interactive from SSN Properties LLC pursuant to an asset purchase agreement. The purchase price for the assets was $2,000,000. $1,020,000 was paid pursuant to a convertible interest bearing promissory note and the remainder of the purchase price was paid by the issuance of 2,475,066 shares of Nettaxi-Delaware common stock. In September 1998, SSN Properties converted its promissory note with accrued interest in exchange for 2,792,763 shares of Nettaxi-Delaware common stock. In September, 1998 Nettaxi-Delaware also issued 176,790 shares of its Nettaxi-Delaware common stock to SSN Properties in exchange for the cancellation of a $70,000 accounts payable to SSN Properties. All the shares of Nettaxi-Delaware common stock held by SSN
Properties were converted into shares of Nettaxi common stock in the reorganization with Swan Valley described below. In April, 1999 a pro rata distribution of the shares of common stock held by SSN Properties was made to all of its members.

     Robert Rositano, Sr., father of Robert A, and Dean Rositano, is a managing member of SSN Properties.

     NETTAXI-DELAWARE PRIVATE OFFERINGS. From October 1997 to September 1998 Nettaxi-Delaware conducted a private offering of its common stock. Pursuant to that offering, a total of 506,378 shares of Nettaxi-Delaware common stock were sold for total cash consideration of $200,500.

     From October 1997 to September 1998 Nettaxi-Delaware conducted a private offering of its Series A Preferred Stock. Pursuant to that offering, a total of 367,215 shares of Nettaxi-Delaware Series A Preferred Stock were sold for total cash consideration of $109,050. The Series A Preferred Stock was convertible on a one-for-two basis into Nettaxi-Delaware common stock. In September, 1998, the outstanding shares of Series A Preferred Stock were converted into 734,438 shares of Nettaxi-Delaware common stock.

     All the shares of Nettaxi-Delaware common stock issued to investors in the private offerings were converted into shares of Nettaxi common stock in the reorganization with Swan Valley described below.

REORGANIZATION  WITH  SWAN  VALLEY

     In September 1998, Nettaxi-Delaware entered into the reorganization with Swan Valley with a non-operating public company, Swan Valley Snowmobiles, Inc., a Nevada corporation incorporated in October 1995 ("Swan Valley"). From its incorporation, Swan Valley engaged in the business of snowmobile repair. During the first half of 1997, Swan Valley determined that this line of business was no longer feasible and discontinued its operations. Under the Reorganization Agreement, the Nettaxi-Delaware stockholders received approximately 2.53 shares of Common Stock of Swan Valley in exchange for each of their shares of Nettaxi-Delaware common stock, and Nettaxi-Delaware became a wholly-owned subsidiary of Swan Valley. An aggregate of 12,000,000 shares were issued to the former Nettaxi-Delaware stockholders in the reorganization with Swan Valley and the Nettaxi-Delaware stockholders owned approximately 85% of Swan Valley immediately after the reorganization. As part of the reorganization, all of the executive officers and directors of Swan Valley resigned and the executive officers and directors of Nettaxi-Delaware became the executive officers and directors of Swan Valley which changed its name to Nettaxi, Inc. Immediately prior to the reorganization, Swan Valley completed a limited public offering of its common stock which yielded gross proceeds of $1,000,000 that was available to Nettaxi once the reorganization was completed.

OFFERING  OF  DEBENTURES  AND  WARRANTS

     On March 31,1999, we entered into a Securities Purchase Agreement with RGC International Investors pursuant to which RGC International Investors was issued convertible debentures in the principal amount of $5,000,000 and received warrants to purchase 150,000 shares of our common stock. The convertible debentures bear interest at the rate of 5% per annum from the date of issuance and mature on March 31, 2004. The debentures are convertible into shares of our common stock and include a purchase option that permits holders to acquire additional shares of our common stock at the time that the debentures are converted. The warrants may be exercised at any time during the five-year period following their issuance at an exercise price of $12.375 per share. See "Description of Capital Stock--Warrants and Debentures."

OTHER  AGREEMENTS

     We have entered into a consulting agreement with Fontenelle LLC, a financial services provider of which one of our directors, Steven S. Antebi is a manager. Under the agreement, Fontenelle is to provide services we request in connection with the financial planning, capital structure, continued development of our business plan and the evaluation of financing alternatives for us. In exchange for its services, Fontenelle is to receive option to purchase up to 150,000 shares of our common stock under our 1998 Stock Option Plan. The underlying shares of common stock are to have registration rights that do not effect this registration statement. The agreement provides that Fontenelle is an independent contractor and includes provisions regarding the assignment of inventions, prohibiting the disclosure of confidential information and the solicitation of our employees. The term of the agreement is two years.

     As described above, in October 1998, each of Robert A. Rositano and Dean Rositano were granted options to purchase up to 40,000 shares of our common stock under the 1998 Stock Option Plan and Glenn Goelz was granted options to purchase up to 250,000 shares of common stock under the 1998 Stock Option Plan. As described above, we have entered into employment agreements and other compensation arrangements with our officers.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                              SELLING STOCKHOLDERS

     This prospectus relates to the offering by the selling stockholders for resale of shares of our common stock acquired by them upon conversion of convertible debentures and exercise of warrants which the selling stockholders received in private placement and other transactions. See "Description of Capital Stock -- Warrants and Debentures." All of the shares of common stock offered by this prospectus are being offered by the selling stockholders for their own accounts.

     The following table sets forth information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus, including shares obtainable under convertible debentures and/or warrants convertible or exercisable within 60 days of such date. The selling stockholders provided us the information included in the table below. To our knowledge, each of the selling stockholders has sole voting and investment power over the shares of common stock listed in the table below. No Selling Stockholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

                  BENEFICIAL OWNERSHIP OF COMMON  BENEFICIAL OWNERSHIP OF COMMON
                     STOCK PRIOR TO THE OFFERING  STOCK AFTER THE OFFERING
--------------------  --------------------------  ---------------------
SELLING               NUMBER OF  NUMBER OF        NUMBER OF  PERCENT OF
STOCKHOLDER           SHARES     SHARES TO BE     SHARES     CLASS
                                 SOLD UNDER
                                 THIS PROSPECTUS
--------------------  ---------  ---------------  ---------  ----------
RGC International     1,991,448        1,991,448         --          --
Investors (1)(2)(3)
--------------------  ---------  ---------------  ---------  ----------
Wall Street Trading     125,000          125,000         --          --
Group(1)
--------------------  ---------  ---------------  ---------  ----------

(1) The number of shares set forth in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders. We have assumed the sale of all of the common stock offered under this prospectus will be sold. However, As the selling stockholders can offer all, some or none of their shares of common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will hold after this offering.

(2) The number of shares of common stock beneficially owned by RGC International Investors consists of an estimated 1,691,448 shares issuable upon conversion of debentures and exercise of investment options and an estimated 300,000 shares issuable upon exercise of warrants. This estimate is based on the conversion rate of the convertible debentures in effect on May 4, 1999. See "Description of Capital Stock--Warrants and Debentures". This number is our good faith estimate of the maximum number of shares we may issue upon conversion of debentures and exercise of investment options and warrants. However, the actual number of shares of common stock issuable upon conversion of the debentures and exercise of the warrants is indeterminate, is subject to adjustment and could be materially more than such estimated number depending on

                                       83

factors which cannot be predicted by us at this time, including, among other factors, the future market price of our common stock and the issuance of our securities at prices below the then-market price of our common stock. The number of shares to be issued upon conversion of the debentures is based upon a formula set forth in the debentures based upon the trading price of our common stock, and is subject to adjustment as set forth in the debentures. The number of shares to be issued upon exercise of the warrants is based upon an exercise price of $12.375 per share, subject to adjustment as set forth in the warrants. The actual number of shares of common stock offered hereby, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures or exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving Rule 416 under the Securities Act. The debentures and warrants contain provisions which limit the number of shares of common stock into which the debentures are convertible and the warrants are exercisable. Under these provisions, the number of shares of common stock into which the debentures are convertible and the warrants are exercisable on any given date, together with any additional shares of common stock held by RGC International Investors, will not exceed 4.99% of our then outstanding common stock.

(3) RGC International Investors is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Bloch, Gary Kaminsky and Steven Katznelson own all of the outstanding capital stock of RGC General Partner Corp. and are parties to a shareholders agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., these individuals control Rose Glen Capital Management, L.P. These individuals disclaim beneficial ownership of our common stock owned by RGC International Investors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of our common stock as of June 21, 1999, and as adjusted to reflect the  sale  of  the  shares  of  common  stock  offered  by  This prospectus, by:

     - each person, or group of affiliated persons, who we know beneficially owns 5% or more of our common stock;

     -    each  of  our  directors  and  executive  officers;  and

     -    all  of  our  directors  and  executive  officers  as  a  group.

     The percentages of total shares of common stock set forth below assume that only the indicated person or group has exercised options and warrants which are exercisable within 60 days of June 21, 1999 and do not reflect the percentage of common stock which would be calculated if all other holders of currently exercisable options or warrants had exercised their securities. See footnote 1 below.

     Unless otherwise indicated in the footnotes to the table, (1) the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own and (2) unless otherwise indicated, the address of each beneficial owner listed below is c/o Nettaxi, Inc., 1696 Dell Avenue, Campbell, California.

NAME OF BENEFICIAL OWNER                       NUMBER OF SHARES        PERCENT OF
                                               BENEFICIALLY OWNED (1)  CLASS
EXECUTIVE OFFICERS AND DIRECTORS:
---------------------------------------------  ----------------------  -----------

Robert A. Rositano, Jr. (2) (3)                             2,021,287        9.57%
---------------------------------------------  ----------------------  -----------
Dean Rositano (3) (4)                                       2,126,260        10.1%
---------------------------------------------  ----------------------  -----------
Glenn Goelz(5)                                                 20,833           *
---------------------------------------------  ----------------------  -----------
Melanie McCarthy(6)                                             4,166           *
---------------------------------------------  ----------------------  -----------
Brian Stroh(7)                                                113,784           *
---------------------------------------------  ----------------------  -----------
Roger Thornton                                                 15,153           *
---------------------------------------------  ----------------------  -----------
Andrew Garroni                                                 75,000           *
---------------------------------------------  ----------------------  -----------
Ron R. Goldie                                                  50,000           *
---------------------------------------------  ----------------------  -----------
Steven S. Antebi                                                    0           *
---------------------------------------------  ----------------------  -----------
All directors and executive officers as a                   4,426,483        20.9%
group (9 Persons)(8)
---------------------------------------------  ----------------------  -----------
OTHER 5% STOCKHOLDERS:
---------------------------------------------  ----------------------  -----------
      Robert A. Rositano, Sr. (9)                           2,882,080        13.7%
---------------------------------------------  ----------------------  -----------
      Janice Rose Rositano-Battistella,                     1,839,268         8.7%
        Trustee of the Janice Rose Rositano-
        Battistella Trust  (10)
---------------------------------------------  ----------------------  -----------
      John J. Gallagher (11)                                1,080,000         5.1%
---------------------------------------------  ----------------------  -----------

                                       85

*     Less  than  one  percent.

(1) Beneficial ownership is determined in accordance with rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 21, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

(2)     Robert  A.  and  Dean  Rositano  are  brothers.

(3) Includes 10,000 shares of common stock subject to options that are currently exercisable. Excludes 30,000 shares of common stock subject to options that will not be exercisable within 60 days of June 21, 1999.

(4) Includes 10,000 shares of Common Stock subject to options that are currently exercisable. Excludes 30,000 shares of common stock subject to options that will not be exercisable within 60 days of June 21, 1999.

(5) Includes 20,833 shares of Common Stock subject to options that will be exercisable within 60 days of June 21, 1999. Excludes 229,167 shares of common stock subject to options that will not be exercisable within 60 days of June 21, 1999.

(6) Includes 4,166 shares of common stock subject to options that are currently exercisable. Excludes 45,834 shares of common stock subject to options that will not be exercisable within 60 days of June 21, 1999.

(7) Includes 7,500 shares of common stock subject to options that are currently exercisable. Excludes 22,500 shares of common stock subject to options that will not be exercisable within 60 days of June 21, 1999.

(8)     See  footnotes  (2),  (3),  (4),  (5)  and  (6)  above.

(9) Shares were received as part of a pro-rata distribution to the members of SSN Properties, LLC in April 1999. Mr. Rositano is a managing member of SSN Properties and the father of Robert A. Rositano, Jr. and Dean Rositano. Mr. Rositano's address is 14836 Three Oaks Court, Saratoga, California 95070.

(10) Shares were received as part of a pro rata distribution to the members of SSN Properties, LLC in April 1999. Ms. Rositano-Battistella is the mother of Robert A. Rositano, Jr. and Dean Rositano. Ms. Rositano-Battistella's address is 143 El Altillo Court, Los Gatos, California 95030.

(11) John J. Gallagher's address is 316 W. 20th Street, Manhattan Beach, California 90266.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our securities and various provisions of our Articles of Incorporation and our Bylaws are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to the Articles of Incorporation and Bylaws, copies of which have been filed with the SEC as exhibits to our registration statement of which this prospectus constitutes a part, and provisions of applicable law. Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, of which 21,110,000 shares were issued and outstanding as June 21, 1999, and 1,000,000 shares of Preferred Stock, par value $.001, of which no shares were issued and outstanding as of June 21, 1999. As of June 21, 1999, we estimated that there were approximately 347 holders of record of our common stock.

COMMON  STOCK

     The holders of outstanding shares of common stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time lawfully determine. Each holder of common stock is entitled to one vote for each share held. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, is not provided for under the Company's Articles of Incorporation or Bylaws. However, cumulative voting rights in the election of our directors currently applies under California law. California Corporations Code Section 2115 requires us to provide our stockholders cumulative voting rights in the election of directors because the average of our property factor, payroll factor and sales factor deemed to be in California during our latest fiscal year was almost 100%, and over 60% of our outstanding voting securities are held of record by persons having addresses in California, and our securities do not currently qualify as a national market security on NASDAQ. California Corporations Code Section 2115 is discussed in greater detail below. The common stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Upon liquidation, dissolution or winding up of Nettaxi, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the common stock at that time outstanding. The common stock presently outstanding is fully paid and nonassessable. As described below, the board of directors is authorized, without further stockholder approval, to issue Preferred Stock. Such an issuance could potentially effect the rights and preferences of holders of common stock. See "Anti-Takeover Effects Of Various Provisions Of Nevada Law And Nettaxi's Certificate Of Incorporation And Bylaws". Other than by the issuance of Preferred Stock by the board of directors, the rights of security holders may not be modified otherwise than by a vote of a majority or more of the shares outstanding.

PREFERRED  STOCK

     The board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series and the board of directors may fix the rights, preferences and designations thereof. No shares of Preferred Stock are currently outstanding and we have no present plans to issue any shares of Preferred Stock. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. See "Anti-Takeover Effects of Various Provisions of Nevada Law and Nettaxi's Certificate of Incorporation and Bylaws."

WARRANTS  AND  DEBENTURES

     WALL STREET TRADING GROUP WARRANTS. In March 1999, we issued warrants to Wall Street Trading Group to purchase up to 125,000 shares of our common stock. The warrants issued to Wall Street Trading Group may be exercised at any time during the two-year period following their issuance at an exercise price of $8.00 per share. The warrants contain provisions for the adjustment of the exercise price under circumstances set forth therein, including stock dividends, stock splits, reorganizations, reclassifications, combination and other dilutive issuances of securities. As described below, we have agreed to register under the Securities Act the resale of the Common Stock to be issued upon exercise of the warrants held by Wall Street Trading Group.

     RGC INTERNATIONAL INVESTORS DEBENTURES AND WARRANTS. On March 31, 1999, we entered into a Securities Purchase Agreement with RGC International Investors under which we agreed to issue convertible debentures in the amount of $5,000,000 and warrants to purchase 150,000 shares of our common stock. The debentures bear interest at a rate of 5% per annum commencing on the date of issuance and mature on March 31, 2004. The debentures are convertible at the option of the holder into that number of shares of our common stock equal to the principal amount of the debentures to be converted including all accrued interested, divided by the conversion price specified in the debentures. The conversion price is the lesser of a "variable" or "fixed" conversion price. The variable conversion price is based on the trading price of our common stock over a fixed period prior to conversion of the debentures, and the fixed conversion price is $11.88, subject to adjustment as provided under the terms of the debentures. In addition, at the time that a holder converts all or any portion of the debentures, such holder has an "investment option" which gives the holder a right to purchase one additional share of common stock for every share of common stock issuable as a result of such conversion at an exercise price equal to the applicable conversion price.

     As of May 4, 1999, the $5,000,000 principal amount of the convertible debentures, plus an amount equal to 5% of such principal amount accrued since March 31, 1999, could be converted into common stock at a conversion price of $11.88 per share. Accordingly, as of May 4, 1999, conversion of the entire principal amount of the convertible debentures and accrued interest thereon, would yield 422,862 shares of common stock. In addition, as of May 4, 1999, RGC International Investors's election to fully exercise its option to purchase additional shares of common stock would yield an additional 422,862 shares of common stock, resulting in the issuance of an aggregate of 845,724 shares to RGC International Investors as of that date. Based upon the interest rate and the conversion price of $11.88, which is subject to downward adjustment as described above, the number of shares of common stock issuable upon conversion of the debentures will increase by approximately 58 shares daily until conversion, as will the number of shares subject to the purchase option.

     If the debentures have not been converted or redeemed on March 31, 2004, they will automatically convert into shares of common stock as of that date. Upon the occurrence of events specified in the Securities Purchase Agreement, the holders of 50% of the debentures may elect to have us redeem the debentures at a premium to their purchase price. These events include, but are not limited to:

     - Failure by us to issue shares of our common stock upon conversion of the debentures;

     - Failure by us to transfer to the converting debenture holders stock certificates for shares of our common stock upon conversion of the debentures; and

     - Failure by us to keep the specified number of shares of our common stock reserved for issuance upon conversion of the debentures.

     The occurrence of other specified events results in a mandatory redemption by us of the debentures at a premium even without the election of the holders of the debentures. These mandatory redemption events include, but are not limited to, our making an assignment for the benefit of our creditors or our bankruptcy, insolvency, reorganization or liquidation.

     The premium payable by us upon any required redemption of the debentures is based upon a formula set forth in the debentures which takes into account the trading price of our common stock at the time of the redemption; provided, however, that in no event would the redemption price be less than 120% of the sum of the then-outstanding principal amount of the debentures and all accrued and unpaid interest thereon at the time of the redemption.

     The warrants issued to RGC International Investors may be exercised at any time during the five-year period following their issuance at an exercise price of $12.375 per share.

     The foregoing has been a brief description of some of the terms of the debentures and warrants. For a more detailed description of the rights of the holders of the debentures and warrants, prospective investors are directed to the actual form of debenture that has been filed as an exhibit to the registration statement of which this prospectus is a part.

     As described below, we have agreed to register under the Securities Act, the resale of the common stock to be issued upon conversion of the debentures or exercise of the warrants held by RGC International Investors.

REGISTRATION  RIGHTS

     RGC INTERNATIONAL INVESTORS. Under a Registration Rights Agreement with RGC International Investors entered into on March 31, 1999, we agreed to register the shares of common stock issuable to RGC International Investors upon conversion of their debentures and exercise of their warrants. This prospectus is part of the Registration Statement intended to satisfy this obligation. The Registration Agreement requires us to file a registration statement with respect to the shares within a specified period of time and to have the registration statement be declared effective within a specific period of time. We must also keep the registration statement effective until all of the securities offered have been sold. We are responsible for the payment of all fees and costs associated with the registration of the securities, except that we are not responsible for fees generated by RGC International's counsel in excess of $30,000. We are required to indemnify and hold harmless each investor and its representatives and RGC International Investors and its agents or representatives against:

-    any untrue statement of a material fact in a registration statement;
-    any  untrue  statement  or  alleged  untrue  statement   contained  in  any
     preliminary prospectus if used prior to the effective date of the registration statement; or
- any violation or alleged violation of the Securities Act or the Exchange Act. Specific procedures for carrying out such indemnification are set forth in the Agreement.

Under the Registration Agreement, RGC International Investors also has the right to include all or a part of its common stock in a registration filed by us for purposes of a public offering in the event that we fail to satisfy our other obligations as to the registration of the common stock acquired by RGC International Investors.

     BAYTREE CAPITAL. On September 3, 1998, Nettaxi-Delaware engaged Baytree Capital Associates to provide financial and business consulting in connection with the reorganization with Swan Valley. In consideration of such services, Baytree was issued 200,000 shares of our common stock in October 1998 and granted registration rights with respect to such shares. Specifically, we must register the shares held by Baytree upon receipt of a registration request after April 1, 1999. Baytree also has piggyback registration rights for their shares, but has waived the right to have such shares included in this prospectus.

     WALL STREET TRADING GROUP. Wall Street Trading Group is entitled to registration rights with respect to the 125,000 shares of our common stock that Wall Street Trading Group may receive upon exercise of warrants previously issued to Wall Street Trading Group. Subject to various and customary exceptions, if we propose to register shares of our common stock, Wall Street Trading Group is entitled to notice of the registration and are entitled to include their shares of common stock in the registration at our expense. This prospectus is part of the registration statement intended to satisfy our obligations to Wall Street Trading Group with respect to the registration.

     PLUS NET. Under the terms of the merger between us and Plus Net, shareholders of Plus Net were granted piggyback registration rights with respect to the shares of our common stock which they received in the merger. Generally, they receive registration rights on a pro rata basis with our other shareholders. The registration rights do not have any impact or effect with respect to the registration statement of which this prospectus is a part.

     EXECUTIVE OFFICERS. Pursuant to their executive employment agreements, Robert A. Rositano, Jr. and Dean Rositano were granted registration rights with respect to the registration of their shares of common stock. Each of them have waived any registration rights they may have with respect to the Registration Statement of which this prospectus is a part.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND NETTAXI'S ARTICLES OF INCORPORATION AND BYLAWS

     We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in the control or management of Nettaxi.

      Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless specific conditions are met. A "combination" includes:

- any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

- any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having:

     - an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets,

     - an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

     - representing 10% or more of the earning power or net income of the corporation;

- any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation,

- the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder,"

- transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or

-    the receipt of benefits,  except  proportionately as a stockholder,  of any
     loans,   advances  or  other   financial   benefits  by  an  "   interested
     stockholder."

An  "interested  stockholder"  is  a  person  who

- directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation;

- an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

     A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the Articles of Incorporation are met and either:

- the board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such; or

- the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

     Nevada's  "Control  Share  Acquisition  Statute,"  Nevada  Revised  Statute
(S)78.378-78.379, prohibits an acquiror, under some circumstances, from voting shares of a target corporation's stock after crossing threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may well do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, it is likely that the Control Share Acquisition Statute will apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days, unless the acquiror agrees to a later date, after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call some of the acquiror's shares for redemption. Our Articles of Incorporation and Bylaws do not currently permit us to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares. This amount is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute.

     Provisions of our Bylaws which are summarized below may affect potential changes in control of Nettaxi. The board of directors believes that these provisions are in the best interests of stockholders because they will encourage a potential acquiror to negotiate with the board of directors, which will be able to consider the interests of all stockholders in a change in control situation. However, the cumulative effect of these terms maybe to make it more difficult to acquire and exercise control of Nettaxi and to make changes in management more difficult.

     The Bylaws provide the number of directors of Nettaxi shall be established by the board of directors, but shall be no less than one. Between stockholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office by the affirmative vote of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

     The Bylaws further provide that stockholder action may be taken at a meeting of stockholders and may be effected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Nevada law requires a greater percentage.

     We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

     The provisions described above may have the effect of delaying or deterring a change in the control or management of Nettaxi.

APPLICATION  OF  CALIFORNIA  GENERAL  CORPORATION  LAW

     Although we are incorporated in Nevada, our headquarters is in the State of California. Section 2115 of the California General Corporation Law ("Section 2115") provides that provisions of the California General Corporation Law shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets tests regarding the business done in California and the number of its California stockholders.

     An entity such as us can be subject to Section 2115 if the average of the property factor, payroll factor and sales factor deemed to be in California during its latest full income year is more than 50 percent and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to corporations with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities. Since the average of our property factor, payroll factor and sales factor deemed to be in California during our latest fiscal year was almost 100%, and over 60% of our outstanding voting securities are held of record by persons having addresses in California, and our securities do not currently qualify as a national market security on NASDAQ, we are subject to Section 2115.

     During the period that we are subject to Section 2115, the provisions of the California General Corporation Law regarding the following matters are made applicable to the exclusion of the law of the State of Nevada:

-     general  provisions  and  definitions;
-     annual  election  of  directors;
-     removal  of  directors  without  cause;
-     removal  of  directors  by  court  proceedings;
- filling of director vacancies where less than a majority in office were elected by the stockholders
-     directors'  standard  of  care;
-     liability  of  directors  for  unlawful  distributions;
-     indemnification  of  directors,  officers  and  others;
-     limitations  on  corporate  distributions  of  cash  or  property;
-     liability  of  a  stockholder  who  receives  an  unlawful  distribution;
-     requirements  for  annual  stockholders  meetings;
-     stockholders'  right  to  cumulate votes at  any  election  of  directors;
-     supermajority  vote  requirements;
-     limitations  on  sales  of  assets;
-     limitations  on  mergers;
-     reorganizations;

-     dissenters'  rights  in  connection  with  reorganizations
-     required  records  and  papers;
-     actions  by  the  California  Attorney  General;  and
-     rights  of  inspection.

     Pursuant to our agreements with RGC International Investors, we intend to take appropriate action to qualify our common stock as a national market security on NASDAQ. If such qualification becomes effective, and the other conditions for exemption from Section 2115 can be satisfied, we would no longer be subject to Section 2115. There can be no assurance that all the conditions from exemption, including successful completion of the qualification of our common stock as a national market security on NASDAQ, will be satisfied.

LIMITATION  OF  LIABILITY  AND  INDEMNIFICATION  MATTERS

     We believe that provisions of our Articles of Incorporation and Bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of unlawful distributions.

     We have obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

     There is no pending litigation or proceeding involving a director, officer, associate or other agent of Nettaxi as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate, or other agent.

TRANSFER  AGENT  AND  REGISTRAR

     Interwest Transfer Co., Inc. is the transfer agent and registrar for our capital stock.

                         SHARES  ELIGIBLE  FOR  FUTURE  SALE

     On May 4, 1999, 21,110,000 shares of our common stock were outstanding, and 630,000 shares of common stock were subject to options granted under our 1998 Stock Option Plan. See "Management--Employee Benefit Plans." In addition, 2,116,448 shares of common stock were issuable upon conversion or exercise of the convertible debentures and warrants held by the selling stockholders, and 50,000 shares of Common Stock were issuable upon exercise of outstanding warrants held by parties other than the selling stockholders. Of the outstanding shares, 1,910,000 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act, unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144, described below. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144, 144(k) or 701 promulgated under the Securities Act or another exemption from registration.

     In general, under Rule 144, as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. As of May 4, 1999, none of our outstanding shares were eligible for sale under Rule 144; however, on October 1, 1999, 11,950,337 shares of common stock will become eligible for sale under Rule 144.

     The shares of common stock issuable upon conversion or exercise of the convertible debentures and warrants held by the selling stockholders are being registered on the registration statement of which this prospectus is a part. Upon effectiveness of that registration statement, such shares will also be immediately eligible for sale in the public market subject to restrictions included in our agreements with the selling stockholders. See "Description of Capital Stock--Warrants and Debentures." We also intend to file a registration statement to register for resale the 3,000,000 shares of common stock reserved for issuance under our 1998 Stock Option Plan. That registration statement will become effective immediately upon filing. Accordingly, shares covered by that registration statement would become eligible for sale in the public market subject to vesting restrictions. As of May 4, 1999, 78,332 of these options were exercisable. Finally, some of our stockholders have demand registration rights with to their shares of common stock. See "Description of Capital Stock--Registration Rights."

     There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities. See "Risk Factors--Shares eligible for future sale by our current stockholders may adversely affect our stock price."

                              PLAN OF DISTRIBUTION

     We previously issued our convertible debentures and warrants to purchase Common Stock to the selling stockholders in a private offering and other transactions. See "Description of Capital Stock--Warrants and Debentures" for a description of the terms of such debentures and warrants. This prospectus relates to the offer and sale of the shares of our common stock to be received by the Seller Stockholders when and if they convert their debentures and/or exercise their warrants. We are registering the shares of common stock to fulfill our obligations under various registration rights agreements with the selling stockholders. See "Description of Capital Stock--Registration Rights." The registration of the shares of common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders under this prospectus. See "selling stockholders."

     The selling stockholders and their pledgees, donees, transferees or other successors in interest may offer their shares at various times in one or more of the following transactions:

- a block trade on the O-T-C Market Bulletin Board or other market on which the common stock may be traded in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

- ordinary brokerage transactions and transactions in which the broker solicits purchasers;

-    privately  negotiated,   face-to-face   transactions  between  the  selling
     stockholders and purchasers without a broker-dealer;

-    through the writing of options or short sales; and

-    any combination of the above.

     The sale price to the public may be the market price prevailing at the time of sale, a price relating to such prevailing market price or such other price as RGC International Investors determines from time to time.

     RGC International Investors may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents from RGC International Investors will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that RGC International Investors will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to or sold by RGC International Investors. RGC International Investors and any brokers, dealers or agents effecting the sale of any of the shares may be deemed to be "underwriters" under the Securities Act. In addition, any securities covered by this prospectus may also be sold under Rule 144 rather than pursuant to this prospectus. See "Shares Eligible for Future Sale." The selling stockholders have the sole discretion not to accept any offer to purchase shares or make any sale of shares if they conclude the purchase price is inadequate.

     The selling stockholders, alternatively, may sell the shares offered under this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter. We can not guarantee that this type of agreement will not be entered into. If the selling stockholders enter into this type of agreement, we will supplement or revise this prospectus.

     Upon being notified by the selling stockholders that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing:

     -  -    the  name  of  each  broker  or  dealer;

     -  -    the  number  of  shares  involved;

     -  -    the  price  at  which  the  shares  were  sold;

     -  -    the  commissions  paid  or  discounts or concessions allowed to the broker(s)  or  dealer(s),  where  applicable;

     - -    that the broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     -  -    other  facts  material  to  the  transaction.

     To comply with the securities laws of various jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to the relevant provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. The foregoing may affect the marketability of such shares.

     We will indemnify the selling stockholders, or their transferees or assignees, against some liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

     We are bearing all costs relating to the registration of the shares. The selling stockholders will pay any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares.

     The selling stockholders have agreed to suspend sales for limited periods upon notification that actions, such as amending or supplementing this prospectus, are required in order to comply with federal or state securities laws.

                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby has been passed upon for us by Silicon Valley Law Group, San Jose, California.

                                     EXPERTS

     The financial statements and schedules included in the registration statement on Form S-1 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-l. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Nettaxi, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

     Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                                                   NETTAXI, INC.


                                                                        CONTENTS

Unaudited Pro Forma Combined Consolidated Financial Statements                            F-2
Pro forma combined consolidated balance sheet merger with Plus Net, Inc.            F-3 - F-4
Pro forma combined consolidated statement of operations merger with Plus Net, Inc.        F-5
Pro forma combined consolidated statement of operations merger with Plus Net, Inc.        F-6

NETTAXI, INC.
Report of Independent Certified Pubic Accountants                                         F-7
Consolidated balance sheets                                                         F-8 - F-9
Consolidated statements of operations                                                    F-10
Consolidated statements of shareholders' equity                                          F-11
Consolidated statements of cash flows                                                    F-12
Notes to consolidated financial statements                                          F-13-F-31

PLUS NET, INC.
Report of Independent Certified Pubic Accountants                                        F-32
Balance Sheets                                                                           F-33
Statements of operations                                                                 F-34
Statements of shareholders' (deficiency) equity                                          F-35
Statements of cash flows                                                                 F-36
Notes to financial statements                                                       F-37-F-39

UNAUDITED  PRO  FORMA  COMBINED  CONSOLIDATED  FINANCIAL  STATEMENTS

The unaudited pro forma combined consolidated financial information reflects the proposed acquisition of all of the outstanding stock of Plus Net, Inc.

The accompanying unaudited pro forma combined consolidated balance sheet presents the financial position of Nettaxi, Inc. as if the proposed merger (treated as pooling of interests) had occurred on March 31, 1999. The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 give effect to the proposed merger as if it had occurred at the beginning of the earliest period presented.

In the proposed merger, Nettaxi will acquire all the outstanding equity securities of Plus Net in exchange for 7,000,000 shares of Nettaxi common stock. All shares will be issued to Plus Net stockholders of record.

The unaudited pro forma combined consolidated financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and notes thereto of Nettaxi and Plus Net, appearing elsewhere in this Joint Proxy Statement/Prospectus. These statements are not necessarily indicative of future operations or the actual results that would have occurred had the transactions been consummated at the beginning of the periods indicated.

                                                                   NETTAXI, INC.


                                   PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                      MERGER WITH PLUS NET, INC.
--------------------------------------------------------------------------------

                                                                                                       Nettaxi, Inc.
                                                                                                         Combined
                                                     Nettaxi, Inc.    Plus Net, Inc.     Pro Forma     Consolidated
                                                        3/31/99          3/31/99        Adjustments      Pro Forma
                                                      (Unaudited)      (Unaudited)      (Unaudited)     (Unaudited)
                                                    ---------------  ----------------  -------------  ---------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                         $        77,500  $      1,437,600  $           -  $     1,515,100
  Accounts receivable, less allowance for doubtful          285,600                 -              -          285,600
    accounts
  Prepaid expenses and other assets                          67,500                 -              -           67,500
                                                    ---------------  ----------------  -------------  ---------------
TOTAL CURRENT ASSETS                                        430,600         1,437,600              -        1,868,200
                                                    ---------------  ----------------  -------------  ---------------
PROPERTY AND EQUIPMENT, net                                 399,000               600              -          399,600
PURCHASED TECHNOLOGY, net                                   623,500                 -              -          623,500
OTHER INTANGIBLES, net                                      107,500                 -              -          107,500
DEPOSITS                                                     23,600                 -              -           23,600
                                                    ---------------  ----------------  -------------  ---------------
                                                    $     1,584,200  $      1,438,200  $           -  $     3,022,400
                                                    ===============  ================  =============  ===============

                                                                   NETTAXI, INC.


                                   PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                      MERGER WITH PLUS NET, INC.
--------------------------------------------------------------------------------

                                                                                                  Nettaxi, Inc.
                                                                                                    Combined
                                                Nettaxi, Inc.    Plus Net, Inc.     Pro Forma     Consolidated
                                                   3/31/99          3/31/99        Adjustments      Pro Forma
                                                 (Unaudited)      (Unaudited)      (Unaudited)     (Unaudited)
                                               ---------------  ----------------  -------------  ---------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                             $      610,300   $      1,138,800  $           -  $    1,749,100
  Accrued expenses                                     90,600                  -              -          90,600
  Deferred revenue                                     42,000                  -              -          42,000
  Income tax payable                                        -            100,000              -         100,000
  Current portion of capital lease                      7,300                  -              -           7,300
  Notes payable to shareholder                        200,000                  -              -         200,000
---------------------------------------------  ---------------  ----------------  -------------  ---------------
TOTAL CURRENT LIABILITIES                             950,200          1,238,800              -       2,189,000
---------------------------------------------  ---------------  ----------------  -------------  ---------------

LONG-TERM LIABILITIES:
Capital lease, net of current portion                   3,600                  -              -           3,600
---------------------------------------------  ---------------  ----------------  -------------  ---------------
TOTAL LIABILITIES                                     953,800          1,238,800              -       2,192,600
---------------------------------------------  ---------------  ----------------  -------------  ---------------

SHAREHOLDERS' EQUITY
  Preferred stock, $0.001 par value; 1,000,000              -                  -              -               -
    shares authorized; no shares outstanding
  Common stock subscribed                             (95,000)                 -              -         (95,000)
  Common stock, $0.001 par value; 50,000,000           10,800              7,000              -          17,800
    shares authorized, 14,110,000 and 21,110,000
    shares issued and outstanding, historical and
    pro forma, respectivley
  Additional paid-in capital                        4,872,100                  -              -       4,872,100
  Accumulated deficit                              (4,157,500)           192,400              -      (3,965,100)
---------------------------------------------  ---------------  ----------------  -------------  ---------------
TOTAL SHAREHOLDERS' EQUITY                            630,400            199,400              -         829,800
---------------------------------------------  ---------------  ----------------  -------------  ---------------
                                               $    1,584,200   $      1,438,200  $           -  $    3,022,400
                                               ===============  ================  =============  ===============

                                                                   NETTAXI, INC.


                                       PRO FORMA COMBINED CONSOLIDATED STATEMENT
                                        OF OPERATIONS MERGER WITH PLUS NET, INC.

                                                                  Plus Net
                                             Nettaxi, Inc.     For the period                     Nettaxi, Inc.
                                             For the year     10/28/98 (date of                     Combined
                                                 ended        Incorporation) to     Pro Forma     Consolidated
                                               12/31/98           12/31/98         Adjustments      Pro Forma
------------------------------------------  ---------------  -------------------  -------------  ---------------
                                                                                   (Unaudited)     (Unaudited)
NET REVENUES                                $      258,000   $                -   $           -  $      258,000
COST OF REVENUES                                   239,800                    -               -         239,800
------------------------------------------  ---------------  -------------------  -------------  ---------------

GROSS PROFIT                                        18,200                    -               -          18,200
OPERATING EXPENSES:
  Sales and marketing                              745,600                    -               -         745,600
  Research and development                         634,700                    -               -         634,700
  General and administrative                     1,053,200                  200               -       1,053,400
  Asset impairment                                 667,000                    -               -         667,000
------------------------------------------  ---------------  -------------------  -------------  ---------------
TOTAL OPERATING EXPENSES                         3,100,500                  200               -       3,100,700
------------------------------------------  ---------------  -------------------  -------------  ---------------

LOSS FROM OPERATIONS                            (3,082,300)                (200)              -      (3,082,500)

OTHER INCOME (EXPENSE):
  Interest income                                    9,800                    -               -           9,800
  Interest expense                                 (68,800)                   -               -         (68,800)
  Other income                                      28,500                    -               -          28,500
------------------------------------------  ---------------  -------------------  -------------  ---------------

LOSS BEFORE INCOME TAXES                        (3,112,800)                (200)              -      (3,113,000)

INCOME TAXES                                          (800)                   -               -            (800)
------------------------------------------  ---------------  -------------------  -------------  ---------------

NET LOSS                                    $   (3,113,600)  $             (200)  $           -  $   (3,113,800)
==========================================  ===============  ===================  =============  ===============

PREFERRED STOCK DIVIDEND                           (14,300)                   -               -         (14,300)
------------------------------------------  ---------------  -------------------  -------------  ---------------

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS   $   (3,127,900)  $             (200)  $           -  $   (3,128,100)
==========================================  ===============  ===================  =============  ===============

BASIC AND DILUTED LOSS PER COMMON SHARE     $        (0.37)                                      $        (0.20)
==========================================  ===============  ===================  =============  ===============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       8,499,781                                           15,499,781
==========================================  ===============  ===================  =============  ===============

                                                                   NETTAXI, INC.


                                       PRO FORMA COMBINED CONSOLIDATED STATEMENT
                                        OF OPERATIONS MERGER WITH PLUS NET, INC.

                                             Nettaxi, Inc.      Plus Net
                                             For the three    For the three                   Nettaxi, Inc.
                                                months           months                         Combined
                                                 ended            ended         Pro Forma     Consolidated
                                                3/31/99          3/31/99       Adjustments      Pro Forma
------------------------------------------  ---------------  ---------------  -------------  ---------------
                                              (Unaudited)      (Unaudited)     (Unaudited)     (Unaudited)
NET REVENUES                                $      280,200   $      409,100   $           -  $      689,300
COST OF REVENUES                                   283,100           40,300               -         323,400
------------------------------------------  ---------------  ---------------  -------------  ---------------

GROSS PROFIT                                        (2,900)         368,800               -         365,900

OPERATING EXPENSES:
  Sales and marketing                              135,700                -               -         135,700
  Research and development                         217,800                -               -         217,800
  General and administrative                       347,400           75,400               -         423,600

------------------------------------------  ---------------  ---------------  -------------  ---------------
TOTAL OPERATING EXPENSES                           700,900           75,400               -         777,100
------------------------------------------  ---------------  ---------------  -------------  ---------------

LOSS FROM OPERATIONS                              (703,800)         293,400               -        (410,400)

OTHER INCOME (EXPENSE):
  Interest income                                    2,600                -               -           2,600
  Interest expense                                    (500)               -               -            (500)
------------------------------------------  ---------------  ---------------  -------------  ---------------

LOSS BEFORE INCOME TAXES                          (701,700)         293,400               -        (408,300)
------------------------------------------  ---------------  ---------------  -------------  ---------------
INCOME TAXES                                             -         (100,800)              -        (100,800)
------------------------------------------  ---------------  ---------------  -------------  ---------------

NET LOSS                                    $     (701,700)  $      192,600   $           -  $     (509,100)
==========================================  ===============  ===============  =============  ===============

BASIC AND DILUTED LOSS PER COMMON SHARE     $        (0.05)                                  $        (0.02)
==========================================  ===============  ===============  =============  ===============

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING      14,110,000                                       21,110,000
==========================================  ===============  ===============  =============  ===============

REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS


To  The  Board  of  Directors  and  Shareholders  of
Nettaxi,  Inc.

We have audited the accompanying consolidated balance sheets of Nettaxi, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998 and for the period from October 23, 1997 (date of incorporation) to December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nettaxi, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and for the period from October 23, 1997 (date of incorporation) to December 31, 1997, in conformity with generally accepted accounting principles.


BDO  Seidman,  LLP

San  Jose,  California
March 16, 1999, except for matters discussed in Note 2 for which the date is June 5, 1999.

                                                                   NETTAXI, INC.


                                                     CONSOLIDATED BALANCE SHEETS

                                                                    December 31,
                                                               ----------------------    March 31,
                                                                  1997        1998         1999
                                                               ----------  ----------  ------------
                                                                                       (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 10)                          $   49,500  $  465,800  $     77,500
  Accounts receivable, net of allowance for doubtful accounts      60,100     133,700       285,600
    of $0, $31,200 and $28,000, respectively (Note 10)
  Prepaid expenses and other assets                                 2,900      16,100        67,500
                                                               ----------  ----------  ------------
TOTAL CURRENT ASSETS                                              112,500     615,600       430,600
                                                               ----------  ----------  ------------
PROPERTY AND EQUIPMENT, net (Note 3)                              142,800     255,100       399,000
PURCHASED TECHNOLOGY, net (Note 4)                              1,682,000     667,000       623,500
OTHER INTANGIBLES, net (Note 4)                                   145,000     115,000       107,500
DEPOSITS                                                                -           -        23,600
                                                               ----------  ----------  ------------
                                                               $2,082,300  $1,652,700  $  1,584,200
                                                               ==========  ==========  ============

                                                                    December 31,
                                                            -------------------------    March 31,
                                                               1997          1998          1999
----------------------------------------------------------  -----------  ------------  ------------
                                                                                       (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                          $   11,000   $   186,900   $   610,300
  Accrued expenses (Note 5)                                     77,300        74,000        90,600
  Deferred revenue                                                   -        47,000        42,000
  Income taxes payable (Note 9)                                    600             -             -
  Current portion of capital lease obligations (Note 7)              -         7,300         7,300
  Notes payable to shareholder (Note 6)                              -             -       200,000
  Current portion of convertible notes payable,                246,500             -             -
    related party (Note 6)
----------------------------------------------------------  -----------  ------------  ------------
TOTAL CURRENT LIABILITIES                                      335,400       315,200       950,200
----------------------------------------------------------  -----------  ------------  ------------
LONG-TERM LIABILITIES:

  Capital lease obligations, less current portion (Note 7)           -         5,400         3,600
  Convertible notes payable, related party (Note 6)            773,500             -             -
----------------------------------------------------------  -----------  ------------  ------------
TOTAL LONG-TERM LIABILITIES                                    773,500         5,400         3,600
----------------------------------------------------------  -----------  ------------  ------------
TOTAL LIABILITIES                                            1,108,900       320,600       953,800

COMMITMENTS AND CONTINGENCIES (Notes 7, 13, and 14)
SHAREHOLDERS' EQUITY (Notes 6, 8 and 14)
  Preferred stock, $0.001 par value; 1,000,000 shares              100             -             -
    authorized; 134,000 shares and no shares issued
    and outstanding, respectively
  Common stock subscribed                                            -       (95,000)      (95,000)
  Common stock, $0.001 par value; 50,000,000 shares              2,600        10,800        10,800
    authorized; 5,483,500 and 14,110,000 shares
    issued and outstanding, respectively
  Additional paid-in capital                                 1,297,900     4,872,100     4,872,100
  Accumulated deficit                                         (327,200)   (3,455,800)   (4,157,500)
----------------------------------------------------------  -----------  ------------  ------------
TOTAL SHAREHOLDERS' EQUITY                                     973,400     1,332,100       630,400
----------------------------------------------------------  -----------  ------------  ------------
                                                            $2,082,300   $ 1,652,700   $ 1,584,200
                                                            -----------  ------------  ------------

                     See accompanying notes to consolidated financial statements

                                                                   NETTAXI, INC.


                                           CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year ended December 31, 1998 and for the Period from                               Three Months Ended March 31,
                                                                -------------------------  --------------------------
October 23, 1997 (date of incorporation) to December 31, 1997      1997          1998          1998          1999
--------------------------------------------------------------  -----------  ------------  ------------  ------------
                                                                                           (Unaudited)   (Unaudited)
NET REVENUES (Notes 10 and 11)                                  $  144,900   $   258,000   $    36,300   $   280,200
COST OF REVENUES                                                    87,400       239,800        20,600       283,100
--------------------------------------------------------------  -----------  ------------  ------------  ------------

GROSS PROFIT                                                        57,500        18,200        15,700        (2,900)

OPERATING EXPENSES:
  Sales and marketing                                                3,100       745,600        90,600       135,700
  Research and development                                          36,500       634,700       161,700       217,800
  General and administrative                                       160,000     1,053,200       146,600       347,400
  Asset impairment (Note 4)                                              -       667,000             -             -
--------------------------------------------------------------  -----------  ------------  ------------  ------------
TOTAL OPERATING EXPENSES                                           199,600     3,100,500       398,900       700,900
--------------------------------------------------------------  -----------  ------------  ------------  ------------

LOSS FROM OPERATIONS                                              (142,100)   (3,082,300)     (383,200)     (703,800)

OTHER INCOME (EXPENSE):
  Interest income                                                        -         9,800             -         2,600
  Interest expense (Note 6)                                        (17,000)      (68,800)      (25,500)         (500)
  Other income                                                           -        28,500             -             -

LOSS BEFORE INCOME TAXES                                          (159,100)   (3,112,800)     (408,700)     (701,700)
--------------------------------------------------------------  -----------  ------------  ------------  ------------

INCOME TAXES (Note 9)                                                 (600)         (800)            -             -
--------------------------------------------------------------  -----------  ------------  ------------  ------------

NET LOSS                                                        $ (159,700)  $(3,113,600)  $  (408,700)  $  (701,700)
==============================================================  ===========  ============  ============  ============

PREFERRED STOCK DIVIDEND                                          (167,500)      (14,300)      (14,300)            -
--------------------------------------------------------------  -----------  ------------  ------------  ------------

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS                       $ (327,200)  $(3,127,900)  $  (423,000)  $  (701,700)
==============================================================  ===========  ============  ============  ============

BASIC AND DILUTED LOSS PER COMMON SHARE                         $    (0.06)  $     (0.37)  $     (0.07)  $     (0.05)
==============================================================  ===========  ============  ============  ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                       5,483,500     8,499,781     6,125,230    14,110,000
==============================================================  ===========  ============  ============  ============

                    See accompanying notes to consolidated financial statements.

                                                                   NETTAXI, INC.


                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                 Common    Additional
                                                             Preferred Stock    Common Stock     Stock       Paid-in
                                                                  Shares           Amount        Shares      Amount
                                                             ----------------  --------------  ----------  -----------
BALANCES,  October 23, 1997                                                -   $           -    2,576,088  $       100
Issuance of common stock for services and                                  -               -      187,837            -
  salaries
Issuance of common stock for property,                                     -               -    2,475,066        2,500
  equipment and technology (Note 4)
Proceeds from sale of preferred stock                                134,000             100            -            -
Net loss available to common shareholders                                  -               -            -            -
-----------------------------------------------------------  ----------------  --------------  ----------  -----------
BALANCES, December 31, 1997                                          134,000             100    5,238,991        2,600
Net proceeds from sale of preferred stock                             11,400               -            -            -
Net proceeds from sale of common stock                                     -               -    1,756,378        1,800
Issuance of common stock for services and                                  -               -      328,132          300
  salaries
Exchange of convertible notes payable and                                  -               -    2,792,763        2,800
  accrued interest (Note 6)
Exchange of preferred stock for common stock                        (145,400)           (100)     734,438            -
Compensation expense related to warrants granted                           -               -            -            -
  (Note 8)
Warrants exchanged for common stock                                        -               -    2,399,298        2,400
Issuance of common stock to Placement Agent                                -               -      200,000          200
Common stock issued in connection with                                     -               -      660,000          700
  Reorganization
Net loss available to common shareholders                                  -               -            -            -
-----------------------------------------------------------  ----------------  --------------  ----------  -----------
BALANCES, December 31, 1998                                                -               -   14,110,000       10,800
Balance of information is unaudited through March 31, 1999
Net loss available to common shareholders                                  -               -            -            -
-----------------------------------------------------------  ----------------  --------------  ----------  -----------
BALANCES, March 31, 1999                                                   -   $           -   14,110,000  $    10,800
===========================================================  ================  ==============  ==========  ===========



                                                              Accumulated
                                                              Subscribed     Capital      Deficit        Total
-----------------------------------------------------------  -------------  ----------  ------------  ------------
BALANCES, October 23, 1997                                   $          -   $        -  $         -   $       100
Issuance of common stock for services and                               -       52,500            -        52,500
  salaries
Issuance of common stock for property,                                  -      977,500            -       980,000
  equipment and technology (Note 4)
Proceeds from sale of preferred stock                                   -      267,900            -       268,000
Net loss available to common shareholders                               -            -     (327,200)     (327,200)
-----------------------------------------------------------  -------------  ----------  ------------  ------------
BALANCES, December 31, 1997                                             -    1,297,900     (327,200)      973,400
Net proceeds from sale of preferred stock                               -       22,900            -        22,900
Net proceeds from sale of common stock                                  -    1,198,300            -     1,200,100
Issuance of common stock for services and                               -      142,500            -       142,800
  salaries
Exchange of convertible notes payable and                               -    1,103,000            -     1,105,800
  accrued interest (Note 6)
Exchange of preferred stock for common stock                            -          100            -             -
Compensation expense related to warrants granted                        -      855,000            -       855,000
  (Note 8)
Warrants exchanged for common stock                               (95,000)      92,600            -             -
Issuance of common stock to Placement Agent                             -      159,800            -       160,000
Common stock issued in connection with                                  -            -         (700)            -
  Reorganization
Net loss available to common shareholders                               -            -   (3,127,900)   (3,127,900)
-----------------------------------------------------------  -------------  ----------  ------------  ------------
BALANCES, December 31, 1998                                       (95,000)   4,872,100   (3,455,800)    1,332,100
Balance of information is unaudited through March 31, 1999
Net loss available to common shareholders                               -            -     (701,700)     (701,700)
-----------------------------------------------------------  -------------  ----------  ------------  ------------
BALANCES, March 31, 1999                                     $    (95,000)  $4,872,100  $(4,157,500)  $   630,400
===========================================================  =============  ==========  ============  ============

                    See accompanying notes to consolidated financial statements.

                                                                   NETTAXI, INC.


                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                       (NOTE 12)

For the Year ended December 31, 1998 and for the Period from                                     Three Months Ended March 31,
                                                                                                  --------------------------
October 23, 1997 (date of incorporation) to December 31, 1997              1997         1998          1998          1999
----------------------------------------------------------------------  ----------  ------------  ------------  ------------
                                                                                                  (Unaudited)   (Unaudited)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                              $(159,700)  $(3,113,600)  $  (408,700)  $  (701,700)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
      Gain on disposal of equipment                                             -       (28,500)            -             -
      Depreciation and amortization                                        70,200       433,500       104,900        75,700
      Allowance for doubtful accounts                                           -        31,200             -        (3,200)
      Issuance of common stock for interest on convertible notes                -        68,800             -             -
      Issuance of common stock for services and salaries                   52,500       302,800         5,800             -
      Asset impairment (Note 4)                                                 -       667,000             -             -
      Compensation expense related to options granted                           -       855,000             -             -
      Changes in operating assets and liabilities:
        Accounts receivable                                               (60,000)     (104,800)       60,000      (148,700)
        Prepaid expenses and other assets                                  (2,900)      (13,200)        1,800       (51,400)
        Accounts payable                                                   11,000       175,900           600       423,400
        Accrued expenses                                                   37,300        13,700        31,900        16,600
        Deferred revenue                                                        -        47,000             -        (5,000)
        Income taxes payable                                                  600          (600)         (600)            -
----------------------------------------------------------------------  ----------  ------------  ------------  ------------
NET CASH USED IN OPERATING ACTIVITIES                                     (51,000)     (665,800)     (204,300)     (394,300)
----------------------------------------------------------------------  ----------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from disposal of equipment                                           -        34,600             -             -
  Deposits                                                                      -             -             -       (23,600)
  Capital expenditures                                                          -      (159,200)         (500)     (168,600)
----------------------------------------------------------------------  ----------  ------------  ------------  ------------
NET CASH USED IN INVESTING ACTIVITIES                                           -      (124,600)         (500)     (192,200)
----------------------------------------------------------------------  ----------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment on obligations under capital lease                                    -        (2,000)            -        (1,800)
  Notes payable to shareholder                                                  -             -             -       200,000
  Net proceeds from issuance of preferred stock                           100,500         8,600         8,600             -
  Net proceeds from issuance of common stock                                    -     1,200,100       147,500             -
----------------------------------------------------------------------  ----------  ------------  ------------  ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                 100,500     1,206,700       156,100       198,200
----------------------------------------------------------------------  ----------  ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       49,500       416,300       (48,700)     (388,300)
CASH AND CASH EQUIVALENTS, beginning of period                                  -        49,500        49,500       465,800
----------------------------------------------------------------------  ----------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of period                                $  49,500   $   465,800   $       800   $    77,500
======================================================================  ==========  ============  ============  ============

                    See accompanying notes to consolidated financial statements.

1. SUMMARY OF ACCOUNTING POLICIES

          The Company Nettaxi, Inc. (formerly Swan Valley Snowmobiles, Inc., a publicly traded corporation-the Company), is a Nevada Corporation, which was incorporated on October 26, 1995.

          On September 29, 1998 the Company completed the acquisition of 100% of the outstanding common stock of Nettaxi OnLine Communities, Inc., in exchange for 660,000 shares of the Company's $0.001 par value common stock and changed its name to Nettaxi, Inc. For accounting purposes, the acquisition has been treated as the acquisition of the Company by Nettaxi OnLine Communities, Inc. with Nettaxi OnLine Communities, Inc. as the acquiror (Reverse Acquisition). Since the Company prior to the Reverse Acquisition was a public shell corporation with no significant operations, pro-forma information giving effect to the acquisition is not presented. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance and related stock split (Note 8).

          As the former shareholders of Nettaxi OnLine Communities, Inc. received 85% of the shares in the Company immediately after the acquisition, the financial statements for periods prior to the reorganization are those of Nettaxi OnLine Communities, Inc.

          Nettaxi OnLine Communities, Inc., a Delaware corporation, was incorporated on October 23, 1997. Nettaxi OnLine Communities, Inc. provides a theme-oriented community and launch point for entrepreneurs and consumers on the Internet.

          Use of Estimates

          The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          The accompanying interim consolidated financial statements as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of March 31, 1999 and for the three months ended March 31, 1999 and 1998. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. The results for the three months ended March 31, 1999 and 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

          Consolidation

          The accompanying consolidated financial statements include the accounts of Nettaxi, Inc. (formerly Swan Valley Snowmobile, Inc.) and its wholly-owned subsidiary, Nettaxi OnLine Communities, Inc. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

          Cash and Cash Equivalents

          The Company considers all highly liquid investments having original maturities of 90 days or less to be cash equivalents.

          Accounts Receivable and Allowances For Doubtful Accounts

          The Company grants credit to its customers after undertaking an investigation of credit risk for all significant amounts. An allowance for doubtful accounts is provided for estimated credit losses at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of losses, adjustment history, current economic conditions and other factors that deserve recognition is estimating potential losses. While management uses the best information available in making its determination, the ultimate recovery of recorded accounts receivable is also dependent upon future economic and other conditions that may be beyond management's control.

          Property and Equipment

          Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated economic useful lives of the assets, as follows:

                           Estimated useful lives
                           ----------------------
  Furniture and fixtures                  7 years
  Office equipment                        5 years
  Computers and equipment                 3 years

          Assets held under capital leases are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the related assets.

          Purchased Technology and Other Intangibles

          The Company amortizes, on a straight-line basis, the cost of purchased technology over the shorter of five (5) years or the useful life of the related technology, and the other intangibles over a 5 year period.

          Software Development Costs

          In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or otherwise Marketed, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs.

          Revenue Recognition and Deferred Revenue

          The Company's revenues are derived principally from the sale of banner advertisements and from products from its online malls. Advertising revenues are recognized in the period in which the advertisement is delivered, provided that collection of the resulting receivable is probable. Advertisers are charged on a per impression or delivery basis up to a maximum as specified in the contract. To date, the duration of the Company's advertising commitments has not exceeded one year. When the Company guarantees a minimum number of impressions or deliveries, revenue is recognized ratably in proportion to the number of impressions or deliveries recorded to the minimum number of impressions and deliveries guaranteed. Deferred revenue resulting from advertising agreements aggregated $47,000 and $0 as of December 31, 1998 and 1997, and is amortized on a straight-line basis over the life of the advertising agreement. Product revenue is recognized upon shipment.

          Income Taxes

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Future tax benefits are subject to a valuation allowance when management believes it is more likely than not that the deferred tax assets will not be realized.

          Advertising Costs

          The cost of advertising is expensed as incurred. Advertising costs for the year ended December 31, 1998 and for the period ended December 31, 1997 were approximately $3,100 and $300, respectively, and for the three months period ended March 31, 1999 $10,000.

          Long-Lived Assets

          The Company periodically reviews its long-lived assets for impairment. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company writes the asset down to its fair value.

          Fair Values of Financial Instruments

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

               Cash and cash equivalents:

               The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximate fair value for cash and cash equivalents.

               Long-term debt:

               The fair value of long-term debt is estimated based on current interest rates available to the Company for debt instruments with similar terms and remaining maturities.

               Related party notes receivable and payable:

               The fair value of the notes receivable and notes payable to shareholders is based on arms-length transactions and bear interest at rates comparable to similar debt obligations.

          At December 31, 1998 and 1997, the fair values of the Company's debt instruments approximate their historical carrying amounts.

          Stock-Based Incentive Program

          SFAS No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize compensation costs for stock-based employee compensation plans using the fair value based method of accounting defined in SFAS No. 123, but allows for the continued use of the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. The Company continues to use the accounting prescribed by APB Opinion No. 25 and as such is required to disclose pro forma net income (loss) and earnings (loss) per share as if the fair value based method of accounting had been applied (Note 8).

          Adoption of New Accounting Pronouncements

          In February 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 132, Employer's Disclosure about Pensions and Other Postretirement Benefits, which standardizes the disclosure requirements for pension and other postretirement benefits. The adoption of SFAS No. 132 had no impact on the Company's current disclosures.

          In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

          Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to affect its consolidated financial statements.

          In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

          Earnings Per Common Share

          In February 1997, the FASB issued SFAS No. 128, Earnings Per Share, which was effective December 28, 1997. Conforming to SFAS No. 128, the Company changed its method of computing earnings per share and restated all prior periods included in the consolidated financial statements. Under SFAS No. 128, the dilutive effect of stock options, warrants and convertible stock is excluded from the calculation of basic earnings per share.

2.  BUSINESS  COMBINATION

          Effective May 7, 1999, Nettaxi, Inc. completed a merger in a single transaction with Plus Net, Inc. by exchanging 7 million shares of its common stock for all of the common stock of Plus Net, Inc. Each share of Plus Net was exchanged for 1,000 shares of Nettaxi common stock.

          The  merger  constituted  a  tax-free   reorganization  and  has  been
          accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16.

          For periods proceeding the merger, there were no intercompany transactions which require elimination from the combined consolidated results of operations and there were no adjustments necessary to conform the accounting practices of the two companies.

          The following unaudited pro forma consolidated financial information reflects the results of operations for the year ended December 31, 1998 and the three months ended March 31, 1999, as if the merger had occurred on October 28, 1998, the date Plus Net was incorporated. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the merger actually taken place on October 28, 1998, and may not be indicative of future operating results.

                                                         Year Ended      Three Months
                                                        December 31,     Period Ended
                                                            1998        March 31, 1999
Net revenues:
  Nettaxi                                              $     258,000   $      280,200
  Plus Net                                                         -          409,100
-----------------------------------------------------  --------------  ---------------
  Combined                                             $     258,000   $      689,300
=====================================================  ==============  ===============

Net (Loss) Income Available to Common Shareholders:
  Nettaxi                                              $  (3,127,900)  $     (701,700)
  Plus Net                                                      (200)         192,600
-----------------------------------------------------  --------------  ---------------
  Combined                                             $  (3,128,100)  $     (509,100)
=====================================================  ==============  ===============

3.  PROPERTY  AND  EQUIPMENT

          A summary of property and equipment follows:

                                      December 31,
                                  ------------------  March 31,
                                    1997      1998      1999
                                  --------  --------  -----------
                                                      (Unaudited)
  Furniture and fixtures          $  5,000  $  5,000  $     5,000
  Office equipment                  45,000    59,700       59,700
  Computers and equipment          100,000   250,200      418,800
                                  --------  --------  -----------
                                   150,000   314,900      483,500
  Less accumulated depreciation      7,200    59,800       84,500
                                  --------  --------  -----------
                                  $142,800  $255,100  $   399,000
                                  ========  ========  ===========

          Equipment under capital lease obligations aggregated $14,700 as of December 31, 1998 and March 31, 1999, with related accumulated amortization of $500 and $1,200, respectively.

4.  PURCHASED TECHNOLOGY AND OTHER INTANGIBLES

          In November 1997, the Company issued a convertible  secured promissory note in the amount of $1,020,000 (Note 6) and 2,475,066 shares of common stock, valued at $980,000, to a related party in exchange for fixed assets, liabilities and technology. Core to the technology acquired was a web to database software application and the underlying technology to the Company's Internet The City products. Based on the fair market value of the consideration exchanged, as determined by an independent appraisal service, the aggregate purchase price was $2,000,000, and was allocated to the following respective assets and liabilities based on their fair market value at the time of the transaction:

  Purchased technology, aggregate         $1,740,000
----------------------------------------  -----------
  Other intangibles                          150,000
  Computers and equipment                    100,000
  Office equipment                            45,000
  Furniture and fixtures                       5,000
  Contracts payable and accrued expenses     (40,000)
----------------------------------------  -----------
                                          $2,000,000
========================================  ===========

          In 1998, the Company experienced several significant functional problems with portions of the purchased technology, namely the web to database software application, due to those components incompatibility with subsequent releases of upgraded versions of its operating system. Following attempts to make these components of the acquired technology compatible, the Company decided, in December 1998, not to spend additional monies on these components but to replace them. As approximately 50% of the components of the acquired technology were no longer technically viable with the upgraded versions of the Company's operating systems and provided no alternative future use, the Company wrote off the unamortized portion of the impaired technology.

          In December 1998, the Company recorded an impairment of purchased technology with a net book value of $667,000.

          A summary of purchased technology and other intangibles follows:

                                       December 31,
                                   -------------------   March 31,
                                     1997       1998       1999
--------------------------------  ----------  --------  -----------
                                                        (Unaudited)
  Purchased technology            $1,740,000  $870,000  $   870,000
  Less accumulated amortization       58,000   203,000      246,500
--------------------------------  ----------  --------  -----------
                                  $1,682,000  $667,000  $   623,500
================================  ==========  ========  ===========

                                       December 31,
                                   -------------------   March 31,
                                     1997       1998       1999
--------------------------------  ----------  --------  -----------
                                                        (Unaudited)
  Other intangibles               $  150,000  $150,000  $   150,000
  Less accumulated amortization        5,000    35,000       42,500
--------------------------------  ----------  --------  -----------
                                  $  145,000  $115,000  $   107,500
================================  ==========  ========  ===========

5.  ACCRUED  EXPENSES

     Accrued  expenses  consisted  of  the  following:

                                      December 31,
                                   -----------------   March 31,
                                     1997     1998       1999
--------------------------------  ---------  -------  -----------
                                                      (Unaudited)
----------------------------------
  Payroll and related expenses      $17,500  $10,000  $    14,300
  Professional fees                       -   52,700       55,000
  Accrued interest, related party    17,000        -            -
  Other                              42,800   11,300       21,300
--------------------------------  ---------  -------  -----------
                                    $77,300  $74,000  $    90,600
================================  =========  =======  ===========

6.  NOTES  PAYABLE

          On November 1, 1997, the Company issued a 10% five year convertible secured promissory note in the amount of $1,020,000. In September 1998, this note, with accrued interest of $85,800, was converted into 2,792,763 shares of common stock, in accordance with the terms of the original debt agreement. Interest expense on the note aggregated $68,800 in 1998 and $17,000 in the period ended December 31, 1997.

          In March 1999, a shareholder advanced the Company $200,000 under a short-term note. The note bears interest at 5% and was repaid in May 1999.

7.  LEASE  COMMITMENTS

          The Company leases its facility under an operating lease, which expires on October 31, 1999. The facility lease requires the Company to pay certain maintenance and operating expenses, such as taxes, insurance, and utilities. Rent expense related to the operating lease was $35,500 in 1998, and $6,800 for the period ended December 31, 1997. The Company believes that it will be able to renew or find another lease with similar terms and conditions and not experience any business interruptions in 1999 as a result of the above.

          A summary of the future minimum lease payments under capitalized leases together with the present value of such minimum lease payments and future minimum payments required under non-cancelable operating leases with terms in excess of one year follows:

December 31,                                 Operating Lease   Capital Leases
-------------------------------------------  ----------------  ---------------
1999                                         $         33,800  $         7,500
2000                                                        -            5,500
-------------------------------------------  ----------------  ---------------
                                                       33,800           13,000
                                             ================
Less amounts representing interest (8.00%)                                 300
                                                               ---------------
Present value of minimum lease payments                                 12,700
Less current maturities                                                  7,300
                                                               $         5,400
                                                               ===============

8  SHAREHOLDERS'  EQUITY

          PREFERRED STOCK

          In October 1997, the Company offered shares of its preferred stock through a private placement offering. This offering established a maximum of 150,000 shares of Series A preferred stock at $0.75 per share, each share convertible into 5.05 shares of the Company's common stock at any time.

          During the year ended December 31, 1998 and the period ended December 31, 1997, the Company issued 11,400 and 134,000 shares of Series A preferred stock in this offering for net cash proceeds of $8,600 and $100,500, respectively. As these shares were issued at a discount from the then fair market value of the stock the Company recorded deemed preferred stock dividends of $14,300 and $167,500 in the year ended December 31, 1998 and for the period ended December 31, 1997, respectively.

          In September 1998, all of the shares of Series A preferred stock were converted into 734,438 shares of the Company's common stock.

          COMMON STOCK

          In October 1997, the Company offered shares of its common stock through a private placement offering. This offering established a maximum of 1,262,650 shares of common stock at $0.40 per share. During 1998, the Company issued 506,378 shares of common stock in this offering for net proceeds of $200,500.

          During the year ended December 31, 1998 and the period ended December 31, 1997, the Company issued 252,045 and 88,395 shares of common stock with ascribed values of $120,000 and $35,000 as payments for services, respectively. The shares issued in connection with the services performed were valued at the then fair market value of the shares issued based on the October 1997 Private Placement Offering.

          During the year ended December 31, 1998 and the period ended December 31, 1997, the Company issued 76,087 and 99,442 shares of common stock with ascribed values of $22,800 and $17,500 to officers and employees of the Company in lieu of salaries, respectively.

          In September 1998, the Company's Board of Directors declared a 2.53 to 1 stock split, in connection with the Acquisition as discussed in Note
          1. All references to number of shares of common stock and per share data in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

          In September 1998, in connection with the Acquisition, the Company offered shares of its common stock through a private placement offering (the Offering). The Offering established a maximum of 1,250,000 shares of common stock at $0.80 per share. The Placement Agent received 200,000 shares of common stock with a fair market value of $160,000. The Company issued 1,250,000 shares of common stock in the Offering for net proceeds of $999,600.

          WARRANTS

          In 1998, prior to the adoption of the Stock Option Plan as discussed below, the Company granted warrants to officers and employees of the Company, to purchase 2,399,298 shares of common stock at $0.04.

          In September 1998, these warrants were exchanged for 2,399,298 shares of common stock via the issuance of promissory notes for $95,000, concurrent with the reorganization of the Company. The promissory notes have been accounted for as common stock subscribed and are an offset to shareholders' equity until such notes are collected.

          In accordance with APB Opinion No. 25,  Accounting for Stock Issued to
          Employees,   the  Company  recorded  $855,000  of  compensation  costs
          associated with the above warrants.

          STOCK OPTION PROGRAM

          On September  29, 1998,  the Company  adopted a Stock Option Plan (the
          Plan). The Plan is restricted to employees, officers, and consultants of the Company. Options granted under the Plan generally vest over three years and are exercisable over ten years. Non-stautory options are granted at prices not less than 85% of the estimated fair value of the stock on the date of grant as determined by the Board of Directors. Incentive options are granted at prices not less than 100% of the estimated fair value of the stock on the date of grant. However, options granted to shareholders who own greater than 10% of the outstanding stock are established at no less than 110% of the estimated fair value of the stock on the date of grant.

          The Company has reserved three million shares of common stock for issuance under The Plan. Options granted during the period September 29, 1998 to December 31, 1998 were granted at an exercise price, which equaled the then fair market value of the Company's common stock based on the Private Placement Offering in September 1998.

          A summary of the status of the Company's Stock Option Plan as of December 31, 1998, and changes during the year then ended is presented in the following table:

                                                  Options Outstanding
                                                  --------------------
                                                             Weighted-
                                        Options              Average
                                       Available             Exercise
                                       for Grant   Shares     Price
------------------------------------  ----------  --------  ----------
Balances, September 29, 1998                  -          -  $        -
Shares reserved                       3,000,000          -           -
Granted                                (280,000)   280,000        0.82
------------------------------------  ----------  --------  ----------
Balances, December 31, 1998           2,720,000    280,000  $     0.82
====================================  ==========  ========  ==========
Exercisable at year-end                             23,333  $     0.82
====================================  ==========  ========  ==========
Weighted-average fair value of
  options granted during the period:                        $     0.82
                                                            ==========

     The following table summarizes information about stock options outstanding as of December 31, 1998:

                                Options Outstanding     Options Exercisable
--------------------------------------------------------------------  ---------------------------
                                    Weighted-
                                     Average          Weighted-                      Weighted-
                                    Remaining          Average                        Average
Range of Exercise     Number       Contractual      Exercise Price      Number     Exercise Price
     Price          Outstanding    Life (Years)        per Share      Exercisable     per Share
                                 -----------------  ----------------  -----------  --------------
      0.80 - $1.00      280,000               9.75  $          0.82       23,333  $          0.82
                    -----------  -----------------  ---------------  -----------  ---------------

          In the first quarter of 1999, the Company granted an additional 100,000 stock options at the then fair market value of the Company's common stock.

          SFAS No. 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net (loss) income and (loss) earnings per share as if compensation cost for the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No.123. The Company estimates the fair value of stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in 1998: dividend yield of 0; expected volatility of 180%; risk-free interest rate of 5.7%; and expected lives of three years for all plan options.

          Under the accounting provisions of SFAS No. 123, the Company's pro forma net loss and basic loss per common share would have been $(3,183,000) and $(0.37), respectively at December 31, 1998, having used the fair recorded intrinsic value of stock options, as determined by using the Black-Scholes pricing-model.

9.  INCOME  TAXES

          The provision for income taxes for the year ended December 31, 1998 and the period ended December 31, 1997 consisted of minimum state taxes.

          The following summarizes the differences between income tax expense and the amount computed applying the Federal income tax rate of 34% for the year ended December 31, 1998 and for the period ended December 31, 1997:

                                                1997         1998
--------------------------------------------  ---------  ------------
Federal income tax benefit at statutory rate  $(54,100)  $(1,058,400)
State income tax benefit                        (9,800)     (180,800)
Tax benefit not currently recognizable          64,500       835,400
Other                                                -       404,600
--------------------------------------------  ---------  ------------
Provision for income taxes                    $    600   $       800
============================================  =========  ============

          Deferred income taxes and benefits result from temporary timing differences in the recognition of certain expenses and income items for tax and financial reporting purposes, as follows:

December 31,                         1997        1998
---------------------------------  ---------  ----------
Net operating loss carryforward    $ 67,400   $ 473,900
Depreciation and amortization       (10,100)    (90,300)
Accrued compensation and benefits         -       4,000
Reserves not currently deductible       200     316,200
---------------------------------  ---------  ----------
Total deferred tax asset             57,500     884,400
Valuation allowance                 (57,500)   (884,400)
---------------------------------  ---------  ----------
Net deferred tax asset             $      -   $       -
=================================  =========  ==========

          The Company has net operating loss carryforwards available to reduce future taxable income, if any, of approximately $1,227,000 for Federal income tax purposes. The benefits from these carryforwards expire through 2018. As of December 31, 1998, management believes it cannot be determined that it is more likely than not that these carryforwards and its other deferred tax assets will be realized, and accordingly, fully reserved for these deferred tax assets.

          Pursuant to the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss and research and development tax credit carryforwards may be limited, if a cumulative change of ownership of more than 50% occurs within any three-year period. The Company has not determined if an ownership change has occurred.

10.  CONCENTRATION  OF  CREDIT RISK

          Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high quality financial institutions and, by policy, limits the amounts of credit exposure to any one financial institution.

          The Company's accounts receivable are derived from many customers in various industries. The Company believes any risk of accounting loss is significantly reduced due to the diversity of its end-customers and geographic sales areas. The Company performs credit evaluation of its customers' financial condition whenever necessary, and generally does not require cash collateral or other security to support customer receivables.

11.  MAJOR  CUSTOMERS

          For the year ended December 31, 1998, four customers accounted for approximately 28%, 21%, 13% and 12% of revenues, respectively with related accounts receivable as of December 31, 1998 of $52,100, $38,100, $0 and $23,800, respectively.

          For the period ended December 31, 1997, one customer accounted for approximately 84% of revenues, with related accounts receivable at December 31, 1997 of $59,100.

12.  SUPPLEMENTAL DISCLOSURE OF  CASH FLOW INFORMATION

          The following is supplemental disclosure for the statements of cash flows.


                                                                   NETTAXI, INC.


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       December 31,          March 31,
                                  ----------------------
Periods Ended                        1997        1998         1999
--------------------------------  ----------  ----------  ------------
                                                          (Unaudited)
Cash Paid:
--------------------------------
Income taxes                      $        -  $    1,400  $          -
Interest                          $        -  $      100  $          -

Noncash Investing and Financing
--------------------------------
  Activities:
--------------------------------
Note payable and common stock
  issued for purchased
  technology and other assets     $2,000,000  $        -  $          -
Purchase of equipment under
  capital lease                   $        -  $   14,700  $          -
Issuance of common stock for
  convertible notes payable plus
  accrued interest                $        -  $1,020,000  $          -
Conversion of preferred stock to
  common stock                    $        -  $  109,100  $          -
Promissory notes received for
  common stock subscribed         $        -  $   95,000  $          -
================================  ==========  ==========  ============

13.  CONTINGENCIES

          The Company is involved in litigation arising in the ordinary course of business. In the opinion of management, after consulting with legal counsel, these matters are without merit and will be resolved without material adverse effect on the Company's financial position, results of operations or cash flows.

14.  SUBSEQUENT  EVENTS

          On March 31, 1999, the Company entered into a $5,000,000 Convertible Debt Financing Agreement (the Agreement) for which proceeds was received in April 1999. The convertible debenture bears interest at 5% and matures on March 31, 2004. The debentures are convertible at the option of the holder into that number of shares of common stock equal to the principal amount of the debentures to be converted including all accrued interest, divided by the conversion price specified in the debentures. The conversion price is the lesser of a variable or fixed conversion price. The variable conversion price is based on the trading price of the Company's common stock over a fixed period to conversion of the debentures, and the fixed conversion price is $11.88. The fixed conversion price represents 120% of the average of the three lowest trades ten days prior to the effective date of the Agreement. In conjunction with the Agreement, the Company issued warrants, which vest immediately, to purchase 150,000 shares of common stock at $12.375. Utilizing the Black-Scholes model the Company will record an additional $130,500 of interest expense over the life of the debt to the date of convertibility.

          Subsequent to March 31, 1999, the Company granted 635,000 options at an exercise price that equaled the then fair market value of the Company's common stock.

REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS




Stockholders  and  Board  of  Directors
Plus  Net,  Inc.

We have audited the accompanying balance sheet of Plus Net, Inc. as of December 31, 1998, and the related statements of operations, shareholders' deficiency, and cash flows for the period October 28, 1998 (date of incorporation) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plus Net, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the period October 28, 1998 (date of incorporation) to December 31, 1998, in conformity with generally accepted accounting principles.


/s/ BDO Seidman, LLP

San  Jose,  California
June  5,  1999

                                                                  PLUS NET, INC.


                                                                  BALANCE SHEETS

                                                              December 31,    March 31,
                                                                  1998          1999
-----------------------------------------------------------  --------------  -----------
                                                                             (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                  $           -   $ 1,437,600
-----------------------------------------------------------  --------------  -----------
TOTAL CURRENT ASSETS                                                     -     1,437,600
-----------------------------------------------------------  --------------  -----------
PROPERTY AND EQUIPMENT, net (Note 2)                                   700           600
-----------------------------------------------------------  --------------  -----------
                                                             $         700   $ 1,438,200
===========================================================  ==============  ===========

LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) EQUITY

CURRENT LIABILITIES:
  Accounts payable                                           $           -   $ 1,138,800
  Note payable, related party                                          900             -
  Income tax payable                                                     -       100,000
-----------------------------------------------------------  --------------  -----------

TOTAL CURRENT LIABILITIES                                              900     1,238,800
-----------------------------------------------------------  --------------  -----------

SHAREHOLDERS' (DEFICIENCY) EQUITY:
  Common stock, $1.00 par value; 10,000 shares authorized;           7,000         7,000
  7,000 issued and outstanding
  Notes receivable                                                  (7,000)            -
  Retained earnings                                                   (200)      192,400
-----------------------------------------------------------  --------------  -----------
TOTAL SHAREHOLDERS' (DEFICIENCY) EQUITY                               (200)      199,400
-----------------------------------------------------------  --------------  -----------
                                                             $         700   $ 1,438,200
===========================================================  ==============  ===========

                                  See accompanying notes to financial statements

                                                                  PLUS NET, INC.


                                                        STATEMENTS OF OPERATIONS

For the Period from October 28, 1998 (date of incorporation) to
December 31, 1998 and for the three months ended March 31, 1999   1998       1999
---------------------------------------------------------------  ------  ------------
                                                                          (Unaudited)
REVENUES                                                         $   -   $   409,100
COST OF REVENUES                                                     -        40,300
---------------------------------------------------------------  ------  ------------
GROSS PROFIT                                                         -       368,800
---------------------------------------------------------------  ------  ------------
GENERAL AND ADMINISTRATIVE EXPENSES                                200        75,400
---------------------------------------------------------------  ------  ------------
(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES                   (200)      293,400
---------------------------------------------------------------  ------  ------------
INCOME TAXES                                                         -      (100,800)
---------------------------------------------------------------  ------  ------------
NET (LOSS) INCOME                                                $(200)  $   192,600
===============================================================  ======  ============

                                  See accompanying notes to financial statements

                                                                  PLUS NET, INC.


                                 STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY

                                      Common Stock       Notes       Retained
                                     ---------------
                                     Shares  Amount    Receivable    Earnings     Total
-----------------------------------  ------  -------  ------------  ----------  ---------
BALANCE, October 28, 1998             6,000  $ 6,000  $    (6,000)  $       -   $      -
Common stock issued for notes         1,000    1,000       (1,000)          -          -
  receivable
Net loss                                  -        -            -        (200)      (200)
-----------------------------------  ------  -------  ------------  ----------  ---------
BALANCE, December 31, 1998            7,000  $ 7,000  $    (7,000)  $    (200)  $   (200)
Balance of information is unaudited
  through March 31, 1999:
Notes receivable collected                -        -        7,000           -      7,000
Net income                                -        -            -     192,600    192,600
-----------------------------------  ------  -------  ------------  ----------  ---------
BALANCE, March 31, 1999               7,000  $ 7,000  $         -   $ 192,400   $199,400
===================================  ======  =======  ============  ==========  =========

                                  See accompanying notes to financial statements

                                                                  PLUS NET, INC.


                                                        STATEMENTS OF CASH FLOWS

For the Period from October 28, 1998 (date of incorporation) to
December 31, 1998 and for the three months ended March 31, 1999            1998       1999
------------------------------------------------------------------------  ------  ------------
                                                                                   (Unaudited)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                       $(200)  $   192,600
  Adjustments to reconcile net income to net cash (used in)  provided by operating activities:
    Depreciation and amortization                                           200           100
    Changes in current operating assets and liabilities:
      Accounts payable                                                        -     1,138,800
      Note payable                                                          900          (900)
      Income tax payable                                                      -       100,000
------------------------------------------------------------------------  ------  ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   900     1,430,600
------------------------------------------------------------------------  ------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                     (900)            -
------------------------------------------------------------------------  ------  ------------
NET CASH USED IN INVESTING ACTIVITIES                                      (900)            -
------------------------------------------------------------------------  ------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock                                  -         7,000
------------------------------------------------------------------------  ------  ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                     -         7,000
------------------------------------------------------------------------  ------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      $   -   $ 1,437,600

CASH AND CASH EQUIVALENTS, beginning of period                                -             -

CASH AND CASH EQUIVALENTS, end of period                                  $   -   $ 1,437,600
========================================================================  ======  ============

                                  See accompanying notes to financial statements

1.  SUMMARY  OF  ACCOUNTING POLICIES

          The Company Plus Net, Inc. (the Company) was incorporated in 1998 to take advantage of the many opportunities on the Internet. The Company began its operations in January 1999 and is developing and licensing a wide range of tools to generate revenue opportunities that are showcased in Traffico.com. This portal site includes a powerful search engine and Internet guide, and a free web-based e-mail service. In addition, the Company has developed a robust engine to process on-line credit card transaction, along with contracts for advertising placement and colocation services. The Company is dedicated to providing web visitors with the Internet's most useful and powerful tools to enhance the Web experience.

          Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Cash and Cash Equivalents

          The Company considers all highly liquid investments having original maturities of 90 days or less to be cash equivalents.

          Property and Equipment

          Property and equipment are stated at cost. Depreciation on equipment is calculated on a straight-line basis over the estimated useful lives of the assets, generally five years.

          Long-Lived Assets

          The Company periodically reviews its long-lived assets for impairment. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company writes the asset down to its fair value.

          Revenue Recognition

          Revenue is principally derived from successful credit evaluations and from the processing of on-line monetary transactions.

          Revenue is recorded only upon successful fulfillment of credit checks and completion of transactions.

          Adoption of New Accounting Pronouncements

          In February 1998, the FASB issued SFAS No. 132, Employer's Disclosure about Pensions and Other Postretirement Benefits, which standardizes the disclosure requirements for pension and other postretirement benefits. The adoption of SFAS No. 132 did not have a material impact the Company's current disclosures.

          In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000.

          Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to affect its financial statements.

                                                                  PLUS NET, INC.


                                                   NOTES TO FINANCIAL STATEMENTS


2.  PROPERTY  AND  EQUIPMENT

          A summary of property and equipment follows:

                               December 31,    March 31,
                                   1998          1999
-----------------------------  -------------  -----------
                                              (Unaudited)
Equipment                      $         900  $       900
-----------------------------  -------------  -----------
                                         900          900

Less accumulated depreciation            200          300
-----------------------------  -------------  -----------
                               $         700  $       600
=============================  =============  ===========

3.  SUBSEQUENT  EVENTS

          Effective May 7, 1999 the Company completed a merger with Nettaxi, Inc. by exchanging all of its common stock for 7 million shares of the common stock of Nettaxi, Inc.

          The  merger  constituted  a  tax-free   reorganization  and  has  been
          accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. Neither we nor the selling stockholders are asking an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

     Until __________, 1999, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                  NETTAXI, INC.



                               2,116,448 Shares of
                                  Common Stock





                              ____________________

                                   PROSPECTUS
                              ____________________


                                 _________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  13.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee.

SEC  Registration  Fee                         $  10,502.00
Accounting  Fees  and  Expenses                $
Legal  Fees  and  Expenses                     $
NASD  (National  Market  System  Filing  Fee)  $  90,000.00
Miscellaneous                                  $
         Total                                 $

ITEM  14.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to:

- any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation; and

- any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful.

To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NPCL also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

     The Company's Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

     The Company intends to enter into indemnification agreements with its directors and officers substantially in the form attached to this registration statement as Exhibit 10.35. These agreements provide, in general, that the Company will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of the Company or its Affiliates to the fullest extent permitted by Nevada law.

     The Company maintains liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of the Company.

ITEM  15.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by the Company during the past three years. Also included is the consideration, if any, received by the Company for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     Transactions described in Items (1) through (10) below refer to the securities of Nettaxi Online Communities, Inc., a Delaware corporation which was the predecessor entity of the filer of this registration statement, and transactions described in Items (11) through (18) below refer to the securities of Nettaxi, Inc., a Nevada corporation which is the filer of this Registration Statement.

     (1) In October, 1997, the Company issued each of Robert A. Rositano, Jr. and Dean Rositano 1,288,044 shares for $51.00 in cash. The issuances were made in reliance on Section 4(2) of the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to the Company that the shares were being acquired for investment.

     (2) In October, 1997, the Company entered into the Asset Purchase Agreement with SSN Properties, LLC pursuant to which the Company issued the aggregate amount of 2,475,066 shares of common stock to SSN Properties, LLC valued at $0.396 per share. SSN Properties made a pro rata distribution of such shares to its members in April, 1999. The issuance was made in reliance on
Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

     (3) In November, 1997 the Company issued 88,395 shares of common stock to two consultants of the Company in exchange for services performed for the Company. The issuances were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (4) In November, 1997, the Company conducted a private offering of its Common Stock. Pursuant to that offering, a total of 506,378 shares of common stock were issued in exchange for $200,500. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (5) In November 1997, the Company conducted a private offering of its Series A Preferred Stock. Pursuant to that offering, a total of 367,219 shares of Series A Preferred Stock were issued for total cash consideration of $109,050. The Series A Preferred Stock was convertible on a one-for-two basis with Common Stock. In September 1998, the outstanding shares of Series A Preferred Stock were converted into 734,438 shares of common stock. The issuances were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (6) In February, 1998 the Company issued 66,297 shares of common stock to each of Robert A. Rositano, Jr. and Dean Rositano in lieu of foregone salary which was earned between October, 1997 and January, 1998. The issuances were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (7) In September, 1998 the Company issued 2,792,763 shares of common stock to SSN Properties, LLC pursuant to the Conversion Agreement providing for an exchange of convertible notes payable and accrued interest. SSN Properties made a pro rata distribution of such shares to its members in April, 1999. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (8) In September, 1998, the Company issued 176,790 shares of common stock to SSN Properties, LLC in debt conversion. SSN Properties made a pro rata distribution of such shares to its members in April, 1999. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (9) In August and September, 1998, the Company issued 118,190 shares of common stock to key employees and consultants in consideration for services rendered to the Company valued at $67,000. The issuances were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (10) In September, 1998, the Company issued 2,399,298 shares of common stock to officers, key employees and consultants who exchanged their warrants for shares of Common Stock via the issuance of promissory notes. Warrants to purchase the aggregate amount of 631,394 of the shares of common stock were issued in March, 1998 to six employees, two directors and two consultants of the Company. The exercise price for the warrants was $0.0396. Warrants to purchase the aggregate amount of 1,767,904 shares of common stock were issued in August, 1998, to Robert A. Rositano, Jr. and Dean Rositano pursuant to their Employment Agreements. The exercise price for the warrants was $0.0396. The issuances were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (11) In September 1998, the Company and its stockholders entered into a Reorganization Agreement with Swan Valley Snowmobiles, Inc. ("Swan Valley"). Under the terms of the Reorganization Agreement, the stockholders of the Company received approximately 2.53 shares of common stock of Swan Valley for each share of the Company they owned prior to the reorganization and the Company became a wholly-owned subsidiary of Swan Valley. Swan Valley changed its name to Nettaxi, Inc. and references to "the Company" hereafter refer to Nettaxi, Inc. the filer of this registration statement. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (12) In September, 1998, pursuant to the terms of the Reorganization Agreement, the Company conducted a private offering of its common stock. Pursuant to that offering, a total of 1,250,000 shares of common stock were sold for total cash consideration of $1,000,000. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (13) In September, 1998, the Company, pursuant to its 1998 Stock Option Plan, issued options to purchase 280,000 shares of common stock to officers and employees of the Company, with an exercise price of $0.88 and $0.80 per share, respectively. These issuances were made in reliance on Section 4(2) of the Securities Act and/or Rule 701 promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (14) In October, 1998, the Company issued 200,000 shares of common stock to Baytree Capital Associates pursuant to the terms of a Letter Agreement with Baytree Capital Associates for financial business consulting services. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (15) From January, 1999 to June, 1999, the Company pursuant to its 1998 Stock Option Plan, issued options to purchase 585,000 shares of common stock to its key employees, with exercise prices ranging from $7.437 to $15.00 per share. These issuances were made in reliance on Section 4(2) of the Securities Act and/or Rule 701 promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (16) In March, 1999 the Company issued an option to purchase an aggregate of 125,000 shares of Common Stock to Wall Street Trading Group pursuant to the Common Stock Purchase Option to Purchase Common Shares of Nettaxi. The exercise price for the Option is $8.00 per share. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (17) On March 31, 1999, the Company issued convertible debentures in the amount of $5,000,000 and warrants to purchase 150,000 shares of common stock of the Company. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (18) In April, 1999 the Company issued an aggregate amount of 7,000,000 shares of common stock to the former shareholders of Plus Net, Inc. pursuant to the Merger Agreement and Plan of Reorganization between the Company and Plus Net. The issuance was made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (19) In May, 1999 the Company issued options to purchase up to 150,000 shares of common stock to Fontenelle LLC. The options vest upon the completion of financial consulting services to be provided to the Company by Fontenelle LLC. The exercise price for the options is $14.875 per share. This issuance was made in reliance on Section 4(2) of the Securities Act and/or Rule 701 promulgated under the Securities Act and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

ITEM  16.  EXHIBITS  AND  FINANCIAL  STATEMENT  SCHEDULES.

(A)  EXHIBITS

The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit
Number     Description  of  Exhibit
--------  ---------------------------------------------------------------------

**2.1 Agreement and Plan of Reorganization dated September 24, 1998 by and among Nettaxi Online Communities, Inc., the owners of all the outstanding shares of common stock of Nettaxi Online Communities, Inc. and the Company.

**2.2 Merger Agreement and Plan of Reorganization dated April 1, 1999 by and between Plus Net, Inc. and the Company

**3.1     Articles of Incorporation of the Company

**3.2 Certificate of Amendment to the Articles of Incorporation of the Company

**3.3     By-Laws of the Company

**4.1     Specimen Common Stock Certificate of the Company

**4.2 See Exhibits 3.1, 3.2 and 3.3 for provisions of the Articles of Incorporation and By-Laws of the Company defining the rights of holders of Common Stock of the Company.

**4.3     Convertible   Debenture   dated   March  31,  1999  in  favor  of  RGC
          International Investors, LDC

*5.1 Opinion of Silicon Valley Law Group with respect to the legality of securities being registered

**10.1 Asset Purchase and Sale Agreement dated October 1, 1997 by and between SSN Properties, LLC and the Company

**10.2    Sub Lease dated  September 3, 1997 by and between  Execustaff  and the
          Company

+**10.3 Master Software License Bundling and Distribution Agreement dated November 13, 1997 between Apple Computer, Inc. and the Company

+**10.4 Master Software License, Bundling and Distribution Agreement dated March 14, 1997 between Fountain Technologies, Inc. and the Company

**10.5 Stock Option Agreement dated March 20, 1998 by and between Robert A. Rositano, Jr. and the Company

**10.6 Stock Option Agreement dated March 20, 1998 by and between Dean Rositano and the Company

+**10.7 Web Advertising Services Agreement dated June 3, 1998 between Fly Cast Communications Corporation and the Company

+**10.8 Sales and Representation Contract dated July 7, 1998 between Michael Weiner dba Unique Media Services and the Company

**10.9 Employment Agreement dated August 1, 1998 between Dean Rositano and the Company

**10.10 Employment Agreement dated August 1, 1998 between Robert A. Rositano, Jr. and the Company

**10.11 Stock Option Agreement dated August 1, 1998 by and between Robert A. Rositano, Jr. and the Company

**10.12 Stock Option Agreement dated August 1, 1998 by and between Dean Rositano and the Company

+**10.13 Merchant Services Agreement dated August 3, 1998 by and between eCharge Corporation and the Company

**10.14 Letter Agreement dated September 3, 1998 between Bay Tree Capital Associates, LLC and the Company

+**10.15 Conversion Agreement dated September 4, 1998 by and between SSN Properties, LLC and the Company

+**10.16  Internet   Infospace  Content  (World  Wide  Web  Site)   Distribution
          Agreement dated October 8, 1998 by and between InfoSpace.com, Inc., a Delaware corporation and the Company

**10.17   1998 Stock Option Plan of the Company

**10.18 Form of Stock Option Agreement for options issued pursuant to 1998 Stock Option Plan of the Company

**10.19 Stock Option Agreement under the 1998 Stock Option Plan by and between Dean Rositano and the Company

**10.20 Stock Option Agreement under the 1998 Stock Option Plan by and between Robert A. Rositano, Jr. and the Company

+**10.21 Agreement for Terminal Facility Co-Location Space dated January 18, 1999 between Alchemy Communications, Inc. and the Company

**10.22 Technology Licensing Agreement dated February 3, 1999 by and between Go Hip, Inc. and the Company

**10.23 First Amendment to Technology Licensing Agreement dated as of April 1, 1999 by and between Go Hip, Inc. and the Company

+**10.24 Letter Agreement dated January 15, 1999 between Babenet, Ltd. and the Company

+**10.25  [Intentionally Blank/Updated form of agreement filed as Exhibit 10.40]

+**10.26 License and Distribution Agreement dated March 30, 1999 by and between Netopia, Inc. and the Company

+**10.27 Website Linking and Promotion Agreement dated March 5, 1999 between PI Graphix, Inc. and the Company

**10.28 Settlement Agreement dated March 2, 1999 by and among Michael Gardner, Bay Tree Capital Associates, LLP, Wall Street Trading Group, Bruce K. Dorfman, Robert A. Rositano, Jr., Dean Rositano and the Company

**10.29 Common Stock Purchase Option to Purchase Common Shares of Nettaxi, Inc. dated March 4, 1999 between Wall Street Trading Group and the Company

**10.30 Securities Purchase Agreement dated March 31, 1999 by and among RGC International Investors, LDC and the Company

**10.31 Stock Purchase Warrant dated March 31, 1999 by and among RGC International Investors, LDC and the Company

**10.32 Registration Rights Agreement dated March 31, 1999 by and among RGC International Investors, LDC and the Company

**10.33   Oppenheimer Funds 401K Plan

**10.34 Standard Office Lease- Gross dated March 1999 by and between South Bay Construction and Development Co. III & South Bay Construction and Development Co. VII and the Company

*10.35 Form of Indemnification Agreement between the Company and each of its Directors and Executive Officers

+**10.36 Development Agreement dated as of December 16, 1998 between the Big Network Inc. and the Company

10.37 Employment Agreement dated April 1, 1999 by and between Mr. Glenn Goelz and the Company

10.38 Consulting Agreement dated May 10, 1999 by and between Fontenelle LLC and the Company

+10.39 Development and License Agreement dated May, 1999 by and between eBay, Inc. and the Company

+10.40 Internet Services Suite Agreement dated May 5, 1999 by and between Wired Digital, Inc., Lycos, Inc. and the Company

10.41 Lease Agreement dated as of May 27, 1999 by and between H&L Realty and Management Company, Agent for owners Flamingo Fountains and the Registrant

**21.1    Subsidiaries of the Company

**23.1    [Intentional Blank/Updated as Exhibit 23.3]

*23.2     Consent of Silicon Valley Law Group (included in Exhibit 5.1)

23.3      Consent of BDO Seidman

**24.1 Powers of Attorney (included on signature pages to this Registration Statement)

**27.1    Financial Data Schedule

*     To  be  Filed  by  amendment
**    Previously  filed  with  the  SEC
+     Confidential  treatment  requested

(B)  FINANCIAL  STATEMENT  SCHEDULES

     Financial Statement Schedules omitted because the information is included in the Financial Statements or notes thereto.

ITEM  17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)
          (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities and Exchange of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 25, 1999.

NETTAXI,  INC.


By:  /s/  ROBERT  A.  ROSITANO,  Jr.
------------------------------------
Robert  A.  Rositano,  Jr.
Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                TITLE                  DATE
---------------------------  -----------------------------  -------------

/s/ ROBERT A. ROSITANO, JR   Chief Executive Officer,       June 25, 1999
---------------------------
    Robert A. Rositano, Jr.  Secretary and Director
                             (principal executive officer)

                                      114

               *             President and Director         June 25, 1999
---------------------------
    Dean Rositano.

                 *           Vice President Chief           June 25, 1999
---------------------------
     Glenn Goelz             Financial Officer (principal
                             accounting officer)

               *             Director                       June 25, 1999
---------------------------
    Roger Thornton

              *              Director                       June 25, 1999
---------------------------
    Andrew Garroni

               *             Director                       June 25, 1999
---------------------------
    Ronald Goldie

      *                      Director                       June 25, 1999
---------------------------
     Steven S. Antebi

     * By executing his name hereto on June 25, 1999, Robert A. Rositano, Jr. is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:  /s/  ROBERT  A.  ROSITANO,  Jr.
------------------------------------
Robert  A.  Rositano,  Jr.
(Attorney-in-Fact)


                                POWER OF ATTORNEY

     I, the undersigned director of Nettaxi, Inc., hereby constitutes and appoint Robert A. Rositano, Jr. and Dean Rositano, and each of them singly (with full power to each of them to act alone), as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    /s/ Steven S. Antebi               Director                    June 25, 1999
------------------------
     Steven  S.  Antebi

                                  EXHIBIT INDEX

The following Exhibits are attached hereto and incorporated herein by reference:


Exhibit
Number    Description  of  Exhibit
--------  ----------------------------------------------------------------------

**2.1 Agreement and Plan of Reorganization dated September 24, 1998 by and among Nettaxi Online Communities, Inc., the owners of all the outstanding shares of common stock of Nettaxi Online Communities, Inc. and the Company.

**2.2 Merger Agreement and Plan of Reorganization dated April 1, 1999 by and between Plus Net, Inc. and the Company

**3.1     Articles of Incorporation of the Company

**3.2 Certificate of Amendment to the Articles of Incorporation of the Company

**3.3     By-Laws of the Company

**4.1     Specimen Common Stock Certificate of the Company

**4.2 See Exhibits 3.1, 3.2 and 3.3 for provisions of the Articles of Incorporation and By-Laws of the Company defining the rights of holders of Common Stock of the Company.

**4.3     Convertible   Debenture   dated   March  31,  1999  in  favor  of  RGC
          International Investors, LDC

*5.1 Opinion of Silicon Valley Law Group with respect to the legality of securities being registered

**10.1 Asset Purchase and Sale Agreement dated October 1, 1997 by and between SSN Properties, LLC and the Company

**10.2    Sub Lease dated  September 3, 1997 by and between  Execustaff  and the
          Company

+**10.3 Master Software License Bundling and Distribution Agreement dated November 13, 1997 between Apple Computer, Inc. and the Company

+**10.4 Master Software License, Bundling and Distribution Agreement dated March 14, 1997 between Fountain Technologies, Inc. and the Company

**10.5 Stock Option Agreement dated March 20, 1998 by and between Robert A. Rositano, Jr. and the Company

**10.6 Stock Option Agreement dated March 20, 1998 by and between Dean Rositano and the Company

+**10.7 Web Advertising Services Agreement dated June 3, 1998 between Fly Cast Communications Corporation and the Company

+**10.8 Sales and Representation Contract dated July 7, 1998 between Michael Weiner dba Unique Media Services and the Company

**10.9 Employment Agreement dated August 1, 1998 between Dean Rositano and the Company

**10.10 Employment Agreement dated August 1, 1998 between Robert A. Rositano, Jr. and the Company

**10.11 Stock Option Agreement dated August 1, 1998 by and between Robert A. Rositano, Jr. and the Company

**10.12 Stock Option Agreement dated August 1, 1998 by and between Dean Rositano and the Company

+**10.13 Merchant Services Agreement dated August 3, 1998 by and between eCharge Corporation and the Company

**10.14 Letter Agreement dated September 3, 1998 between Bay Tree Capital Associates, LLC and the Company

+**10.15 Conversion Agreement dated September 4, 1998 by and between SSN Properties, LLC and the Company

+**10.16  Internet   Infospace  Content  (World  Wide  Web  Site)   Distribution
          Agreement dated October 8, 1998 by and between InfoSpace.com, Inc., a Delaware corporation and the Company

**10.17   1998 Stock Option Plan of the Company

**10.18 Form of Stock Option Agreement for options issued pursuant to 1998 Stock Option Plan of the Company

**10.19 Stock Option Agreement under the 1998 Stock Option Plan by and between Dean Rositano and the Company

**10.20 Stock Option Agreement under the 1998 Stock Option Plan by and between Robert A. Rositano, Jr. and the Company

+**10.21 Agreement for Terminal Facility Co-Location Space dated January 18, 1999 between Alchemy Communications, Inc. and the Company

**10.22 Technology Licensing Agreement dated February 3, 1999 by and between Go Hip, Inc. and the Company

**10.23 First Amendment to Technology Licensing Agreement dated as of April 1, 1999 by and between Go Hip, Inc. and the Company

+**10.24 Letter Agreement dated January 15, 1999 between Babenet, Ltd. and the Company

+**10.25  [Intentionally Blank/Updated form of agreement filed as Exhibit 10.40]

+**10.26 License and Distribution Agreement dated March 30, 1999 by and between Netopia, Inc. and the Company

+**10.27 Website Linking and Promotion Agreement dated March 5, 1999 between PI Graphix, Inc. and the Company

**10.28 Settlement Agreement dated March 2, 1999 by and among Michael Gardner, Bay Tree Capital Associates, LLP, Wall Street Trading Group, Bruce K. Dorfman, Robert A. Rositano, Jr., Dean Rositano and the Company

**10.29 Common Stock Purchase Option to Purchase Common Shares of Nettaxi, Inc. dated March 4, 1999 between Wall Street Trading Group and the Company

**10.30 Securities Purchase Agreement dated March 31, 1999 by and among RGC International Investors, LDC and the Company

**10.31 Stock Purchase Warrant dated March 31, 1999 by and among RGC International Investors, LDC and the Company

**10.32 Registration Rights Agreement dated March 31, 1999 by and among RGC International Investors, LDC and the Company

**10.33   Oppenheimer Funds 401K Plan

**10.34 Standard Office Lease- Gross dated March 1999 by and between South Bay Construction and Development Co. III & South Bay Construction and Development Co. VII and the Company

*10.35 Form of Indemnification Agreement between the Company and each of its Directors and Executive Officers

+**10.36 Development Agreement dated as of December 16, 1998 between the Big Network Inc. and the Company

10.37 Employment Agreement dated April 1, 1999 by and between Mr. Glenn Goelz and the Company

10.38 Consulting Agreement dated May 10, 1999 by and between Fontenelle LLC and the Company

+10.39 Development and License Agreement dated May, 1999 by and between eBay, Inc. and the Company

+10.40 Internet Services Suite Agreement dated May 5, 1999 by and between Wired Digital, Inc., Lycos, Inc. and the Company

10.41 Lease Agreement dated as of May 27, 1999 by and between H&L Realty and Management Company, Agent for owners Flamingo Fountains and the Registrant

**21.1    Subsidiaries of the Company

**23.1    [Intentional Blank/Updated as Exhibit 23.3]

*23.2     Consent of Silicon Valley Law Group (included in Exhibit 5.1)

23.3      Consent of BDO Seidman

 **24.1 Powers of Attorney (included on signature pages to this Registration Statement)

 **27.1   Financial Data Schedule

*         To  be  Filed  by  amendment
**        Previously  filed  with  the  SEC
+         Confidential  treatment  requested